    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 29, 1997


                                                      REGISTRATION NO. 333-30557
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             DI GIORGIO CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                          5141                         94-0431833
                                                                (I.R.S. EMPLOYER IDENTIFICATION
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL                NO.)
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION NO.)

                              380 MIDDLESEX AVENUE
                           CARTERET, NEW JERSEY 07008
                                 (732) 541-5555
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                RICHARD B. NEFF
                            CHIEF FINANCIAL OFFICER
                             DI GIORGIO CORPORATION
                              380 MIDDLESEX AVENUE
                           CARTERET, NEW JERSEY 07008
                                 (732) 541-5555
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                            N. JEFFREY KLAUDER, ESQ.
                          MORGAN, LEWIS & BOCKIUS LLP
                             2000 ONE LOGAN SQUARE
                             PHILADELPHIA, PA 19103
                                 (215) 963-5000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

                             DI GIORGIO CORPORATION

                             CROSS-REFERENCE SHEET

                                                                   LOCATION IN PROXY
                ITEM NUMBER IN FORM S-4                           STATEMENT/PROSPECTUS
-------------------------------------------------------  --------------------------------------
  1.  Forepart of Registration Statement and Outside
        Front Cover Page of Prospectus.................  Facing Page of the Registration
                                                           Statement; Outside Front Cover of
                                                           Prospectus
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus.....................................  Inside Front Cover Page of Prospectus;
                                                           Available Information; Table of
                                                           Contents
  3.  Risk Factors, Ratio of Earnings to Fixed Charges
        and Other Information..........................  Outside Front Cover Page of
                                                         Prospectus; Summary; Selected
                                                           Consolidated Financial Data
  4.  Terms of the Transaction.........................  Outside Front Cover Page of
                                                         Prospectus; Summary; The Exchange
                                                           Offer; Description of New Notes
  5.  Pro Forma Financial Information..................  Summary; Selected Consolidated
                                                           Financial Data
  6.  Material Contracts with the Company Being
        Acquired.......................................  *
  7.  Additional Information Required for Reoffering by
        Persons and Parties Deemed to be
        Underwriters...................................  *
  8.  Interests of Named Experts and Counsel...........  Legal Matters; Experts
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities....................................  *
 10.  Information with Respect to S-3 Registrants......  *
 11.  Incorporation of Certain Information by
        Reference......................................  *
 12.  Information with Respect to S-2 or S-3
        Registrants....................................  *
 13.  Incorporation of Certain Information by
        Reference......................................  *
 14.  Information with Respect to Registrants Other
        Than S-3 or S-2 Registrants....................  Summary; Summary Consolidated and Pro
                                                           Forma Financial Data; Selected
                                                           Consolidated Financial Data;
                                                           Management's Discussion and Analysis
                                                           of Financial Condition and Results
                                                           of Operations; Business
 15.  Information with Respect to S-3 Companies........  *
 16.  Information with Respect to Companies Other Than
        S-2 or S-3 Companies...........................  *
 17.  Information with Respect to Companies Other Than
        S-3 or S-2 Companies...........................  *
 18.  Information if Proxies, Consents or
        Authorizations are to be Solicited.............  *
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited or in an
        Exchange Offer.................................  Management; The Exchange Offer

---------------
* Omitted because the item is inapplicable or the answer thereto is negative.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS

     OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 29, 1997


                             DI GIORGIO CORPORATION

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                       10% SERIES A SENIOR NOTES DUE 2007
                  ($155,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                     FOR 10% SERIES B SENIOR NOTES DUE 2007


     The Exchange Offer (as defined) and withdrawal rights will expire at 5:00
p.m., New York City time, on October   , 1997 (as such date may be extended, the
"Expiration Date").


     Di Giorgio Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus, as it may be amended and supplemented from time to time (the "Prospectus"), and the accompanying Letter of Transmittal (the "Letter of Transmittal," and together with the Prospectus, the "Exchange Offer"), to exchange $1,000 in principal amount of its 10% Series B Senior Notes due 2007 (the "New Notes") for each $1,000 in principal amount of its outstanding 10% Series A Senior Notes due 2007 (the "Old Notes") (the Old Notes and the New Notes are collectively referred to herein as the "Notes") held by Eligible Holders (as defined), of which an aggregate principal amount of $155 million is outstanding. See "The Exchange Offer." For purposes of this Exchange Offer, "Eligible Holder" shall mean the registered owner of any Registrable Securities (as defined) as reflected on the records of The Bank of New York, a New York banking corporation, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Registrable Securities are held of record by the Depositary (as defined), as of the Record Date (as defined). For purposes of the Exchange Offer, "Registrable Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note has been exchanged for a New Note in the Exchange Offer, (ii) the date on which a registration statement of the Company which covers the Old Note has been declared effective under the Securities Act of 1933, as amended (the "Securities Act"), and the Notes are disposed of in accordance with such registration statement, (iii) the date on which such Old Note is sold to the public pursuant to Rule 144 (or any similar provision then in force, but not Rule 144A) under the Securities Act, or
(iv) the date on which the Old Note ceases to be outstanding.

     The Company will accept for exchange any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement, dated as of June 20, 1997 (the "Registration Rights Agreement"), among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BT Securities Corporation (the "Initial Purchasers"). The Old Notes may be tendered only in multiples of $1,000. See "The Exchange Offer."
                                                        (continued on next page)
                            ------------------------

SEE "RISK FACTORS" ON PAGES 17 THROUGH 20 FOR A DISCUSSION OF CERTAIN RISKS THAT
   SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER.
                            ------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                The date of this Prospectus is           , 1997

     An aggregate of $155 million principal amount of Old Notes were sold by the Company to the Initial Purchasers on June 20, 1997 (the "Closing Date") without registration under the Securities Act, in reliance upon exemptions therefrom, pursuant to a Purchase Agreement, dated June 13, 1997 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A under the Securities Act ("Rule 144A"), Regulation S and certain other exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer -- Purpose and Effect."

     The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of June 20, 1997 (the "Indenture"), between the Company and The Bank of New York, a New York banking corporation, as trustee (in such capacity, the "Trustee"). The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to any increase in the interest rate ("Additional Interest") thereon pursuant to the Registration Rights Agreement upon the occurrence of a Registration Default (as defined), and (iii) holders of New Notes will not be, and upon consummation of the Exchange Offer Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of Registrable Securities; provided, however, that an Eligible Holder of Old Notes who is not permitted to participate in the Exchange Offer based upon written advice of counsel to that effect or who does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company, shall have the right to require the Company to file a shelf registration statement pursuant to Rule 415 under the Securities Act (a "Shelf Registration Statement") solely for the benefit of such Eligible Holder of Old Notes and will be entitled to Additional Interest following the occurrence of a Registration Default. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that were tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange
Offer -- Termination of Certain Rights" and " -- Procedures for Tendering Old Notes" and "Description of New Notes."

     Interest on the New Notes is payable semiannually, in arrears, on June 15 and December 15 of each year (each, an "Interest Payment Date") commencing on December 15, 1997. Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes. The New Notes will mature on June 15, 2007. See "Description of New Notes -- General."

     The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after June 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the redemption date. In addition, on or prior to June 15, 2000, the Company may redeem up to 35% of the originally issued New Notes, at a price of 110% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings (as defined), provided that at least $100.75 million in principal amount of New Notes is outstanding immediately after giving effect to such redemption. Upon the occurrence of a Change of Control (as defined), each holder of New Notes, subject to the limitations described herein, will have the right to require the Company to purchase all or a portion of such holder's New Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by an Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities
Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Any Eligible Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirement. See "The Exchange Offer -- Resales of the New Notes."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange
Offer -- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of the New Notes."

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

     There has previously been only a limited secondary market, and no public market, for the Old Notes. The Old Notes are eligible for trading in the Private Offering, Resales and Trading through Automatic Linkages ("PORTAL") market. There can be no assurance that an active trading market for the New Notes will develop. If such a trading market develops for the New Notes, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Notes may trade at a discount from their face value. See "Risk Factors -- Absence of Public Market for New Notes."

     The Company will not receive any proceeds from this offering, but, pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses. No underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

                             AVAILABLE INFORMATION

     The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act with respect to the New Notes. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Notes offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

     Currently, the Company files reports and other information with the Commission in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon the effectiveness of the Registration Statement, the Company will be subject to the reporting requirements of the Exchange Act and the interpretations issued thereunder by the staff of the Commission. The Registration Statement, such reports and other information can be inspected and copied at the offices of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material also may be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Prospectus under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," in addition to certain statements contained elsewhere in this Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are thus subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of such risks, uncertainties and other factors are discussed under the heading "Risk Factors," on pages 17 through 20 of this Prospectus.

                                    SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless otherwise indicated, all references in this Prospectus to the "Company" refer to Di Giorgio Corporation, a Delaware corporation, and its subsidiaries. Unless otherwise indicated, industry data contained herein is derived from publicly available industry trade journals, reports and other publicly available sources, which the Company has not independently verified, or from Company estimates which the Company believes to be reasonable but which have not been independently verified.

                                  THE COMPANY


     Di Giorgio Corporation is one of the largest independent wholesale food distributors in the New York metropolitan area, which is one of the largest food retail markets in the United States. Across its grocery, frozen and dairy product categories, the Company supplies approximately 18,000 food and non-food items, predominantly national brand name items, to more than 1,600 customer locations. The Company markets approximately 850 grocery, frozen and dairy items under its well-recognized White Rose(TM) label, which has been established in the New York metropolitan area for over 110 years. The Company serves supermarkets, independent retailers (including members of voluntary cooperatives) and chains principally in the five boroughs of New York City, Long Island, northern New Jersey and, to a lesser extent, the Philadelphia area. For the fifty-two weeks ended June 28, 1997, the Company had total revenue of $1,045.4 million and EBITDA (as defined herein) of $37.7 million.


     Formed in 1920, the Company was acquired in 1990 by a corporation controlled by Arthur M. Goldberg, the Company's current Chairman, President and Chief Executive Officer (the "1990 Acquisition"). Since the 1990 Acquisition, Mr. Goldberg and his management team have implemented a strategy focused on enhancing productivity, growing through the acquisition of complementary businesses, identifying and developing new revenue opportunities and promoting brand name recognition of the Company's White Rose(TM) label. The success of this strategy has been reflected in a more than doubling of the Company's EBITDA (as defined) since the 1990 Acquisition.

     The Company's principal executive offices are located at 380 Middlesex Avenue, Carteret, New Jersey 07008. The Company's telephone number is (732) 541-5555.

COMPANY STRENGTHS

     Market Leadership in New York Metropolitan Area. The Company believes that it is a market leader in the distribution of grocery products, frozen foods (including ice cream and frozen bakery goods), and dairy products (excluding milk and eggs) in the New York metropolitan area. The Company believes that the breadth of its product lines, and the density of its New York City area customer locations, afford it a competitive advantage in the New York metropolitan area.

     Efficient Distribution Network. The Company believes that its development of a highly efficient distribution network affords it additional competitive advantages. This development has consisted of the consolidation of warehouse facilities into newer, larger and more efficient facilities, the application of advanced distribution technology through sophisticated computer systems, and significant improvements in the efficiency of trucking operations.

     The White Rose(TM) Label. The White Rose(TM) label is a well-recognized regional brand for quality merchandise across approximately 850 grocery, frozen and dairy products, and has been marketed in the New York metropolitan area for over 110 years. Products under the White Rose(TM) brand are formulated to the Company's specifications, often by national brand manufacturers, and are subject to random testing to ensure quality. The White Rose(TM) brand allows independent retail customers to carry a regionally-recognized label across numerous products similar to chain stores while providing consumers with an attractive alternative to national brands. The Company believes that White Rose(TM) labeled products generally produce higher margins for its customers than national brands, and help the Company to attract and retain customers.

     Relationship with Met(TM) and Pioneer(TM) Stores. The Met(TM) and Pioneer(TM) tradenames are owned by the Company; however, the customers using the tradenames are independently owned stores. The Company and the customer stores operate as voluntary cooperatives allowing a customer to take advantage of the benefits of advertising and merchandising on a scale usually available only to large chains, as well as certain other retail support services provided by the Company. In order to use the tradenames, customers must purchase a substantial portion of their grocery, frozen food and dairy inventory requirements from the Company, thereby enhancing the stability of this portion of the Company's customer base. These customers represented approximately one-fifth of net sales for each of the fifty-two week periods ended December 28, 1996 and December 30, 1995.

     Experienced Management Team. The Company is led by a strong and experienced management team, the members of which have a successful track record in the food marketing and distribution industry. See "Management." The Company believes that its management team's long-standing relationships with some of its principal customers are valuable assets.

BUSINESS STRATEGY

     Enhancing Productivity. The Company has focused on enhancing productivity by (i) instituting productivity-based labor incentives, (ii) obtaining the flexibility to efficiently utilize its workforce, (iii) moving warehousing locations to newer, larger and more efficient facilities and (iv) upgrading its computer systems for inventory control and management. In addition, management has significantly improved trucking efficiency by expanding the role of backhauls, improving routing using modern technology, and upgrading transportation equipment. These improvements have controlled costs and, management believes, have positioned the Company to realize profit margin growth through volume growth.

     Pursuing Complementary Acquisitions. Management has also pursued complementary strategic acquisitions. In August 1992, the Company acquired substantially all of the business of the Global Frozen Foods Division ("Global") of Sysco Corp. (the "Global Acquisition") and in June 1994, the Company completed the acquisition of substantially all of the assets of the Royal Food Division of Fleming Foods East, Inc., a subsidiary of Fleming Companies, Inc. (the "Royal Acquisition"). Both of these acquisitions increased the Company's market share, gave the Company larger, more efficient warehouses and eliminated a major competitor from the marketplace. In each acquisition, the Company was able to achieve efficiencies of scale and synergies in operations that allowed it to increase the profit margins of the acquired businesses once the integration was completed.

     Developing New Revenue Opportunities. Management has sought to increase its existing customer revenue base by providing value-added services aimed at solidifying customer relationships and building customer loyalty. For its large retail customers, management has focused on providing consistent and reliable warehousing and distribution services at costs that are attractive to these customers. For its smaller retail customers, in addition to providing consistent, reliable warehousing and distribution services and competitive pricing, the Company has developed numerous product offerings including the sale of sophisticated information systems (i.e., scanning equipment and systems support), programs for more efficient coupon redemption and cost-effective commercial insurance programs.

     Promoting Brand Name Recognition. Recently the Company redesigned the logo of its 110-year-old White Rose(TM) brand and instituted a widespread advertising campaign which has included promotional sponsorship of New York Yankee baseball games. Management believes that the growing consumer recognition of the White Rose(TM) label not only has led to increased demand for the Company's products within its current operating region, but has created opportunities for the Company's expansion into other contiguous regions, most notably New England.

     Management believes that the success of its strategies has created a platform for growth opportunities in the future. The Company's information systems, operating flexibility and capacity allow it to effectively service major accounts with supplemental supply on short notice, as it has demonstrated twice within the past year. Management believes that this proven success has created goodwill with prospective customers and has placed the Company in a competitive position to attract new business. Additionally, management continues to weigh alternatives aimed at growing volume at its existing distribution centers by exploring the most profitable means of expansion of its core business into the complementary markets of Philadelphia and New England while continuing to develop broader-based consumer recognition of its White Rose(TM) brand. The Company also plans to continue to engage in discussions from time to time with respect to, and may pursue, potential strategic acquisitions.

                                THE REFINANCING

     On June 20, 1997, the Company completed a refinancing (the "Refinancing") of itself and its former parent, White Rose Foods, Inc. ("White Rose"), intended to extend debt maturities, reduce interest expense and improve financial flexibility. The components of the Refinancing were (i) the offering of the Old Notes (the "Offering"), (ii) the modification of the Company's bank credit facility (the "Bank Credit Facility"), (iii) the receipt of payment for the extinguishment of a note held by the Company from Rose Partners, LP ("Rose Partners"), which owns 98.54% of the Company, (iv) the consummation of the tender offers and consent solicitations commenced by the Company (the "Company Tender Offer") and White Rose (the "White Rose Tender Offer") on May 16, 1997 in respect of the Company's 12% Senior Notes due 2003 (the "12% Notes") and White Rose's 12 3/4% Senior Discount Notes due 1998 (the "12 3/4% Discount Notes"), respectively, (v) the dividend by the Company to White Rose of certain non-cash assets which were unrelated to the Company's primary business and the subsequent dividend of those assets to White Rose's stockholders and (vi) the merger ("Merger") of White Rose with and into the Company with the Company surviving the merger.

     The Company funded the White Rose Tender Offer through an intercompany loan which was canceled upon the consummation of the Merger. Immediately following the Refinancing, no 12 3/4% Discount Notes remained outstanding and $7.45 million aggregate principal amount of 12% Notes remained outstanding; however, the Indenture pursuant to which the 12% Senior Notes were issued has been substantially amended effective as of June 9, 1997 pursuant to the Company Tender Offer.

                           ISSUANCE OF THE OLD NOTES

     The Old Notes were sold by the Company to the Initial Purchasers on the Closing Date pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A, Regulation S under the Securities Act and other available exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer."

                               THE EXCHANGE OFFER

The Exchange Offer...........  The Company is offering upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. As of the date of this Prospectus, $155 million in aggregate principal amount of the Old Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. Upon consummation of the Exchange Offer, holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such nontendered Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. See "The Exchange Offer -- Terms of the Exchange Offer."


Expiration Date..............  5:00 p.m., New York City time, on October   ,
                               1997 as the same may be extended. See "The
                               Exchange Offer -- Expiration Date; Extensions;
                               Amendments."


Conditions of the Exchange
Offer;
  Extensions; Amendments.....  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. The Company expressly reserves the right, in its sole and absolute discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth under "The Exchange Offer -- Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes. See "The Exchange Offer -- Expiration Date; Extensions; Amendments" and "The Exchange Offer -- Conditions of the Exchange Offer."

Termination of Certain
Rights.......................  Pursuant to the Registration Rights Agreement and
                               the Old Notes, Eligible Holders of Old Notes have certain rights. Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to (i) the right to receive Additional Interest or (ii) certain other rights under the Registration Rights Agreement intended for the holders of unregistered securities; provided, however, that an Eligible Holder of Old Notes who is not permitted to participate in the Exchange Offer based upon written advice of counsel to the effect that such Eligible Holder may not be legally able to participate in the Exchange Offer or does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company, shall have the right to require the Company to file a Shelf Registration Statement solely for the benefit of such Eligible Holders of Old Notes and will be entitled to receive Additional Interest following the occurrence of a Registration Default in connection with the filing of such Shelf Registration Statement. Notwithstanding, anything to the contrary in the foregoing, Old Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest in accordance with their terms. See "The Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering Old Notes" and "Description of New Notes."

Accrued Interest on the
  Old Notes..................  Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue on the day prior to the issuance of the New Notes.

Procedures for Tendering
  Old Notes..................  Unless a tender of Old Notes is effected pursuant to the procedures for book-entry transfer as provided herein, each Eligible Holder desiring to accept the Exchange Offer must complete and sign the Letter of Transmittal, have the signature thereon guaranteed if received by the Letter of Transmittal, and mail or deliver the Letter of Transmittal, together with the Old Notes or a Notice of Guaranteed Delivery and any other required documents (such as evidence of authority to act, if the Letter of Transmittal is signed by someone acting in a fiduciary or representative capacity), to the Exchange Agent (as defined) at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any Beneficial Owner (as defined) of the Old Notes whose Old Notes are registered in the name of a nominee, such as a broker, dealer, commercial bank or trust company and who wishes to tender Old Notes in the Exchange Offer, should instruct such entity or person to promptly tender on such Beneficial Owner's behalf. Any Old Notes not accepted for exchange for any reason will be returned, without expense to the tendering Eligible Holder thereof, as promptly as practicable after the Expiration Date. See "The Exchange Offer -- Procedures for Tendering Old Notes."

Guaranteed Delivery
Procedures...................  Eligible Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date or (iii) complete the procedures for delivery by book-entry transfer on a timely basis, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of Old Notes and
  Delivery of New Notes......  Upon satisfaction or waiver of all conditions of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old

                               Notes. See "The Exchange Offer -- Acceptance of Old Notes for Exchange; Delivery of New Notes."

Withdrawal Rights............  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                               Offer -- Withdrawal Rights."

The Exchange Agent...........  The Bank of New York, a New York banking corporation, is the exchange agent (in such capacity, the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer -- The Exchange Agent; Assistance."

Fees and Expenses............  All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company. The Company will also pay certain transfer taxes, if applicable to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses."

Resales of the New Notes.....  The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporate Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by an Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Any Eligible Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and
                               (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirement. See "The Exchange
                               Offer -- Resales of the New Notes." Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- Exchange Agent." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange offer -- Resales of the New Notes."

Certain Federal Tax
  Consequences...............  For a discussion of certain federal tax consequences of the exchange of the Old Notes, see "Certain Federal Income Tax Considerations."

                            DESCRIPTION OF NEW NOTES

     The form and term of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to any Additional Interest otherwise payable under the terms of the Registration Rights Agreement in respect of Old Notes constituting Registrable Securities held by such holders if (A) a registration statement (an "Exchange Registration Statement") concerning the Exchange Offer is not filed with the Commission on or prior to August 19, 1997, (B) the Exchange Registration Statement has not been declared effective on or prior to October 18, 1997, (C) an exchange offer is not consummated on or prior to November 17, 1997 (or if a Shelf Registration Statement is required, 30 days after request therefor), or
(D) an Exchange Registration Statement or a Shelf Registration Statement is declared effective but thereafter ceases to be effective or usable within the applicable period as specified (each such event referred to in clauses (A) through (D) above, a "Registration Default"), and (iii) holders of New Notes will not be, and upon consummation of the Exchange Offer, Eligible Holders of Old Notes, will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities; provided, however, that an Eligible Holder of Old Notes who is not permitted to participate in the Exchange Offer based upon written advice of counsel to the effect that such Holder may not be legally able to participate in the Exchange Offer or does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company, shall have the right to require the Company to file a Shelf Registration Statement solely for the benefit of such Eligible Holder of Old Notes and will be entitled to Additional Interest following the occurrence of a Registration Default. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture. See "The Exchange Offer -- Termination of Certain Rights" and "-- Procedures for Tendering Old Notes" and "Description of New Notes."

Maturity Date................  June 15, 2007.

Interest.....................  10% payable semi-annually, calculated on the basis of a 360-day year consisting of twelve
                               30-day months.

Interest Payment Dates.......  June 15 and December 15 of each year, commencing
                               December 15, 1997.

Optional Redemption..........  The New Notes will be redeemable at the Company's option, in whole or in part, at any time on or after June 15, 2002, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to June 15, 2000, the Company may redeem up to 35% of the Old Notes, at a price of 110% of the principal amount thereof, together with accrued and unpaid interest, if any, to the redemption date, with the net proceeds of one or more Public Equity Offerings, provided that at least $100.75 million in principal amount of Notes is outstanding immediately after giving effect to such redemption. See "Description of New
                               Notes -- Optional Redemption."

Change of Control............  Upon the occurrence of a Change of Control, each holder of New Notes will, subject to the limitations described herein, have the right to require the Company to repurchase all or a portion of such holder's New Notes at a purchase price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of New Notes -- Purchase of New Notes Upon a Change of Control."

Ranking......................  The New Notes will be unsecured senior obligations of the Company, ranking pari passu in right of payment with all other existing and future Senior Indebtedness of the Company. The New Notes will be effectively subordinated to secured Indebtedness, including the Company's secured Indebtedness (as defined) under the Bank Credit Facility and certain other Permitted Indebtedness that may be secured by a lien on the assets of the Company. As of June 28, 1997 and after giving effect to the Refinancing, which includes the issuance of the New Notes, the Company had $235.0 million of Senior Indebtedness. Although the New Notes, indebtedness incurred under the Bank Credit Facility and certain other Permitted Indebtedness (as defined) will all constitute senior obligations of the Company, the Banks (and any other lender with respect to other Indebtedness secured by assets of the Company) will have a claim ranking prior to that of the holders of the New Notes with respect to the distributions of assets and the proceeds thereof securing the Company's obligations thereunder.


Certain Covenants............  The Indenture (as defined herein) pursuant to which the New Notes will be issued will contain certain covenants including, among others, covenants with respect to the following matters:
                               (i) limitations on indebtedness (ii) limitations on restricted payments; (iii) limitations on transactions with affiliates; (iv) limitations on liens; (v) limitations on sale of assets; (vi) limitations on capital stock of subsidiaries;
                               (vii) limitations on dividends and other payment restrictions affecting subsidiaries; and (viii) limitations on unrestricted subsidiaries. See "Description of the New Notes -- Certain Covenants."

Absence of a Public Market
for the New Notes............  The New Notes will be new securities for which there is currently no established public trading market. Accordingly, there can be no assurances as to the development or the liquidity of any market for the New Notes. The Company intends to make application to have the New Notes designated for trading in the Private Offerings, Resales and Trading through Automatic Linkages (PORTAL) System of the National Association of Securities Dealers, Inc. The Company does not intend to apply for listing of the Notes on any securities exchange or for quotation through the Nasdaq National Market or any other quotation system.

     For more detailed information regarding the terms of the New Notes and for definitions of capitalized terms not otherwise defined, see "Description of the New Notes."

                                  RISK FACTORS

     See "Risk Factors" on pages 17 through 20 for a discussion of certain factors which should be considered by prospective investors in evaluating an investment in the Notes.

               SUMMARY CONSOLIDATED AND PRO FORMA FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)


     The consolidated financial data presented below for the fiscal years ended on January 2, 1993, January 1, 1994, December 31, 1994, December 30, 1995 and December 28, 1996 has been derived from the Company's audited consolidated financial statements and has been prepared by adjusting the consolidated financial statements of the Company as if the Merger between White Rose and the Company had taken place as of December 28, 1991. Such financial data has not been adjusted for any other component of the Refinancing. Since the stockholders of the Company, upon the consummation of the Merger are identical to the stockholders of White Rose, the exchange of shares was a transfer of interest among entities under common control, and is being accounted for at historical cost in a manner similar to pooling of interests accounting. The unaudited interim consolidated financial statements of the Company for the twenty-six week periods ended June 29, 1996 and June 28, 1997 and as of June 28, 1997 were derived from the Company's Quarterly Report on Form 10-Q/A, for and as of such periods. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the notes thereto and other financial information appearing elsewhere in this Prospectus.



                                                                                                               TWENTY-SIX WEEKS
                                                              FISCAL YEAR ENDED                                     ENDED
                                   -----------------------------------------------------------------------   --------------------
                                   JANUARY 2,    JANUARY 1,   DECEMBER 31,    DECEMBER 30,    DECEMBER 28,   JUNE 29,    JUNE 28,
                                      1993          1994          1994            1995            1996         1996        1997
                                   ----------    ----------   ------------    ------------    ------------   --------    --------
INCOME STATEMENT:
Total revenue(a)..................  $704,448      $774,105      $936,847       $1,023,041      $1,050,206    $524,608    $519,852
Cost of products sold.............   626,359       682,974       835,526          915,536         935,719     467,214     463,062
                                    --------      --------      --------       ----------      ----------    --------    --------
Gross profit(b)...................    78,089        91,131       101,321          107,505         114,487      57,394      56,790
Warehouse expense.................    28,256        32,631        37,503           39,196          40,343      20,596      21,250
Transportation expense............    15,784        17,916        21,354           22,759          21,624      10,955      10,674
Selling, general and
  administration expenses.........    16,874        19,089        20,277           22,357          23,389      11,791      11,305
Facility integration expenses.....        --            --         3,986               --              --          --          --
Amortization -- excess of cost
  over net assets acquired........     2,615         2,616         2,766            2,892           2,892       1,446       1,338
                                    --------      --------      --------       ----------      ----------    --------    --------
Operating income..................    14,560        18,879        15,435           20,301          26,239      12,606      12,223
Interest expense..................    14,409        18,232        20,370           24,887          23,955      12,027      11,693
Amortization -- deferred financing
  costs...........................     3,366         1,600         1,479            1,457           1,138         568         651
Other (income)/expense, net.......    (1,806)       (1,888)       (2,939)          (3,842)         (3,758)     (1,537)     (2,201)
                                    --------      --------      --------       ----------      ----------    --------    --------
(Loss)/income from continuing
  operations before income taxes
  and extraordinary items.........    (1,409)          935        (3,475)          (2,201)          4,904       1,548       2,080
Income taxes......................        34           109            63              105           3,053          --       1,312
                                    --------      --------      --------       ----------      ----------    --------    --------
(Loss)/income from continuing
  operations before extraordinary
  items...........................    (1,443)          826        (3,538)          (2,306)          1,851       1,548         768
(Loss)/income from discontinued
  operations......................      (659)       (1,178)           --               --              --          --          --
Extraordinary (loss)/gain on
  extinguishment of debt..........        --        (3,976)           --              510             219         219      (8,467)
                                    --------      --------      --------       ----------      ----------    --------    --------
Net (loss)/income.................  $ (2,102)     $ (4,328)     $ (3,538)      $   (1,796)     $    2,070    $  1,767    ($ 7,699)
                                    ========      ========      ========       ==========      ==========    ========    ========
Ratio of earnings to fixed
  charges(c)......................        --(d)       1.04x           --(d)            --(d)         1.18x       1.11x       1.15x

OTHER DATA:
EBITDA(e).........................  $ 20,902      $ 25,960      $ 27,628       $   30,425      $   36,854    $ 17,694    $ 18,529
Capital expenditures..............     1,563         1,501         1,390            1,920           1,004         342       1,702


                                               (continued on the following page)

                                                                           FIFTY-TWO WEEKS ENDED
                                                                               JUNE 28, 1997
                                                                           ---------------------
PRO FORMA FINANCIAL DATA(F):
EBITDA(e)................................................................         $37,689
Interest expense.........................................................          23,621
Ratio of EBITDA to interest expense......................................            1.60x



                                                                                  JUNE 28, 1997
                                                                                  -------------
                                                                                     ACTUAL
                                                                                  -------------
BALANCE SHEET DATA:
Total assets....................................................................    $ 306,295
Working capital.................................................................       19,344
Total debt......................................................................      234,968
Total stockholders deficit......................................................       (7,817)


---------------
(a) Previously, the Company classified as other income reclamation service fees, label income and other customer related services. Commencing in the fiscal year ended December 28, 1996, the Company is classifying these items as other revenue. Prior year amounts have been reclassified accordingly. The change in classification has no effect on previously reported net income.

(b) Gross profit excludes warehouse expense shown separately.

(c) For purposes of these calculations, earnings before fixed charges consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and the interest component of rent expense.


(d) The Company's earnings before fixed charges for the fiscal years ended January 2, 1993, December 31, 1994, December 30, 1995, were inadequate to cover fixed charges by approximately $1,409, $3,475 and $2,201, respectively.


(e) EBITDA is earnings before interest expense, income taxes, depreciation and amortization, non-cash interest income, non-recurring charges such as extraordinary gains or losses and, for fiscal year 1994, facility integration expense. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to earnings from operations as an indicator of operating performance or as a measure of liquidity and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP"). See "Financial Statements of Di Giorgio Corporation and Subsidiaries." EBITDA is provided solely as supplemental disclosure.


(f) Presented as though the Refinancing had occurred at the beginning of the period presented for pro forma financial data adjusted to reflect the elimination of actual interest expense on the tendered 12% Notes and the tendered 12 3/4% Discount Notes and to reflect the pro forma interest expense on the $155,000 Old Notes at 10%. Pro forma financial data is presented for a rolling fifty-two week period ended June 28, 1997.

                                  RISK FACTORS

     Prospective investors should carefully consider, among other matters, the following in connection with a decision to purchase the Notes offered hereby.

LEVERAGE; HISTORY OF OPERATING LOSSES; ABILITY TO SERVICE INDEBTEDNESS


     The Company has a substantial amount of indebtedness. As of June 28, 1997, the Company's consolidated total indebtedness was $235.0 million. In addition, the Company realized net losses in four of the five last completed fiscal years, due principally to interest expense relating to indebtedness incurred in connection with the 1990 Acquisition. The Company's consolidated leverage and limited history of net profits may adversely affect the Company's ability to obtain financing on terms satisfactory to the Company in the future.



     The Company's earnings before fixed charges for the fiscal years ended January 2, 1993, December 31, 1994, and December 30, 1995 were inadequate to cover fixed charges by approximately $1.4 million, $3.5 million, and $2.2 million, respectively. The failure by the Company to cover fixed charges in the future could result in a failure to meet the Company's debt service obligations, restrictions on the Company's activities or other material adverse effects on the Company's financial condition and results of operations.


     The Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness (including the Notes) depends on its future performance and financial results, which, to a certain extent, are subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures. The degree to which the Company is currently leveraged could have important consequences to the holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available to the Company for its operations, (ii) the Company's ability to obtain additional financing in the future for acquisitions, capital expenditures, working capital or general corporate purposes could be limited,
(iii) the Company's increased vulnerability to higher interest rates because borrowings under the Bank Credit Facility are at variable rates of interest and
(iv) the Company's increased vulnerability to adverse general economic and industry conditions.

RESTRICTIONS IMPOSED BY INDEBTEDNESS

     The Bank Credit Facility and the Indenture contain covenants that, among other things and subject to certain exceptions, restrict the ability of the Company to incur additional indebtedness, pay dividends, prepay subordinated indebtedness, dispose of certain assets, enter into sale and leaseback transactions, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities. In addition, under the Bank Credit Facility, the Company is required to satisfy specified financial covenants, including a cash flow coverage ratio, interest coverage ratio and ratio of total liabilities to tangible net worth. The ability of the Company to comply with such provisions may be affected by events beyond the Company's control. The breach of any of these covenants could result in a default under the Bank Credit Facility. In the event of any such default, depending on the actions taken by the lenders under the Bank Credit Facility, such lenders could elect to declare all amounts borrowed under the Bank Credit Facility, together with accrued interest, to be due and payable. A default under the Bank Credit Facility or the instruments governing the Company's other indebtedness could constitute a cross-default under the Indenture and any instruments governing the Company's other indebtedness, and a default under the Indenture could constitute a cross-default under the Bank Credit Facility and any instruments governing the Company's other indebtedness.

COMPETITION

     The wholesale food distribution industry is highly competitive. The Company competes with other food distributors and the warehousing and distributing divisions of retail grocery chains. Some of these competitors have greater financial and other resources than the Company. In addition, consolidation in the industry, heightened competition among the Company's suppliers, new entrants and trends toward vertical integration could create competitive pressures that reduce margins and adversely affect the Company. The Company believes that the key competitive factors within the wholesale food distribution industry are price, service, breadth and availability of products offered, strength of private label brands offered, strength of store trademarks offered, store financing support and cooperative arrangements. There can be no assurance that the Company will be able to continue to compete effectively in its industry. See "Business -- Competition."

LOW MARGIN BUSINESS

     The wholesale food distribution industry in which the Company operates is characterized by low profit margins. As a result, the Company's results of operations are sensitive to, and may be materially adversely impacted by, among other things, competitive pricing pressures, vendor selling programs, increased interest rates and deflation in food prices. There can be no assurance that one or more of such factors will not materially adversely affect the Company's operating results. See "Business -- Competition."

RELIANCE ON SIGNIFICANT CUSTOMERS

     In fiscal year 1996, the Company's largest customers, The Great Atlantic and Pacific Tea Company ("A&P") and Associated Food Stores ("Associated") accounted for approximately 22% and 20%, respectively, of net sales, and the Company's five largest customers accounted for approximately 62% of net sales. Losses of any of these customers or a substantial decrease in the amount of their purchases could be disruptive to the Company's business and have a material adverse effect on the Company's operating results. See
"Business -- Markets and Customers." In the fourth quarter of 1996, a customer of the Company terminated its supply agreement that was scheduled to expire in October 1997. Sales to this customer totaled $62.7 million in the fifty-two weeks ended December 28, 1996 and $65.5 million in the comparable prior period. Revenues received from this customer will be substantially lower in 1997 than in prior years. See "Business -- Markets and Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL CREDIT LOSSES FROM LOANS TO RETAILERS


     The Company extends loans to many of its retail customers, often in conjunction with the establishment of supply arrangements with such customers. Loans to customers are generally to smaller businesses which are not investment grade, and such loans are highly illiquid. Provisions for doubtful accounts, including losses from receivables and investments in customers, were approximately $1.9 million for the fifty-two weeks ended December 28, 1996, as compared to $2.1 million for fiscal year 1995. At August 1, 1997, the Company's customer financing portfolio had an aggregate balance of approximately $14.5 million. The Company intends to continue, and possibly increase, its commitment to customer loans, and there can be no assurances that credit losses from existing or future investments or commitments will not have a material adverse effect on the Company's results of operations or financial condition. See "Business -- Products."


GEOGRAPHIC CONCENTRATION; DEPENDENCE ON REGIONAL ECONOMIC CONDITIONS

     The Company's business is conducted primarily in the New York City metropolitan area, and accordingly, the Company is highly dependent on the general economic condition of this region. There can be no assurance that this region will not experience economic downturns in future periods that adversely affect the ability of the Company to improve or maintain its financial performance.

POTENTIAL ENVIRONMENTAL LIABILITIES

     The Company and certain businesses as to which it is alleged that the Company is a successor have incurred and may in the future incur liability under various federal and state environmental laws, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"). In addition, the Company has been named as a potentially responsible party ("PRP") under CERCLA for cleanup costs at a separate waste disposal site in the United States operated by a third party. See
"Business -- Environmental Matters." The Company believes that it has adequately reserved for the potential liability arising from the environmental problems known to it and that any such potential environmental liabilities in excess of such reserve will not have a material adverse effect on the Company's financial condition. However, there can be no assurance that the future identification of contamination at its current or former sites or changes in cleanup requirements would not have a material adverse effect on the Company's financial condition and results of operations.

LABOR RELATIONS

     As of May 16, 1997, approximately 690 employees, representing approximately 67% of the Company's full-time employees, were members of various local unions associated with the International Brotherhood of Teamsters. The collective bargaining agreement with the warehouse employees of the Company's grocery operations expires in the fourth quarter of 1997. While the Company considers its labor relations satisfactory, a prolonged labor dispute could have a material adverse effect on the Company's business, financial condition and results of operations.

ADVERSE PUBLICITY; PRODUCT LIABILITY

     The packaging, marketing and distribution of food products entails an inherent risk of product liability, product recall and resultant adverse publicity. There can be no assurance that such claims will not be asserted against the Company or that the Company will not be obligated to perform such a recall in the future. While the Company as a general practice receives indemnification guarantees from its suppliers whereby the supplier agrees to indemnify the Company from such claims and obligations, there can be no assurance that such indemnification will be sufficient or that such claims or obligations would not create adverse publicity that would have a material adverse effect on the Company's ability to successfully market its products.

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success depends, to a large extent, upon the efforts and abilities of key managerial employees, particularly the Company's executive officers, including Arthur M. Goldberg, Chairman, President and Chief Executive Officer, Richard B. Neff, Executive Vice President and Chief Financial Officer, and Stephen R. Bokser, Executive Vice President and President of the White Rose Division of Di Giorgio. In particular, these individuals have developed long-standing relationships with many of the Company's most significant customers. The loss of the services of any of these or other key executives may have a material adverse effect on the Company's operating results. See "Management."

FRAUDULENT CONVEYANCE

     The Company believes that the indebtedness represented by the Notes has been incurred for proper purposes and in good faith, and that, based on present forecasts, asset valuations and other financial information, the Company is solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding this belief, however, under federal or state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that the Company did not receive fair consideration (or reasonably equivalent value) for incurring the Notes or any debt being refinanced thereby and at the time of the incurrence of such indebtedness, the Company was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or that the Company intended to hinder, delay or defraud its creditors, then such court could, among other things, (a) void all or a portion of the Company's obligations to the holders of the Notes, the effect of which would be that the holders of the Notes may not be repaid in full, (b) recover all or a portion of the payments made to holders of the Notes, and/or (c) subordinate the Company's obligations to the holders of the Notes to other existing and future indebtedness of the Company to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on the Notes. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of the Company's debts is greater than all of the Company's property at a fair valuation, or if the present fair saleable value of the Company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurances as to what standards a court would apply to determine whether the Company was solvent at the relevant time, or whether, whatever standard was applied, the Notes would not be voided on another of the grounds set forth above.

ABSENCE OF PUBLIC MARKET FOR NEW NOTES

     The New Notes are new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly there can be no assurance as to the development or liquidity of any market for the New Notes. The New Notes are expected to be eligible for trading in the PORTAL market. The Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the Nasdaq National Market or any other quotation system.

CERTAIN MARKET CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     To the extent that Old Notes are tendered and accepted for exchange pursuant to the Exchange Offer, the trading market for Old Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Old Notes not tendered for exchange. The extent of the market therefor and the availability of price quotations would depend upon a number of factors, including the number of holders of Old Notes remaining at such time and the interest in maintaining a market in such Old Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading (the "float") may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Old Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that the amount of Old Notes exchanged pursuant to the Exchange Offer reduces the float. The reduced float also may make the trading price of the Old Notes that are not exchanged more volatile.

CERTAIN CONSEQUENCES OF FAILURE TO VALIDLY TENDER

     Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer -- Certain Conditions of the Exchange Offer" and only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery of all required documentation. Beneficial holders of Old Notes should also take into account the fact that the delivery of documents to The Depository Trust Company ("DTC") in accordance with DTC's procedures does not constitute delivery to the Exchange Agent. Neither the Exchange Agent, the Company nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange. Old Notes that may be tendered in the Exchange Offer but which are not validly tendered will, following consummation of the Exchange Offer, remain outstanding and will continue to be subject to the same transfer restrictions currently applicable to such Old Notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     The Old Notes were sold by the Company to the Initial Purchasers on June 20, 1997, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes in reliance on Rule 144A and Regulation S under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Notes and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to use its best efforts
(i) to file, on or prior to August 19, 1997, an Exchange Offer Registration Statement with the Commission under the Securities Act concerning the Exchange Offer, (ii) to cause the Exchange Offer Registration Statement to be declared effective by the Commission on or prior to October 18, 1997, (iii) to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offer and (iv) to cause the Exchange Offer to be consummated on or prior to November 17, 1997. This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

     The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, Eligible Holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the Securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE OFFER

     The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of the New Notes for each $1,000 in principal amount of the outstanding Old Notes. The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the Expiration Date. Tenders of the Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. See "Conditions of the Exchange Offer."

     Old Notes may be tendered only in multiples of $1,000. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Old Notes held by them, provided that they appropriately indicate this fact on the Letter Of Transmittal accompanying the tendered Old Notes (or so indicate pursuant to the procedures for book-entry transfer).


     As of the date of this Prospectus, $155 million in aggregate principal amount of the Old Notes were outstanding, the maximum amount authorized by the Indenture for all Notes. Solely for reasons of administration (and for no other
purpose), the Company has fixed the close of business on August   , 1997, as the
record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder of the Old Notes (or such Eligible Holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Eligible Holders of the Old Notes entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such Eligible Holder is an affiliate (as defined in Rule 405 under the Securities Act) of the Company.


     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Eligible Holders of Old Notes and for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Eligible Holder thereof as promptly as practicable after the Expiration Date.

     NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER, AFTER READING CAREFULLY THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The Expiration Date shall be October   , 1997 at 5:00 p.m., New York City
time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.


     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company expressly reserves the right, in its sole and absolute discretion, (i) to delay accepting any Old Notes, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes.

     Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

          (i) the Exchange Offer, or the making of any exchange by a holder, violates any applicable law or any applicable interpretation of the staff of the Commission;

          (ii) the due tendering of Registrable Securities in accordance with the Exchange Offer; and

          (iii) each Eligible Holder of Registrable Securities exchanged in the Exchange Offer shall have made certain customary representations, including representations that such Eligible Holder is not an affiliate of the Company within the meaning of Rule 405 under the Securities Act, that all New Notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the Exchange Offer, such Eligible Holder shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the New

     Notes and any such representation as may be reasonably necessary under applicable Commission rules, regulations or interpretations to render the use of the Registration Statement available.

     If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

     The Company expects that the foregoing conditions will be satisfied. The foregoing conditions are for the sole benefit of the Company and may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

TERMINATION OF CERTAIN RIGHTS

     The Registration Rights Agreement provides that, in the event a Registration Default, the interest rate borne by the Notes (except in the case of clause (iii), in which case only the Notes have not been exchanged in the Exchange Offer) shall be increased by one-quarter (0.25%) of one percent per annum upon the occurrence of any Registration Default, which rate (as increased as aforesaid) will increase by an additional one quarter (0.25%) of one percent each 90-day period that such additional interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all Registration Defaults the accrual of Additional Interest will cease and the interest rate will revert to the original rate. Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to
(i) the right to receive Additional Interest or (ii) certain other rights under the Registration Rights Agreement intended for the holders of unregistered securities; provided, however, that an Eligible Holder of Old Notes who is not permitted to participate in the Exchange Offer based upon written advice of counsel to the effect that such Eligible Holder may not be legally able to participate in the Exchange Offer or does not receive fully tradeable New Notes pursuant to the Exchange Offer, subject to reasonable verification by the Company, shall have the right to require the Company to file a Shelf Registration Statement solely for the benefit of such Eligible Holders of Old Notes and will be entitled to receive Additional Interest following the occurrence of a Registration Default in connection with the filing of such Shelf Registration Statement. Notwithstanding anything to the contrary in the foregoing, Old Notes not tendered in the Exchange Offer will remain outstanding and continue to accrue interest in accordance with their terms.

ACCRUED INTEREST ON THE OLD NOTES

     Eligible Holders whose Old Notes are accepted for exchange will have the right to receive interest accrued thereon from the date of their original issuance or the last Interest Payment Date, as applicable, to, but not including, the date of issuance of the New Notes, such interest to be payable with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange, which interest accrued at the rate of 10% per annum, will cease to accrue on the day prior to the issuance of the New Notes.

PROCEDURES FOR TENDERING OLD NOTES

     The tender of an Eligible Holder's Old Notes as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Eligible Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. Except as set forth below, an Eligible Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit such Old Notes, together with a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to the Exchange Agent at the address set forth on the back cover page of this Prospectus prior to 5:00 p.m., New York City time on the Expiration Date. THE METHOD OF DELIVERY OF OLD NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. However, although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's accountant DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case, be delivered to and received by the Exchange Agent at its address set forth under "-- The Exchange Agent; Assistance" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

     Each signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant hereto are tendered (i) by a registered holder of the Old Notes who has not completed either the box entitled "Special Exchange Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal, or (ii) for the account of an Eligible Institution (as defined). In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such signature must be guaranteed by a participant in a recognized Medallion Signature Program (a "Medallion Signature Guarantor"). If the Letter of Transmittal is signed by a person other than the registered holder of the Old Notes, the Old Notes surrendered for exchange must be endorsed by the registered holder, with the signature thereon guaranteed by a Medallion Signature Guarantor. The term "registered holder" as used herein with respect to the Old Notes means any person in whose name the Old Notes are registered on the books of the Registrar. The term "Eligible Institution" as used herein means a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or any other "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Exchange Act.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of Old Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered and to reject any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such period of time as the Company shall determine. The Company will use reasonable efforts to give notification of defects or irregularities with respect to tenders of Old Notes for exchange but shall not incur any liability for failure to give such notification. Tenders of the Old Notes will not be deemed to have been made until such irregularities have been cured or waived.

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority so to act must be submitted.

     Any beneficial owner of the Old Notes (a "Beneficial Owner") whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Notes, make appropriate arrangements to register ownership of the Old Notes in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     By tendering, each registered holder will represent to the Company that, among other things (i) the New Notes to be acquired in connection with the Exchange Offer by the Eligible Holder and each Beneficial Owner of the Old Notes are being acquired by the Eligible Holder and each Beneficial Owner in the ordinary course of business of the Eligible Holder and each Beneficial Owner,
(ii) the Eligible Holder and each Beneficial Owner are not Participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the New Notes, (iii) the Eligible Holder and each Beneficial Owner acknowledge and agree that any person participating in the Exchange Offer for the purpose of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in no-action letters that are discussed herein under "Resales of New Notes," (iv) that if the Eligible Holder is a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of New Notes acquired in the Exchange Offer, (v) the Eligible Holder and each Beneficial Owner understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) neither the Eligible Holder nor any Beneficial Owner is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing. In connection with a book-entry transfer, each participant will confirm that it makes the representations and warranties contained in the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

     Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent on or prior to the Expiration Date or (iii) who complete the procedure for book-entry transfer on a timely basis, may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures: (i) such tender must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Eligible Holder,
(ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Eligible Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, the certificate number or numbers of the tendered Old Notes, and the principal amount of tendered Old Notes, stating that the tender is being made thereby and guaranteeing that, within four (4) business days after the date of delivery of the Notice of Guaranteed Delivery, the tendered Old Notes, a duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal and the tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC) must be received by the Exchange Agent within four (4) business days after the Expiration Date. Any Eligible Holder who wishes to tender Old Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal relating to such Old Notes prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Notes. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Notes, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents (or of confirmation of a book-entry transfer of such Old Notes into the Exchange Agent's account at DTC); provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offer. If any tendered Old Notes are not accepted for any reason, such unaccepted Old Notes will be returned without expense to the tendering Eligible Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Notes may be withdrawn by delivery of a written or facsimile transmission notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes, as applicable), (iii) be signed by the Eligible Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by a bond power in the name of the person withdrawing the tender, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder, with the signature thereon guaranteed by a Medallion Signature Guarantor together with the other documents required upon transfer by the Indenture, and (iv) specify the name in which such Old Notes are to be re-registered, if different from the Depositor, pursuant to such documents of transfer. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are withdrawn will be returned to the Eligible Holder thereof without cost to such Eligible Holder as soon as practicable after withdrawal. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Notes" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     The Bank of New York, a New York banking corporation, is the Exchange Agent. All tendered Old Notes, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

          By Hand, Registered or Certified Mail or Overnight Courier:

                              The Bank of New York
                      101 Barclay Street, 21st Floor West
                               New York, NY 10286

                                 By Facsimile:

                                 (212) 815-6339
                             Attention: Henry Lopez
                      Confirm by Telephone (212) 815-2742

FEES AND EXPENSES

     All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including without limitation, and if applicable: (i) all Commission, stock exchange or National Association of Securities Dealers, Inc. (the "NASD") registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of the NASD (including reasonable fees and disbursements of counsel for any underwriters or Holders in connection with blue sky qualification of any the Exchange Securities or Registrable Securities and any filings with the NASD),
(iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any Prospectus, any amendments or supplements thereto, any underwriting agreements, securities sale agreements and other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges, (v) all rating agency fees, (vi) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, (vii) the fees and expenses of the Trustee, and any escrow agent or custodian, (viii) the reasonable fees and disbursements of special counsel representing the Holders of Registrable Securities and (ix) any fees and disbursements of the underwriters customarily required to be paid by issuers or sellers of securities and the reasonable fees and expenses of any special experts retained by the Company in connection with any Registration Statement, but excluding underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

RESALES OF THE NEW NOTES

     Upon consummation of the Exchange Offer, Holders of Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The company does not intend to register the Old Notes under the Securities Act.

     The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the "Commission") as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance, and subject to the following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by an Eligible Holder (other than (i) a broker-dealer who purchased Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without further compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Any Eligible Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (a) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (b) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (c) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirement.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as a result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts, as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. See "Plan of Distribution." However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "-- The Exchange Agent; Assistance." Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer -- Resales of New Notes."

     In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be.

MISCELLANEOUS

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     Upon consummation of the Exchange Offer, holders of the Old Notes that were not prohibited from participating in the Exchange Offer and did not tender their Old Notes will not have any registration rights under the Registration Rights Agreement with respect to such nontendered Old Notes and, accordingly, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. However, in the event the Company fails to consummate the Exchange offer or a holder of Old Notes notifies the Company in accordance with the Registration Rights Agreement that it will be unable to participate in the Exchange Offer due to circumstances delineated in the Registration Rights Agreement, then the holder of the Old Notes will have certain rights to have such Old Notes registered under the Securities Act pursuant to the Registration Rights Agreement and subject to conditions contained therein.

                                THE REFINANCING

     On June 20, 1997, the Company completed a refinancing (the "Refinancing") of itself and its former parent, White Rose, intended to extend debt maturities, reduce interest expense and improve financial flexibility. The components of the Refinancing were (i) the Offering, (ii) the modification of the Bank Credit Facility, (iii) the receipt of payment for the extinguishment of a note held by the Company from Rose Partners, which owns 98.54% of the Company, (iv) the consummation of the Company Tender Offer and the White Rose Tender Offer on May 16, 1997 in respect of the Senior Notes and White Rose's 12 3/4% Senior Discount Notes due 1998, respectively, (v) the dividend by the Company to White Rose of certain non-cash assets which are unrelated to the Company's primary business and the subsequent dividend of those assets to White Rose's stockholders and
(vi) the Merger of White Rose with and into the Company with the Company surviving the merger.

     The Company funded the White Rose Tender Offer through an intercompany loan which was canceled upon the consummation of the Merger. Immediately following the Refinancing, no 12 3/4% Discount Notes remained outstanding and $7.45 million aggregate principal amount of Senior Notes remained outstanding; however, the Indenture pursuant to which the Senior Notes were issued has been substantially amended effective as of June 9, 1997 pursuant to the Company Tender Offer.

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company as of June 28, 1997 giving effect to the Offering and consummation of the Refinancing which occurred on June 20, 1997. See "The Refinancing." The information set forth below should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.



                                                                                 JUNE 28, 1997
                                                                                 --------------
                                                                                   ACTUAL(1)
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Long-term debt and capital leases (including current portions):
  Bank Credit Facility(2)......................................................     $ 30,170
  12% Notes....................................................................        7,450
  12 3/4% Discount Notes.......................................................           --
  10% Senior Notes.............................................................      155,000
  Other notes payable..........................................................       10,512
  Capital leases payable.......................................................       31,836
                                                                                    --------
          Total debt...........................................................      234,968
Stockholders' deficit:
  Class A Common Stock, par value $.01 per share, 1,000 shares authorized,
     101.62 issued and outstanding.............................................
  Class B Common Stock, par value $.01 per share, 1,000 shares authorized, 100 shares issued and outstanding.............................................
  Additional paid-in capital...................................................       13,002
  Accumulated deficit..........................................................      (20,819)
                                                                                    --------
          Total stockholders' deficit..........................................       (7,817)
                                                                                    --------
          Total capitalization.................................................     $227,151
                                                                                    ========


---------------

(1) (a) Reflects the issuance of the Old Notes of $155,000 and the receipt of $8.9 million as repayment of the Rose Partners Note, which was used (i) to fund the purchase of $85,440 of 12% Notes leaving $7.5 million outstanding,
    (ii) to fund the purchase of $52,190 of 12 3/4% Discount Notes leaving $0 outstanding, (iii) to pay premiums of $10,829 net of estimated tax benefit of $4,331 related to such purchases, (iv) to pay accrued interest and the fees and expenses of the Refinancing, with the remaining $8,491 reducing the Bank Credit Facility, (b) the distribution of non-core assets to the stockholders of $4,174, and (c) the write off of deferred fees of $3,883 net of a tax benefit of $1,554.



(2) The Bank Credit Facility is a $90 million three-year revolving credit facility secured by accounts receivable and inventory. Borrowings under the Bank Credit Facility are subject to a borrowing base. See "Description of the Bank Credit Facility." Amounts outstanding under the Bank Credit Facility are treated for accounting purposes as short-term debt. However, because of the longer term of the facilities under which this debt is issued (three years with respect to this facility), the Company considers debt under this facility to be part of its total capitalization and, accordingly, has included them in the table.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The consolidated financial data presented below as of and for the fiscal years ended on January 2, 1993, January 1, 1994, December 31, 1994, December 30, 1995 and December 28, 1996 has been derived from the Company's audited consolidated financial statements and has been prepared by adjusting the consolidated financial statements of the Company as if the Merger between White Rose and the Company, with the Company as the survivor, had taken place as of December 28, 1991. Such financial data has not been adjusted for any other component of the Refinancing except as expressly described. Since the stockholders of the Company, upon consummation of the Merger are identical to the stockholders of White Rose, the exchange of shares was a transfer of interest among entities under common control, and is being accounted for at historical cost in a manner similar to pooling of interests accounting. The unaudited interim consolidated financial statements of the Company as of and for the twenty-six-week periods ended June 29, 1996 and June 28, 1997 were derived from the Company's Quarterly Report on Form 10-Q/A, for and as of such periods. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the notes thereto and other financial information appearing elsewhere in this Prospectus.



                                                                                                               TWENTY-SIX WEEKS
                                                                FISCAL YEAR ENDED                                    ENDED
                                      ---------------------------------------------------------------------   -------------------
                                      JANUARY 2,   JANUARY 1,   DECEMBER 31,    DECEMBER 30,   DECEMBER 28,   JUNE 29,   JUNE 28,
                                         1993         1994          1994            1995           1996         1996       1997
                                      ----------   ----------   -------------   ------------   ------------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
INCOME STATEMENT:
Total revenue(a)....................   $704,448     $774,105      $ 936,847      $1,023,041     $1,050,206    $524,608   $519,852
Cost of products sold...............    626,359      682,974        835,526         915,536        935,719     467,214    463,062
                                       --------     --------       --------      ----------     ----------    --------   --------
Gross profit(b).....................     78,089       91,131        101,321         107,505        114,487      57,394     56,790
Warehouse expense...................     28,256       32,631         37,503          39,196         40,343      20,596     21,250
Transportation expense..............     15,784       17,916         21,354          22,759         21,624      10,955     10,674
Selling, general and administration
  expenses..........................     16,874       19,089         20,277          22,357         23,389      11,791     11,305
Facility integration expenses.......         --           --          3,986              --             --          --         --
--                                           --
Amortization--excess of cost over
  net assets acquired...............      2,615        2,616          2,766           2,892          2,892       1,446      1,338
                                       --------     --------       --------      ----------     ----------    --------   --------
Operating income....................     14,560       18,879         15,435          20,301         26,239      12,606     12,223
Interest expense....................     14,409       18,232         20,370          24,887         23,955      12,027     11,693
Amortization--deferred financing
  costs.............................      3,366        1,600          1,479           1,457          1,138         568        651
Other (income)/expense, net.........     (1,806)      (1,888)        (2,939)         (3,842)        (3,758)     (1,537)    (2,201)
                                       --------     --------       --------      ----------     ----------    --------   --------
(Loss)/income from continuing
  operations before income taxes and
  extraordinary items...............     (1,409)         935         (3,475)         (2,201)         4,904       1,548      2,080
Income taxes........................         34          109             63             105          3,053          --      1,312
                                       --------     --------       --------      ----------     ----------    --------   --------
(Loss)/income from continuing
  operations before extraordinary
  items.............................     (1,443)         826         (3,538)         (2,306)         1,851       1,548        768
(Loss) from discontinued
  operations........................       (659)      (1,178)            --              --             --          --         --
Extraordinary (loss)/gain on
  extinguishment of debt............         --       (3,976)            --             510            219         219     (8,467)
                                       --------     --------       --------      ----------     ----------    --------   --------
Net (loss)/income...................   $ (2,102)    $ (4,328)     $  (3,538)     $   (1,796)    $    2,070    $  1,767   $ (7,699)
                                       ========     ========       ========      ==========     ==========    ========   ========
Ratio of Earnings to Fixed
  Charges(c)........................         --(d)      1.04x            --(d)           --(d)        1.18x       1.11x      1.15x

OTHER DATA:
EBITDA(e)...........................   $ 20,902     $ 25,960      $  27,628      $   30,425     $   36,854    $ 17,694   $ 18,529
Capital expenditures................      1,563        1,501          1,390           1,920          1,004         342      1,702
Ratio of EBITDA to interest
  expense...........................       1.45x        1.42x          1.36x           1.22x          1.54x       1.47x      1.58x


                                               (continued on the following page)

                                                                      AS OF                                          AS OF
                                      ---------------------------------------------------------------------   -------------------
                                      JANUARY 2,   JANUARY 1,   DECEMBER 31,    DECEMBER 30,   DECEMBER 28,   JUNE 29,   JUNE 28,
                                         1993         1994          1994            1995           1996         1996       1997
                                      ----------   ----------   -------------   ------------   ------------   --------   --------
                                      (IN THOUSANDS)
BALANCE SHEET DATA(f):
Total assets........................   $281,478     $274,988      $ 304,147      $  318,430     $  301,069    $307,905   $306,295
Working capital.....................      2,437        6,012          2,746           7,344         12,342       6,407     19,344
Total debt..........................    155,251      184,421        197,339         223,543        215,308     223,593    234,968
Total stockholders' equity
  (deficit).........................     33,157        8,588(g)       5,050           2,035          4,105       3,702     (7,817)


---------------
(a) Previously, the Company classified as other income reclamation service fees, label income and other customer related services. Commencing in the fiscal year ended December 28, 1996, the Company is classifying these items as other revenue. Prior year amounts have been reclassified accordingly. The change in classification has no effect on previously reported net income.

(b) Gross profit excludes warehouse expense shown separately.

(c) For purposes of these calculations, earnings before fixed charges consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and the interest component of rent expense.


(d) The Company's earnings before fixed charges for the fiscal years ended January 2, 1993, December 31, 1994, and December 30, 1995, were inadequate to cover fixed charges by approximately $1,409, $3,475 and $2,201, respectively.


(e) EBITDA is earnings before interest expense, income taxes, depreciation and amortization, non-cash interest income, non-recurring charges such as extraordinary gains or losses and, for fiscal year 1994, facility integration expense. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to earnings from operations as an indicator of operating performance or as a measure of liquidity and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. See the Company's Historical Consolidated Statement of Cash Flows in the Company's Consolidated Financial Statements contained elsewhere in this Prospectus. EBITDA is provided solely as supplemental disclosure.

(f) The balance sheet data includes the balance sheet data of the discontinued operations.

(g) On December 31, 1993 White Rose distributed all of the outstanding shares of the Las Plumas Lumber Corporation ("Las Plumas") as a return of capital to its principal stockholder, Rose Partners. The Company remains liable for various liabilities of Las Plumas including liabilities relating to environmental and workers' compensation matters incurred prior to the date of divestiture. The net book value of this distribution was approximately $21.7 million, based on the book value of net assets transferred including goodwill.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company, including the notes thereto, included elsewhere in this Prospectus.

GENERAL

     On June 20, 1997, the Company consummated the Refinancing. The following discussion assumes that the Merger between White Rose and the Company had taken place as of December 28, 1991. Since the stockholders of the Company are identical to the stockholders of White Rose, the exchange of shares was a transfer of interest among entities under common control, and is being accounted for at historical cost in a manner similar to pooling of interests accounting. Accordingly, the discussion presented herein reflect the assets and liabilities and related results of operations for the combined entity for all periods.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain operating data as a percentage of net sales:


                                                                                            TWENTY-SIX
                                                FIFTY-TWO WEEKS ENDED                       WEEKS ENDED
                                    ----------------------------------------------     ---------------------
                                    DECEMBER 31,     DECEMBER 30,     DECEMBER 28,     JUNE 29,     JUNE 28,
                                        1994             1995             1996           1996         1997
                                    ------------     ------------     ------------     --------     --------
Net sales.........................      100.0%           100.0%           100.0%         100.0%       100.0%
Gross profit......................       10.9             10.6             11.0           11.0         11.0
Warehouse expense.................        4.0              3.8              3.9            3.9          4.1
Transportation expense............        2.3              2.2              2.1            2.1          2.1
Selling, general and
  administrative expenses.........        2.2              2.2              2.2            2.3          2.2
Amortization -- excess of cost
  over net assets acquired........        0.3              0.3              0.3            0.3          0.3
Operating income..................        1.7              2.0              2.5            2.4          2.4



  Twenty-six weeks ended June 28, 1997 and June 29, 1996



     Net sales for the twenty-six weeks ended June 28, 1997 were $516.6 million as compared to $522.2 million for the twenty-six weeks ended June 29, 1996 as a $32.7 million decrease in sales to a customer which terminated its contract for dairy division products in the fourth quarter of 1996 was partially offset by a temporary supplemental third party supply arrangement and increased sales to existing customers. In August 1997, the Company began shipping frozen food products to an additional division of the Great Atlantic and Pacific Tea Company ("A&P") that it did not previously supply. Sales to this division are estimated to be in excess of $75 million annually.



     Other revenue, consisting of recurring customer related services, increased 35.5% to $3.3 million for the twenty-six weeks ended June 28, 1997 as compared to $2.4 million in the prior period primarily due to providing a produce distribution service for a particular customer which ended in June 1997. Excluding this produce service, other revenue would have been $2.7 million for the twenty-six weeks ended June 28, 1997 as compared to $2.4 million in the prior period.



     Gross margin (excluding warehouse expense) remained constant at 11.0% of net sales or $56.8 million for the twenty-six weeks ended June 28, 1997 as compared to 11.0% of net sales or $57.4 million for the prior period as a result of a change in mix of product sold. The Company has, and will continue to, take steps to maintain and improve its margins; however, there can be no assurance that factors such as the decrease in promotional activities, changes in product mix, or competitive pricing pressures will not have an adverse effect on gross margin in the future.

     Warehouse expense increased to 4.1% of net sales or $21.3 million for the twenty-six weeks ended June 28, 1997 as compared to 3.9% of net sales or $20.6 million for the prior period, because of the effect of fixed costs spread over lower sales and higher costs associated with the produce distribution business.



     Transportation expense remained constant at 2.1% of net sales or $10.7 million for the twenty-six weeks ended June 28, 1997 as compared to 2.1% of net sales or $11.0 million in the prior period.



     Selling, general and administrative expense decreased to 2.2% of net sales or $11.3 million for the twenty-six weeks ended June 28, 1997 as compared to 2.3% of net sales or $11.8 million for the prior period primarily due to a reduction in the provision for doubtful accounts as a result of both a significant decline in credit exposure to a former customer and an overall improvement in the credit quality of the portfolio.



     Other income, net of other expenses, increased to $2.2 million for the twenty-six weeks ended June 28, 1997 as compared to $1.5 million for the prior period primarily due to increased interest income.



     Interest expense decreased to $11.7 million for the twenty-six weeks ended June 28, 1997 from $12.0 million for the prior period. The comparative decrease in the 1996 period represents a decline in the average outstanding level of the Company's funded debt.



     The Company recorded an income tax provision of $1.3 million resulting in an effective income tax rate of 63% for the twenty-six weeks ended June 28, 1997 as compared to an effective tax rate of 0% for the prior period. The Company's estimated effective tax rate is higher than its statutory tax rate primarily because of the nondeductibility of certain of the Company's amortization of the excess of cost over net assets acquired; however, due to net operating loss carryforwards for tax purposes, the Company does not expect to pay federal income tax for the current year with the exception of an alternative minimum tax.



     At June 28, 1997, the Company is continuing to fully reserve its net deferred tax assets relating to its tax net operating loss. The valuation allowance will be adjusted when and if, in the opinion of management, significant positive evidence exits which indicates that it is more likely than not that the Company will be able to realize the tax net operating losses.



     The Company recorded a net loss for the twenty-six weeks ended June 28, 1997 of $7.7 million, including an extraordinary loss on the extinguishment of debt, net of tax, of $8.5 million as compared to net income of $1.8 million for the prior period which included a $219,000 gain on the extinguishment of debt.


  Fifty-two weeks ended December 28, 1996 and December 30, 1995

     Net sales for the fifty-two weeks ended December 28, 1996 increased 2.6% to $1,045.2 million as compared to $1,018.2 million in the fifty-two weeks ended December 30, 1995. The increased sales primarily reflect higher same customer sales, a temporary supplemental third party supply agreement, and higher selling prices stemming from increased cost of product sold.

     Other revenue, consisting of reclamation service fees, storage income, label income and other customer related services, increased 4.6% to $5.0 million in the fifty-two weeks ended December 28, 1996 as compared to $4.8 million in the prior period.

     Gross margin (excluding warehouse expense) increased to 11.0% of net sales or $114.5 million in the fifty-two weeks ended December 28, 1996 from 10.6% of net sales or $107.5 million in the prior period as a result of a more favorable mix of product sold. Although the Company has taken steps and will continue to take steps to maintain and improve its margins, there can be no assurance the decrease in promotional activities that management believes is an industry wide trend will not continue.

     Warehouse expense remained relatively constant at 3.9% of net sales or $40.3 million in the fifty-two weeks ended December 28, 1996 as compared to 3.8% of net sales or $39.2 million in the prior period, as cost improvements in the grocery and frozen divisions were offset by higher temporary costs in the dairy division related to a change in its receiving and warehousing systems.

     Transportation expense decreased to 2.1% of net sales or $21.6 million in the fifty-two weeks ended December 28, 1996 from 2.2% of net sales or $22.8 million in the prior period as a result of better utilization of the Company's transportation fleet. This was accomplished by reducing the number of deliveries through both the use of larger trailers acquired in a long-term lease and more structured delivery schedules. These savings were partly offset by higher wages.

     Selling, general and administrative expense remained relatively flat at 2.2% of net sales or $23.4 million during the fifty-two weeks ended December 28, 1996 as compared to 2.2% of net sales or $22.4 million in the prior year as a reduction in the provision for doubtful accounts was offset by less non-cash pension asset income.

     Other income, net of other expenses, remained constant at $3.8 million during the fifty-two weeks ended December 28, 1996 as compared to the prior period. Other income in 1996 included a cancellation fee of $376,000 from a customer who prematurely terminated a supply agreement while other income in 1995 included a settlement of a lawsuit for approximately $500,000.

     Interest expense decreased to $24.0 million in the fifty-two weeks ended December 28, 1996 from $24.9 million in the prior period. The comparative decrease in the 1996 period represents a decline in the average outstanding level of the Company's funded debt partially offset by the inclusion of the Carteret facility capital lease for the full period and additional accretion of interest on the 12 3/4% Discount Notes.

     The Company recorded an income tax provision of $3.1 million resulting in an effective income tax rate of 62%. The Company's estimated effective tax rate is higher than its statutory tax rate primarily because of the nondeductibility of certain of the Company's amortization of the excess of cost over net assets acquired; however, due to net operating loss carryforwards for tax purposes, the Company does not expect to pay federal income tax for the current year with the exception of a nominal amount of alternative minimum tax.

     The Company recorded net income for the fifty-two weeks ended December 28, 1996 of $2.1 million, which included a $219,000 gain on the extinguishment of debt net of tax, as compared to a loss of $1.8 million in the prior period, which included a $510,000 gain on the extinguishment of debt net of tax.

  Fifty-two weeks ended December 30, 1995 and December 31, 1994

     Net sales for the fifty-two weeks ended December 30, 1995 increased $85.8 million or 9.2% to $1,018.2 million from $932.4 million during the fifty-two weeks ended December 31, 1994. The increased sales were the result of the Royal Acquisition which was phased in during the period April 1994 through June 1994.

     Other revenue, consisting of reclamation service fees, storage income, label income, and other customer related services, increased 8.1% to $4.8 million in the fifty-two weeks ended December 30, 1995 as compared to $4.5 million in the prior period.

     Gross margin (excluding warehouse expense) decreased to 10.6% of net sales or $107.5 million in the fifty-two weeks ended December 30, 1995 from 10.9% of net sales or $101.3 million in the prior period, reflecting, in part, a shift in both customer and product mix in the Company's dairy division as a result of the Royal Acquisition. The grocery division experienced a decrease in gross margin as compared to the prior year's comparable period resulting from, among other things, fewer promotional opportunities extended by manufacturers. Management believes that this decrease in promotional activities is an industry-wide trend and may continue, although it appears that the negative pressure on the Company's gross margins peaked in the first quarter of 1995 and gross margin showed an improvement in each of the last three calendar quarters. The Company has taken steps and expects to continue to take steps to maintain and improve its margins, however, there can be no assurances that these steps will continue to be successful.

     Warehouse expense decreased to 3.8% of net sales or $39.2 million in the fifty-two weeks ended December 30, 1995 from 4.0% of net sales or $37.5 million in the prior period as a result of higher dairy division sales (stemming from the Royal Acquisition) in relation to lower fixed dairy division warehouse costs due to the consolidation of the two dairy warehouses into one which took place in July and August of 1994. This improvement was partially offset by a temporary first fiscal quarter increase in grocery division warehouse expense as a percentage of sales due to the transition between the Company's old grocery division distribution facility in Elizabeth, NJ and a new facility in Carteret, NJ. In subsequent quarters the Company achieved better productivity in its new grocery facility as a result of the more efficient layout compared to its old Elizabeth, NJ facility.

     Transportation expense decreased to 2.2% of net sales or $22.8 million in the fifty-two weeks ended December 30, 1995 from 2.3% of net sales or $21.4 million in the prior period primarily as a result of the Company's upgrading its trailer fleet to increase the capacity per load as well as increased backhaul revenue offset by higher fixed costs as a result of the Royal Acquisition and slightly higher, but anticipated, variable costs, such as tolls, as a result of the Grocery division move to Carteret, NJ in February 1995.


     Selling, general and administrative expense remained flat at 2.2% of net sales or $22.4 million during the fifty-two weeks ended December 30, 1995 as compared to 2.2% of net sales or $20.3 million in the prior period.


     Other income, net of other expenses, increased $903,000 to $3.8 million in the fifty-two weeks ended December 30, 1995 from $2.9 million in the prior period primarily reflecting the settlement of a claim in the first fiscal quarter of 1995, increased recurring other income items relating to increased sales as a result of the Royal Acquisition and other non-core business activities of the Company.

     Interest expense increased to $24.9 million in the fifty-two weeks ended December 30, 1995 from $20.4 million in the prior period. The Company's financing of the Royal Acquisition, the interest portion of the Carteret facility capital lease, increased borrowings based on the relative levels of receivables, inventory, and accounts payable, higher interest rates and additional accretion of interest on the 12 3/4% Discount Notes were the principal reasons for the increase.

     The Company had a net loss of $1.8 million for the fifty-two weeks ended December 30, 1995 which included an extraordinary gain, net of tax, on the extinguishment of debt in the amount of $510,000 as compared to a net loss of $3.5 million in the prior period which included a one time facility integration expense of approximately $4.0 million in the prior period.

LIQUIDITY AND CAPITAL RESOURCES


     Cash flow from operations and amounts available under the Company's Bank Credit Facility are the Company's principal sources of liquidity. The Company's Bank Credit Facility will mature on June 30, 2000 and bears interest at a rate per annum equal to (at the Company's option): (i) the Euro Dollar Offering Rate plus 2.25% or (ii) Bankers Trust Company's prime rate plus 0.75%. Borrowings under the Company's revolving bank credit facility were $30.2 million at June 28, 1997. Additional borrowing capacity of $42.3 million was available at that time under the Company's borrowing base formula. The Company believes that these sources will be adequate to meet its anticipated working capital needs, capital expenditures, and debt service requirements during fiscal 1997.



     During the twenty-six weeks ended June 28, 1997, cash flow used in operating activities was $7.5 million, consisting primarily of cash generated from income before extraordinary items and non-cash expenses, which were offset by an increase in net receivable levels of $5.1 million and an increase in other assets of $11.0 million, which included a deferred tax asset of $5.6 million, as a result of the extraordinary charge on extinguishment of debt. During the fifty-two weeks ended December 28, 1996, cash flow provided by operating activities was $16.1 million, consisting primarily of cash generated from net income, the adding back of non-cash expenses and declines of $7.5 million in net receivable levels and $2.8 million in inventory levels, offset by a $8.9 million decrease in accounts payable. During the fifty-two weeks ended December 30, 1995, cash flow provided by operating activities was $8.8 million.



     Cash flow used in investing activities during the twenty-six weeks ended June 28, 1997 was approximately $1.7 million, all of which was used for capital expenditures. Net cash provided by financing activities was approximately $9.4 million as a result of the refinancing discussed more fully below. Cash flow used in investing activities during the fifty-two weeks ended December 28, 1996 was approximately $1.0 million, all of which was used for capital expenditures. net cash used in financing activities was approximately $13.8 million, primarily used to retire long-term debt and reduce the Company's bank credit facility. Cash flow used in investing activities during the fifty-two weeks ended December 30, 1995 was approximately $857,000, of which $1.9 million was for capital expenditures offset by $1.1 million of proceeds from a contingent reimbursement relating to the Royal Acquisition. Net cash used in financing activities was approximately $9.3 million.



     Earnings before interest expense, income taxes, depreciation and amortization, non-recurring charges such as extraordinary gains or losses ("EBITDA"), was $18.5 million during the twenty-six weeks ended June 28, 1997 as compared to $17.7 million in the comparable prior year period. EBITDA was $36.9 million during the fifty-two weeks ended December 28, 1996 as compared to $30.4 million in the comparable prior year period.



     The consolidated indebtedness of the Company increased $11.4 million to $235.0 million at June 28, 1997 as compared to $223.6 million at June 29, 1996 primarily as a result of the Company funding, as part of the Refinancing, premiums to repay high cost long-term debt and the cash expenses of the transaction. The Company raised an aggregate of $155.0 million through the issuance of the 10% Notes and received $8.9 million as repayment of the Rose Partners note which was used (i) to fund the purchase of $85.4 million of the 12% Notes leaving $7.5 million outstanding, (ii) to fund the purchase of $53.7 million of the 12 3/4% Notes leaving $0.0 outstanding, (iii) to pay premiums of $10.8 million related to such purchases and (iv) to pay accrued interest and the fees and expenses of the Refinancing, with the remaining $4.9 million used to reduce the Bank Credit Facility.



     The 10% Notes also provide that the Company may repurchase, and retire into treasury (i) up to $5 million of its outstanding Common Stock if the Company converts the capital lease relating to its Carteret, New Jersey distribution facility into an operating lease and (ii) additional Common Stock up to an amount equal to the net proceeds from its sale of its Farmingdale facility or the Farmingdale Option. Currently, the Bank Credit Facility only permits (i) but not (ii).



     Stockholders' equity/(deficit) decreased $11.5 million to a deficit of $7.8 million on June 28, 1997 from $3.7 million of equity on June 29, 1996. The decrease was the result of the $8.5 million extraordinary charge, net of tax, on the extinguishment of debt relating to premiums paid as a result of the Tender Offers and the write-off of the deferred financing fees associated with the 12% Notes and the 12 3/4% Notes. In addition, the Company dividended non-cash, non-core assets consisting of land in Colorado and notes receivable with a book value of approximately $4.2 million and $61,400 in cash to its stockholders on June 20, 1997.



     The Company expended approximately $349,000 in fiscal 1996 and does not expect to expend more than $1.0 million in fiscal 1997 in connection with the environmental remediation of certain presently owned or divested properties. The Company intends to finance such remediation through internally generated cash flow or borrowings. Should the Company become liable as a result of any material adverse determination of any legal or governmental proceeding beyond the expected expenditures, it could have an adverse effect on the Company's liquidity position.



     Under the terms of the Company's revolving Bank Credit Facility, the Company is required to meet certain financial tests, including minimum interest coverage ratios and minimum net worth. As of June 28, 1997, the Company was in compliance with its covenants.



     The indenture governing the Company's 10% Notes, as well as the agreement governing the Bank Credit Facility, impose various restrictions upon the Company, including, among other things, limitations on the occurrence of additional debt and the making of certain payments and investments.



     From time to time when the Company considers market conditions attractive, the Company has purchased a portion of its 12% Notes and may in the future purchase and retire a portion of the 10% Notes or any remaining. In addition, the Company continuously reviews its capital structure, including its funded debt and capital leases, to determine if it can better finance its operations.



     In 1996, the Company entered the produce distribution business for one specific customer which lasted until June of 1997. The Company continues to study the feasibility of offering produce to all of its customers. In addition, in December 1996, the Company entered into a temporary supplemental supply arrangement with a customer from another geographic region which lasted approximately six weeks.

     In August 1997, the Company completed the sale of the option it held on its Farmingdale facility, the site of its former grocery warehouse and headquarters, which had been under lease to a third party. The Company realized net cash proceeds of approximately $7.3 million after the repayment of a mortgage included in the Company's balance sheet at June 28, 1997 in the amount of approximately $5.3 million. For book purposes the Company does not expect to recognize any gain or loss due to the original valuation of the property although the Company expects to use its net operating loss carryforwards to offset an approximate $12.0 million taxable gain.



     The Company spent approximately $1.0 million on capital expenditures during the fifty-two weeks ended December 28, 1996 and does not expect to spend in excess of $2.5 million during 1997.



     In the fourth quarter of 1996, a customer of the Company terminated its supply agreement that was scheduled to expire in October 1997. Sales to this customer totaled $62.7 million in the fifty-two weeks ended December 28, 1996 and $65.5 million in the comparable prior period. Accordingly, revenues received from this customer will be substantially lower in 1997 than in prior years.



     In May 1997, the Company acquired tangible property formerly the subject of a lease at its frozen facility from an affiliate of the Company for approximately $2.0 million.

                                    BUSINESS


     Di Giorgio Corporation is one of the largest independent wholesale food distributors in the New York metropolitan area, which is one of the largest food retail markets in the United States. Across its grocery, frozen and dairy product categories, the Company supplies approximately 18,000 food and non-food items, predominantly national brand name items, to more than 1,600 customer locations. The Company markets approximately 850 grocery, frozen and dairy items under its well-recognized White Rose(TM) label, which has been established in the New York metropolitan area for over 110 years. The Company serves supermarkets, independent retailers (including members of voluntary cooperatives) and chains principally in the five boroughs of New York City, Long Island, northern New Jersey and, to a lesser extent, the Philadelphia area. For the fifty-two weeks ended June 28, 1997, the Company had total revenue of $1,045.4 million and EBITDA of $37.7 million.


COMPANY STRENGTHS

     Market Leadership in New York Metropolitan Area. The Company believes that it is a market leader in the distribution of grocery products, frozen foods (including ice cream and frozen bakery goods), and dairy products (excluding milk and eggs) in the New York metropolitan area. The Company believes that the breadth of its product lines, and the density of its New York City area customer locations, afford it a competitive advantage in the New York metropolitan area.

     Efficient Distribution Network. The Company believes that its development of a highly efficient distribution network affords it additional competitive advantages. This development has consisted of the consolidation of warehouse facilities into newer, larger and more efficient facilities, the application of advanced distribution technology through sophisticated computer systems, and significant improvements in the efficiency of trucking operations.

     The White Rose(TM) Label. The White Rose(TM) label is a well-recognized regional brand for quality merchandise across approximately 850 grocery, frozen and dairy products, and has been marketed in the New York metropolitan area for over 110 years. Products under the White Rose(TM) brand are formulated to the Company's specifications, often by national brand manufacturers, and are subject to random testing to ensure quality. The White Rose(TM) brand allows independent retail customers to carry a regionally-recognized label across numerous products similar to chain stores while providing consumers with an attractive alternative to national brands. The Company believes that White Rose(TM) labeled products generally produce higher margins for its customers than national brands, and help the Company to attract and retain customers

     Relationship with Met(TM) and Pioneer(TM) Stores. The Met(TM) and Pioneer(TM) tradenames are owned by the Company, however, the customers using the tradenames are independently owned stores. The Company and the customer stores operate as voluntary cooperatives allowing a customer to take advantage of the benefits of advertising and merchandising on a scale usually available only to large chains, as well as certain other retail support services provided by the Company. In order to use the tradenames, customers must purchase a substantial portion of their grocery, frozen food and dairy inventory requirements from the Company, thereby enhancing the stability of this portion of the Company's customer base. These customers represented approximately one-fifth of net sales for each of the fifty-two week periods ended December 28, 1996 and December 30, 1995.

     Experienced Management Team. The Company is led by a strong and experienced management team, the members of which have a successful track record in the food marketing and distribution industry. See "Management." The Company believes that its management team's long-standing relationships with some of its principal customers are valuable assets.

BUSINESS STRATEGY

     Enhancing Productivity. The Company has focused on enhancing productivity by (i) instituting productivity-based labor incentives, (ii) obtaining the flexibility to efficiently utilize its workforce, (iii) moving warehousing locations to newer, larger and more efficient facilities and (iv) upgrading its computer systems for inventory control and management. In addition, management has significantly improved trucking efficiency by expanding the role of backhauls, improving routing using modern technology, and upgrading transportation equipment. These improvements have controlled costs and, management believes, have positioned the Company to realize profit margin growth through volume growth.

     Pursuing Complementary Acquisitions. Management has also pursued complementary strategic acquisitions. In August 1992, the Company acquired substantially all of the business of the Global Frozen Foods Division ("Global") of Sysco Corp. (the "Global Acquisition") and in June 1994, the Company completed the acquisition of substantially all of the assets of the Royal Food Division of Fleming Foods East, Inc., a subsidiary of Fleming Companies, Inc. (the "Royal Acquisition"). Both of these acquisitions increased the Company's market share, gave the Company larger, more efficient warehouses and eliminated a major competitor from the marketplace. In each acquisition, the Company was able to achieve efficiencies of scale and synergies in operations that allowed it to increase the profit margins of the acquired businesses once the integration was completed.

     Developing New Revenue Opportunities. Management has sought to increase its existing customer revenue base by providing value-added services aimed at solidifying customer relationships and building customer loyalty. For its large retail customers, management has focused on providing consistent and reliable warehousing and distribution services at costs that are attractive to these customers. For its smaller retail customers, in addition to providing consistent, reliable warehouse and distribution services and competitive pricing, the Company has developed numerous product offerings including the sale of sophisticated information systems (i.e., scanning equipment and systems support), programs for more efficient coupon redemption and cost-effective commercial insurance programs.

     Promoting Brand Name Recognition. Recently the Company redesigned the logo of its 110-year-old White Rose(TM) brand and instituted a widespread advertising campaign which has included promotional sponsorship of New York Yankee baseball games. Management believes that the growing consumer recognition of the White Rose(TM) label not only has led to increased demand for the Company's products within its current operating region, but has created opportunities for the Company's expansion into other contiguous regions, most notably New England.

     Management believes that the success of its strategies has created a platform for growth opportunities in the future. The Company's information systems, operating flexibility and capacity allow it to effectively service major accounts with supplemental supply on short notice, as it has demonstrated twice within the past year. Management believes that this proven success has created goodwill with prospective customers and has placed the Company in a competitive position to attract new business. Additionally, management continues to weigh alternatives aimed at growing volume at its existing distribution centers by exploring the most profitable means of expansion of its core business into the complementary markets of Philadelphia and New England while continuing to develop broader-based consumer recognition of its White Rose(TM) brand. The Company also plans to continue to engage in discussions from time to time with respect to, and may pursue, potential strategic acquisitions.

PRODUCTS

     Management believes that the distribution of multiple product categories gives the Company an advantage over its competitors by affording customers the ability to purchase grocery, frozen and dairy products from a single supplier. In addition, the Company is able to merchandise its well-recognized White Rose(TM) label consistently across all three categories of products. While some customers purchase items from all three product lines, others purchase items from only one or two product lines. Products are sold at prices which reflect the manufacturer's stated price plus a profit margin. Prices are adjusted to reflect changes in vendor pricing.

     Certain of the Company's customers require varying levels of retail support services in order to compete effectively in the marketplace. The Company provides a broad spectrum of such services, including advertising, promotional and merchandising assistance; retail operations counseling; computerized ordering services; and store layout and equipment planning. The Company has a staff of customer representatives who visit stores on a regular basis to advise store management regarding their operations. Most of the Company's customers utilize computerized order entry, which allows them to place and confirm orders 24 hours a day, 7 days a week. The Company's largest customers generally provide their own retail support.

     The Company periodically provides financial assistance to independent retailers by selectively providing (i) financing for the purchase of new grocery store locations; (ii) financing for the purchase of inventories and store fixtures, equipment and leasehold improvements; (iii) extended payment terms for initial inventories and (iv) extended payment terms for existing receivable balances. The primary purpose of such assistance is to provide a means of continued growth for the Company through development of new customer store locations and the enlargement and remodeling of existing stores. Stores receiving financing purchase grocery, frozen and dairy inventory requirements from the Company. Financial assistance is usually in the form of a secured, interest-bearing loan, generally repayable over a period of one to three years. As of May 24, 1997, the Company's customer financing portfolio had an aggregate balance of approximately $16.1 million, consisting of approximately 80 loans ranging from $3,000 to $700,000.

     To further serve the needs of its customers, the Company has recently expanded its customer support services. Under the Company's insurance program, the Company offers customers the ability to purchase liability, property and crime insurance through a master policy purchased by the Company. The Company's coupon redemption program facilitates the redemption of vendor coupons. Finally, through its technologies division, the Company distributes and supports supermarket scanning equipment which is compatible with the Company's information systems.

MARKETS AND CUSTOMERS

     The Company's principal markets encompass the five boroughs of New York City, Long Island, northern New Jersey and, to a lesser extent, the Philadelphia area. The Company also has customers in upstate New York, Connecticut, Pennsylvania and Delaware, and is pursuing expansion into markets adjacent to the New York City metropolitan area.

     The Company's customers include single and multiple store owners consisting of chains and independent retailers which generally do not maintain their own internal distribution operations for one or more of the Company's product lines. Some of the Company's customers are independent food retailers or members of voluntary cooperatives which seek to achieve the operating efficiencies enjoyed by supermarket chains through common purchasing and advertising. Unlike larger retail chains which predominate in suburban areas, the independent retailers served by the Company tend to be located in urban areas. The Company's customers include food markets operating under some of the following trade names: the SuperFresh, Waldbaums, Food Emporium and A&P Metro operations of A&P, Associated Food Stores, Gristedes and Sloans Supermarkets, King Kullen, Kings Super Markets, Quick Chek, Big R Supermarkets, Scaturros, and Western Beef, as well as the Met(TM), Pioneer(TM) and Super Food cooperatives.

     During the fifty-two weeks ended December 28, 1996, the Company's largest customers, A&P and Associated, accounted for approximately 22% and 20%, respectively, of net sales, and the Company's five largest customers accounted for approximately 62% of net sales. In the fourth quarter of 1996, the Company's fifth largest customer, The Grand Union Company, accounting for approximately 6% of net sales during the fifty-two weeks ended December 28, 1996, terminated its supply agreement with the Company that was scheduled to expire in October 1997 and significantly decreased its purchases from the Company starting in November, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company or certain of its principal executive officers have long-standing relationships with most of the principal customers of the Company. The loss of certain of these principal customers or a substantial decrease in the amount of their purchases could be disruptive to the Company's business.

WAREHOUSING AND DISTRIBUTION

     The Company presently supplies its customers from three warehouse and distribution centers. All of these facilities are equipped with modern equipment for receiving, storing and shipping large quantities of merchandise. Management believes that the efficiency of its warehouse and distribution centers enables the

Company to compete effectively. A newly installed warehouse and inventory management system directs all aspects of the material handling process from receiving through shipping, thus minimizing cost while maintaining the highest service level possible.

     The Company normally has in-stock approximately 95% of its grocery product line, approximately 97% of its dairy product line and approximately 96% of its frozen food product line. Immediate product availability, efficient warehousing techniques and flexible delivery schedules generally make it possible for the Company to ship to customers within 24 to 48 hours of receipt of their orders.

     The Company's trucking system consists of 114 tractors (all of which are leased), 277 trailers (of which 250 are leased) and 13 trucks (all of which are leased). On approximately 35% of its deliveries, the Company is able to arrange "backhauls" of products from manufacturers' or other suppliers' distribution facilities located in the markets served by the Company, thereby enabling the Company to reduce its procurement costs. The Company regularly uses independent owner/operators to make deliveries on an "as needed" basis to supplement the use of its own employees and equipment. The Company makes on average approximately 845 deliveries per day each weekday to its customers through a combination of its own transportation fleet and that of third parties. Over the past year the Company has upgraded its trailer fleet through the replacement of older, smaller trailers with new, larger trailers, thereby increasing the capacity per load in an effort to reduce transportation cost as well as increase backhaul revenue. The new larger trailers have reduced the number of trailers utilized by the Company.

     Due to the different storage and distribution requirements of each of the Company's product lines, the Company handles each product line in a separate facility. All of the Company's warehouse and distribution facilities are fully integrated through the Company's computer, accounting, and management information systems to ensure operating efficiency and coordinated quality customer service.

PURCHASING

     The Company purchases products for resale to its customers from approximately 1,400 suppliers in the United States and abroad. Brand name products are purchased directly from the manufacturer, through the manufacturer's representatives or through food brokers by buyers in each of the Company's operating divisions. White Rose(TM) label and customers' private label products are purchased from producers, manufacturers or packers who are licensed by the Company, in the case of the White Rose(TM) label, or by the owners of the respective private labels. The Company purchases products in large volume and resells them in the smaller quantities required by its customers. Management believes that the Company has the purchasing power to obtain competitive volume discounts from its suppliers. Substantially all categories of products distributed by the Company are available from a variety of manufacturers and suppliers, and the Company is not dependent on any single source of supply for any specific category, however, market conditions dictate that certain nationally prominent brands, available from single suppliers, be available for distribution. Order size and frequency are determined by management based upon historical sales experience, sales projections and computer forecasting. A sophisticated procurement system provides the buying department with extensive data to measure the movement and profitability of each inventory item, forecast seasonal trends, and recommend the terms of purchases. This system, which operates in concert with the warehouse management system, features full electronic data interchange capabilities and accounting interfaces.

     The Company from time to time buys increased quantities of inventory items when the manufacturer is selling the item at a discount pursuant to a special promotion, an industry practice known as "forward buying." These special promotions are offered by various manufacturers at their sole discretion. The Company earns income from additional margins realized in connection with these promotional purchasing opportunities.

COMPETITION

     The wholesale food distribution industry is highly competitive. The Company is one of the largest independent wholesale food distributors to supermarkets in the New York City metropolitan area and is the only independent distributor that supplies three primary supermarket product categories: grocery, frozen and dairy. The Company's principal competitors are C & S Wholesale Grocers, Inc., Krasdale Foods, Inc., and

General Trading Co. ("General Trading") with respect to grocery distribution, General Trading with respect to dairy distribution, and Nassau Suffolk Frozen Food Company, Inc. with respect to frozen food distribution. Many of the Company's smaller competitors generally do not provide retail support services and financing services to independent retailers in the Company's market.

     The Company also competes with cooperatives such as Key Food Stores Co-operative Inc. and Twin County Grocers Inc., which provide distribution and support services to their affiliated independent retailers doing business under trade names licensed to them by the cooperatives. Unlike these competitors, the Company does not require payment of capital contributions to the Company by retailers desiring to use the Met(TM) or Pioneer(TM) names.

     Management believes that the principal competitive factors in the Company's business include price, service, breadth and availability of products offered, strength of private label brand offered, strength of store trademarks offered, store financing support and cooperative arrangements. Management believes that the Company competes effectively by offering a full product line, including its well-recognized, regional White Rose(TM) label, a high level of service stemming from its well-positioned and efficient distribution networks, the retail support and financing services associated with its Met(TM) and Pioneer(TM) voluntary cooperative trademarks, flexible delivery schedules, competitive prices, competitive levels of customer service including newly introduced insurance, coupon-redemption and scanner distribution and support services, and computerized order entry.

PROPERTIES

     The Company's three principal warehouse and distribution facilities are set forth below along with its former dairy facility. In addition, the Company owns or leases various properties principally related to its divested operations, which properties are leased to third parties or held for resale or sublease.

            LOCATION                         USE             SQUARE FOOTAGE      LEASE EXPIRATION
--------------------------------  -------------------------  --------------   -----------------------
Carteret, New Jersey............  Groceries and other Non-       645,000      2015 (plus two 5-year
                                    Perishables                               renewal options)
Garden City, New York...........  Frozen                         325,000      2004 (plus one 7-year
                                                                              renewal option)
Woodbridge, New Jersey..........  Dairy                          200,000      2001 (plus four 5-year
                                                                              renewal options)
Kearny, New Jersey..............  Auxiliary                       98,000      1999

     The aggregate operating lease rent paid in connection with the Company's facilities was approximately $800,000 in fiscal 1996. In addition, the Company paid $5.2 million in connection with capital leases during fiscal 1996.

     Currently, the Carteret grocery division distribution facility operates at approximately 70% of capacity and the dairy division distribution facility operates at 80% of capacity (both on a three shift basis), while the frozen foods division distribution facility operates at approximately 50% of capacity (on a two shift basis). Depending on the product mix of new business introduced, each warehouse has greater capacity to grow than stated above. The frozen foods division distribution facility has the flexibility of further increasing capacity because the Company uses some of the space leased by it for public storage.

     The Company continues to have a leasehold interest in its former grocery distribution facility in Farmingdale, New York under an agreement with the fee owner of the facility. The Company and the fee owner share the economic benefits of the resulting income stream, financings related thereto or ultimate sale of the property, with 80% to the Company and 20% to the fee owner. The Company also has an option to purchase the property from the fee owner commencing in 1998 for an amount equal to 20% of the net fair market value of the property. In August 1993, the Company entered into an agreement to sublease the entire premises to a third party subtenant for an initial term of five years with certain renewal and purchase options. The subtenant has exercised its purchase option, which option provides for both an automatic five year extension of the sublease until August 2003 and a reduction in the subtenant's monthly rent if the Company is unable to deliver title to the property to the subtenant by August 1998. Although there can be no assurances, the Company expects the sale to be completed by the end of fiscal 1998.

EMPLOYEES

     As of May 16, 1997, the Company employed approximately 1,027 persons, of whom approximately 690 were covered by collective bargaining agreements with various International Brotherhood of Teamsters locals.

     The Company is a party to certain collective bargaining agreements with its warehouse and trucking employees at its dairy operation (expiring November
2000), its grocery operation (warehouse expiring October 1997 and trucking expiring May 2000) and its frozen operation (expiring January 2000).

     Management believes that the Company's present relations with its work force are satisfactory.

LEGAL PROCEEDINGS

     The Company is involved in claims, litigation and administrative proceedings of various types in various jurisdictions. In addition, the Company has agreed to indemnify various transferees of its divested operations with regard to certain known and potential liabilities which may arise out of such operations. The Company also has incurred and may in the future incur liability arising under environmental laws and regulations in connection with these divested properties and properties presently owned or acquired. Although management believes that it has established adequate reserves for known contingencies, there can be no assurances that the costs of environmental remediation or an unfavorable outcome in any litigation or governmental proceeding will not have an adverse effect on the Company.

ENVIRONMENTAL MATTERS

     The Company has incurred and may in the future incur environmental liability to clean up potential contamination at a number of properties under certain federal and state laws, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act, as amended ("CERCLA"). Under such laws, liability for the cleanup of property contaminated by hazardous substances may be imposed on both the present owner and operator of a property and any person who owned or operated the property at the time hazardous substances were disposed thereon. Persons who arranged for the disposal of hazardous substances found on a disposal site may also be liable for cleanup costs. In certain cases, the Company has agreed to indemnify the purchaser of its former properties for liabilities arising thereon or has agreed to remain liable for certain potential liabilities that were not assumed by the transferee.

     The Company has recorded an estimate of its total potential environmental liability arising from specifically identified environmental problems (including those discussed below) in the amount of approximately $2.0 million as of December 28, 1996. The Company believes such reserves are adequate and that known environmental liabilities will not have a material adverse effect on the Company's financial condition. However, there can be no assurance that the identification of contamination at its current or former sites or changes in cleanup requirements would not result in significant costs to the Company.

     The Company is responsible for the cleanup and/or monitoring of various sites previously owned or operated by the Company, the most significant of which are located in St. Genevieve, Missouri and Three Rivers, Michigan.

     In addition, the Company has been identified as a potentially responsible party ("PRP") under CERCLA for cleanup costs at the Seaboard waste disposal site in North Carolina. The Company is a member of the de minimis group, comprised of parties who allegedly contributed less than 1% of the total waste at the site. Two other sites with respect to which the Company had previously been named a PRP have been settled with nominal contributions from the Company.

     The Company is not a party to any material litigation, other than routine litigation incidental to the business of the Company, which is individually or in the aggregate material to the business of the Company. Management does not believe that the outcome of any of its current litigation, either individually or in the aggregate, will have a material adverse effect on the Company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information concerning the executive officers and directors of the Company.

                     NAME                   AGE                    POSITION
    --------------------------------------  ---     --------------------------------------
    Arthur M. Goldberg(2)(3)..............  55      Chairman of Board of Directors,
                                                    President and Chief Executive Officer
    Richard B. Neff(3)....................  48      Executive Vice President, Chief
                                                    Financial Officer and Director
    Stephen R. Bokser.....................  54      Executive Vice President, President of
                                                      White Rose Foods Division of the
                                                      Company and Director
    Jerold E. Glassman(3).................  61      Director
    Emil W. Solimine(2)...................  52      Director
    Charles C. Carella(1)(2)..............  63      Director
    Jane S. Fumo(1).......................  43      Director
    Joseph R. DeSimone....................  57      Senior Vice President of Distribution
    Robert A. Zorn........................  42      Senior Vice President and Treasurer
    Lawrence S. Grossman..................  35      Vice President and Corporate
                                                    Controller

---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

(3) Member of the Executive Committee

     Directors are elected for one year terms and hold office until their successors are elected and qualified. The executive officers are appointed by and serve at the discretion of the Board of Directors.

     MR. GOLDBERG has been Chairman of the Board, President and Chief Executive Officer of the Company since 1990. Mr. Goldberg is also a Director and Executive Vice President and President -- Gaming Operations, Hilton Hotels Corporation, since December 1996. Prior thereto he was President, Chairman and Chief Executive Officer and a director of Bally Entertainment Corporation from October 1990 to December 1996. He is also Managing Partner, Arveron Investments, LP, since 1986. Mr. Goldberg is also a director of Bally Total Fitness Holding Corporation, Bally's Grand, Inc., First Union Corporation and ContinueCare Corp. Mr. Goldberg, in his capacity as the sole general partner of Rose Partners, L.P., controls the voting and investment of 98.5% of the outstanding common stock of the Company.

     MR. NEFF has been Executive Vice President, Chief Financial Officer and Director of the Company since 1990. He is also a Director and Chairman of the Board of Ryan Beck & Co., an investment banking concern.

     MR. BOKSER has been Executive Vice President of the Company since February 1990 and a Director of the Company since 1990. In addition, Mr. Bokser has served as President of the White Rose Foods Division of the Company since prior to 1991. Mr. Bokser has also served as a director of Western Beef, Inc. since 1993.

     MR. GLASSMAN has been a Director of the Company since 1990. Since prior to 1990, Mr. Glassman has been a Partner of Grotta, Glassman & Hoffman, a law firm which has offices in Roseland, New Jersey.

     MR. SOLIMINE has been a Director of the Company since 1990. He also is the Chief Executive Officer of the Emar Group, Inc., an insurance concern, since prior to 1991. Mr. Solimine has served as a director of Strober Organization, Inc., a building material distributor, since prior to 1991.

     MR. CARELLA became a Director of the Company in 1995. Since prior to 1991, Mr. Carella has been a Partner of Carella, Byrne, Bain, Gilfillan, Cecchi, Stewart & Olstein, a law firm which has offices in Roseland, New Jersey. Since 1991, he has served as Chairman for the Board of Trustees of the University of Medicine and Dentistry of New Jersey and since 1983 has served on the Board of Administration of Archdiocese of Newark.

     MRS. FUMO became a Director of the Company in 1996. Mrs. Fumo has been a shareholder for the past six years of Drucker & Scaccetti, P.C., a firm specializing in accounting and business advisory services. She is also a Director for Nutrition Management Services Company and Pennsylvania Savings Bank.

     MR. DESIMONE has been Senior Vice President of Distribution of the Company since January 1995. Since 1990 he was Vice President of Warehousing and Distribution.

     MR. ZORN has been Senior Vice President and Treasurer of the Company since 1992. He served as a Vice President of Bankers Trust Company, New York, New York prior to 1991.

     MR. GROSSMAN has been employed by the Company since 1990. He has served as Vice President of the Company since January 1994 and Corporate Controller since February 1992. Mr. Grossman is a certified public accountant.

     The Board of Directors of the Company consists of seven members. Each director is elected to hold office until the next annual meeting of stockholders and until his respective successor is elected and qualified. Officers serve at the discretion of the Board of Directors. The directors receive a quarterly retainer fee of $4,000 plus fees of $1,000 per day for attendance at Board of Directors and Committee meetings.

EXECUTIVE COMPENSATION

     The following table sets forth compensation paid or accrued to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company whose cash compensation, including bonuses and deferred compensation, exceeded $100,000 for the fiscal year ended December 28, 1996.

                                              ANNUAL COMPENSATION
                                             ---------------------      OTHER ANNUAL        ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR      SALARY       BONUS       COMPENSATION(1)     COMPENSATION
----------------------------------  -----    --------     --------   -------------------   ------------
Arthur M. Goldberg................   1996    $400,000           --           --                   --
  Chairman of the Board,             1995     400,000           --           --                   --
  President and Chief                1994     400,000           --           --                   --
  Executive Officer
Richard B. Neff...................   1996     260,900     $145,000           --               $2,250(2)
  Executive Vice President           1995     240,000      130,000           --                2,250(2)
  and Chief Financial Officer        1994     240,000      100,000           --                2,250(2)
Stephen R. Bokser.................   1996     288,600      145,000           --                2,250(2)
  Executive Vice President           1995     272,255      130,000           --                2,250(2)
  and President of White             1994     272,255      100,000           --                2,250(2)
  Rose Division
Robert A. Zorn....................   1996     200,600       20,000           --                2,250(2)
  Senior Vice President and          1995     191,000       12,500           --                2,175(2)
  Treasurer                          1994     181,563       10,000           --                2,250(2)
Joseph R. DeSimone................   1996     155,300       20,000           --                2,250(2)
  Senior Vice President of           1995     147,900       18,000           --                1,800(2)
  Warehousing and Distribution       1994     142,200       12,500                             1,999(2)

---------------
(1) Certain incidental personal benefits to executive officers of the Company may result from expenses incurred by the Company in the interest of attracting and retaining qualified personnel. These incidental personal benefits made available to executive officers during fiscal years 1994, 1995 and 1996 are not described herein because the incremental cost to the Company of such benefits is below the Securities and Exchange Commission disclosure threshold.

(2) Represents contributions made by the Company pursuant to the Company's Retirement Savings Plan. See "Executive Compensation -- Retirement Savings Plan."

EMPLOYMENT AGREEMENTS

     The Company is a party to an agreement with Mr. Neff which will remain in effect until six months after notice of termination is given by either party. Currently, Mr. Neff is entitled to receive an annual salary of $267,000, and annual bonuses at the sole discretion of the Company. Mr. Neff may also receive additional incentive compensation upon the occurrence of (i) the termination of Mr. Neff's employment with the Company; (ii) the sale of substantially all of the Company's assets or 51% or more of the Company's voting stock, or the merger or consolidation of the Company which results in a change of control of 51% or more of voting stock; or (iii) a registered public offering of voting common stock made by the Company. This additional incentive compensation is computed by taking 2.5% of the positive difference (if any) between the Company's net fair market value and a certain specified base amount. In the event that Mr. Neff shall be entitled to additional compensation pursuant to (iii), such amounts shall not be paid in cash but rather there will be a credit of a Bonus Unit (as defined therein) which is redeemable for a period of sixty months at the option of Mr. Neff and which will automatically be redeemed by the Company at the end of such sixty month period. At the option of the Company, the payment of the redemption price may be made either in cash or in shares of stock of the Company, as appropriate. Under the terms of the agreement, if the employment of Mr. Neff is terminated for any reason other than for cause or disability, Mr. Neff is entitled to receive compensation and benefits for twelve months.

     The Company is a party to an agreement with Mr. Bokser which will terminate on June 30, 2000. Currently, Mr. Bokser is entitled to receive an annual salary of $325,000 pursuant to the agreement ("Salary"). In addition, Mr. Bokser has been paid pursuant to the agreement $100,000 on June 30, 1997 and will be paid an additional $100,000 on or before June 30, 1998, and will receive additional compensation (the "Additional Compensation") upon the occurrence of a distribution of any assets, whether in cash or any other form, to Rose Partners in respect of Rose Partners' ownership of the Company's stock or the realization by Rose Partners of any amount upon the sale or transfer of Rose Partners' ownership interests in the stock of the Company ("Recognition Event"). Additional Compensation is computed by multiplying by 6% the amount by which the aggregate amount of all proceeds received by Rose Partners in respect of its ownership of stock of the Company, whether in the form of dividend or other distribution, liquidating or non-liquidating, or in consideration for the sale or other disposition of such stock that exceeds the Base Amount; provided that Additional Compensation payable at each Recognition Event shall be reduced by the cumulative amount of Additional Compensation paid to Mr. Bokser or the executors of his estate prior to such event. The Base Amount is equal to the sum of (i) $43,629,753 plus (ii) an amount equal to the interest that would accumulate if interest was accrued from February 1, 1990 at a cumulative annual rate equal to the prime rate; provided that the Base Amount shall be reduced from time to time by any proceeds received by Rose Partners in respect of the stock of the Company after June 30, 1997. If Mr. Bokser's employment is terminated for "cause" or if he voluntarily resigns, he will not be entitled to Additional Compensation under the Agreement. In the event of Mr. Bokser's death, disability or termination by the Company other than for cause and the occurrence of a Recognition Event, Mr. Bokser will continue to be entitled to receive Additional Compensation. On each anniversary of Mr. Bokser's death, disability or termination other than for cause, the percentage of the Proceeds that Mr. Bokser will receive upon the occurrence of a Recognition Event will be reduced by one percentage point (but not below zero). In the event of death or disability Mr. Bokser or his estate will be entitled to continue to receive compensation and employee benefits for one year following such event. If Mr. Bokser's employment is terminated by the Company other than for cause, Mr. Bokser will be entitled to receive the Salary, prorated through the end of the week in which such termination occurs and such Additional Compensation or other payments as may then be payable.

     The Company is a party to an agreement with Mr. Zorn which will remain in effect until six months after notice of termination is given by either party to terminate. Currently, Mr. Zorn is entitled to receive an annual salary of $210,600, as adjusted by annual cost of living adjustments, if any, and annual bonuses at the sole discretion of the Company. Mr. Zorn may also receive additional incentive compensation upon the occurrence of (i) the termination of Mr. Zorn's employment with the Company; (ii) the sale of substantially all of the Company's or 51% or more of the Company's voting stock, or the merger or consolidation of the Company which results in a change of control of 51% or more of voting stock; or (iii) a registered public offering of voting Common Stock made by the Company. This additional incentive compensation is computed by taking 1% of the positive difference (if any) between the Company's net fair market value and a certain specified base amount. In the event that Mr. Zorn shall be entitled to additional compensation pursuant to
(iii), such amounts shall not be paid in cash but rather there will be a credit of a Bonus Unit (as defined therein) which is redeemable for a period of sixty months at the option of Mr. Zorn and which will be automatically redeemed by the Company at the end of such sixty month period. At the option of the Company, the payment of the redemption price may be made either in cash or in shares of stock of the Company. Under the terms of the agreement, if the employment of Mr. Zorn is terminated for any reason other than for cause or disability, Mr. Zorn is entitled to receive compensation and benefits for six months, provided that he uses his best efforts to secure other executive employment.

     The consummation of the Offering will not trigger the payment of additional incentive compensation for Messrs. Neff, Bokser or Zorn.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 28, 1996, the Compensation Committee consisted of Arthur M. Goldberg, Emil W. Solimine and Charles C. Carella. Mr. Goldberg currently serves as Chairman of the Board of Directors, President and Chief Executive Officer of the Company. Mr. Solimine and Mr. Carella currently serve as Directors of the Company.

                              CERTAIN TRANSACTIONS

     On August 3, 1992, White Rose Frozen Food ("Frozen Food") and WRGFF Associates, L.P. ("WRGFF"), a New Jersey limited partnership controlled by Mr. Goldberg, acquired in two simultaneous transactions substantially all of the operating properties and assets of Global from Sysco. To facilitate the Global Acquisition, WRGFF purchased and subsequently leased certain assets of Global to the Company. In fiscal 1996, the Company paid approximately $1.4 million to WRGFF in connection with the lease of such assets. In May 1997, the Company acquired tangible property formerly the subject of a lease at its frozen facility from an affiliate of the Company for approximately $2.0 million.

     Mr. Bokser is a director of Western Beef, Inc. During the fifty-two week periods ended December 28, 1996, December 30, 1995 and December 31, 1994, the Company sold various food products to Western Beef, Inc. in the amounts of $27.5 million, $22.6 million and $21.2 million, respectively.


     The Company employs Grotta, Glassman & Hoffman, a law firm in which Jerold
E. Glassman, a director of the Company, is a partner, for legal services on an on-going basis. The Company paid approximately $111,000, $98,000 and $222,000 to the firm for fiscal 1996, 1995 and 1994, respectively.



     The Company employs Emar Group, Inc. ("Emar Group"), a risk management and insurance brokerage company controlled by Emil W. Solimine, a director of the Company, for risk management and insurance brokerage services. The Company paid Emar Group approximately $150,000 for fiscal 1996, 1995 and 1994 for such services.



     In fiscal 1996, 1995 and 1994, the Company recorded income of $245,000, $154,000 and $184,000, respectively, from Bally Entertainment Corporation, a company in which Mr. Goldberg served as Chairman and Chief Executive Officer, in connection with the sharing of its office facilities and sundry other expenses. The Company currently has a similar arrangement with Hilton Hotels, Inc.


     Las Plumas, an entity owned by the shareholders of the Company, was indebted to the Company in the amount of approximately $3.5 million at December 28, 1996. See Note 16 of the notes to the Company's consolidated financial statements appearing elsewhere herein.

     The Company believes that the transactions set forth above are on terms no less favorable than those which could reasonably have been obtained from unaffiliated parties.

     In connection with the Refinancing, Rose Partners repaid the Rose Partners
Note in the amount of approximately $8.9 million and received a dividend of certain non-cash assets (including the indebtedness of Las Plumas to the Company) with a book value of approximately $4.2 million from White Rose. Management believes that the market value of such assets approximates their book value. In addition, the Indenture provides that the Company may repurchase, and retire into treasury, (i) up to $5 million of its outstanding Common Stock if the Company converts the capital lease relating to its Carteret, New Jersey distribution facility into an operating lease, and (ii) additional Common Stock out of the proceeds of its sale of its Farmingdale Facility (as defined) or the Farmingdale Option (as defined). Currently, the Bank Credit Facility only permits (i) but not (ii).


                    DESCRIPTION OF THE BANK CREDIT FACILITY

     In connection with the Refinancing, the Company has amended its Bank Credit Facility with BT Commercial Corporation ("BTCC") and certain banks and financial institutions as lenders (collectively, the "Lenders") providing for a three year extension of its $90 million revolving credit facility, and will make certain amendments to the Bank Credit Facility to permit the Refinancing upon consummation of the Offering.

     The Bank Credit Facility matures on June 30, 2000 and bears interest at a rate per annum equal to (at the Company's option): (i) the Euro Dollar Offering Rate plus 2.25% or (ii) Bankers Trust Company's prime rate plus 0.75%. The Bank Credit Facility has a $15 million sublimit for letters of credit and is available (subject to borrowing base availability) for working capital and general corporate purposes.

     The obligations of the Company under the Bank Credit Facility are secured by a perfected first priority security interest in the accounts receivable and inventory of the Company.

     Revolving credit loans under the Bank Credit Facility are subject to maintenance by the Company of a borrowing base, which equals the sum of 80% of eligible accounts receivable and 60% of eligible inventory. Upon the consummation of the Refinancing, the allowable advance against eligible inventory will increase to 70% and subsequently decline to 60% at the rate of 1% each quarter commencing on October 1, 1997.

     The Company is required to pay the Lenders under the Bank Credit Facility, on a quarterly basis, a commitment fee equal to 0.375% per annum on the undrawn portion of the revolving credit facility.

     The Bank Credit Facility contains a number of covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, prepay other indebtedness or amend certain other debt instruments, pay dividends or make distributions (other than those made pursuant to the Refinancing), create liens on assets, enter into sale and leaseback transactions, make investments, loans or advances, make acquisitions, engage in mergers or consolidations, issue capital stock, make capital expenditures or engage in certain transactions with affiliates and otherwise restrict certain corporate activities. In addition, the Company is required to comply with specified financial ratios and tests.

     The Bank Credit Facility contains customary events of default, including defaults relating to payments, breach of representations and warranties, covenants, cross-defaults and cross-acceleration to certain other indebtedness, certain events of bankruptcy and insolvency, actual or asserted invalidity of security and change of control.

                            DESCRIPTION OF NEW NOTES

     The New Notes will be issued pursuant to the Indenture dated as of June 20, 1997 (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). Except as otherwise indicated below, the following summary applies to both the Old Notes and the New Notes. As used herein, the term "Notes" shall mean the Old Notes and the New Notes, unless otherwise indicated.

     The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof.

     The form and terms of the New Notes are substantially identical to the form and terms of the Old Notes, except that the New Notes (i) will be registered under the Securities Act of 1933, as amended, (ii) will not provide for payment of penalty interest as Liquidated Damages, which terminate upon consummation of the Exchange Offer, and (iii) will not bear any legends restricting transfer thereof. The New Notes will be issued solely in exchange for an equal principal amount of Old Notes. As of the date hereof, $155 million aggregate principal amount of Old Notes is outstanding. See "The Exchange Offer."

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to the provisions of the Indenture and the Notes, including the definitions therein of certain terms used below. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used in this section and not otherwise defined below have the respective meanings assigned to them in the Indenture.

     Definitions relating to certain terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms used herein without definition have the meanings ascribed to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference.

GENERAL

     The New Notes will be senior unsecured obligations of the Company, limited in aggregate principal amount to $155 million, and will rank pari passu in right of payment with all present and future senior Indebtedness of the Company and senior to all future Subordinated Indebtedness of the Company.

     The New Notes will mature on June 15, 2007, will be limited to $155 million aggregate principal amount, and will be unsecured senior obligations of the Company. Each Note will bear interest at the rate set forth on the cover page hereof from June 20, 1997 or from the most recent interest payment date to which interest has been paid, payable semiannually on June 15 and December 15 in each year, commencing December 15, 1997, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the June 1 or December 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the New Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     Settlement for the New Notes will be made in same day funds. All payments of principal and interest will be made by the Company in same day funds. The New Notes will trade in the Same Day Funds Settlement System of The Depository Trust Company (the "Depositary" or "DTC") until maturity, and secondary market trading activity for the New Notes will therefore settle in same day funds.

     When issued, the New Notes will be a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the New Notes. See "Risk Factors -- Absence of Public Market for New Notes."

     The New Notes will not be entitled to the benefits of any sinking fund.

OPTIONAL REDEMPTION

     The New Notes will be subject to redemption at any time on or after June 15, 2002, at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice in amounts of $1,000 or any integral multiple thereof at the following redemption prices (expressed as percentages of the principal amount), if redeemed during the 12-month period beginning on June 15 of the years indicated below:

                                                                        REDEMPTION
                                       YEAR                               PRICE
            ----------------------------------------------------------  ----------
            2002......................................................    105.00%
            2003......................................................    103.33%
            2004......................................................    101.67%

and thereafter at 100% of the principal amount, in each case, together with accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on the relevant record dates to receive interest due on an interest payment date).

     In addition, at any time on or prior to June 15, 2000, the Company may, at its option, use the net proceeds of one or more Public Equity Offerings to redeem up to an aggregate of 35% of the aggregate principal amount of New Notes originally issued under the Indenture at a redemption price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date; provided that at least $100.75 million aggregate principal amount of New Notes remains outstanding immediately after the occurrence of any such redemption. In order to effect the foregoing redemption, the Company must mail a notice of redemption no later than 60 days after the related closing of the Public Equity Offering and must consummate such redemption within 90 days of the closing of the Public Equity Offering.

     If less than all of the New Notes are to be redeemed, the Trustee shall select the New Notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee shall deem fair and reasonable.

PURCHASE OF NEW NOTES UPON A CHANGE OF CONTROL

     If a Change of Control shall occur at any time, then each holder of New Notes shall have the right to require that the Company purchase such holder's New Notes in whole or in part in integral multiples of $1,000, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such New Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (a "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.

     Within 30 days of any Change of Control, the Company shall notify the Trustee thereof and give written notice of such Change of Control to each holder of New Notes, by first-class mail, postage prepaid, at his or her address appearing in the security register, stating, among other things, that a Change of Control has occurred and the date of such event, the circumstances and relevant facts regarding such Change of Control (including, if applicable, information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control); the purchase price and the purchase date which shall be fixed by the Company on a business day no earlier than 30 days nor later than 60 days from the date such notice is first mailed to the holders of the New Notes, or such later date as is necessary to comply with requirements under the Exchange Act; that any Note not tendered will continue to accrue interest; that, unless the Company defaults in the payment of the Change of Control Purchase Price, any New Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and certain other procedures that a holder of New Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the New Notes that might be tendered by holders of the New Notes seeking to accept the Change of Control Offer. See "-- Ranking." The failure of the Company to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the New Notes the rights described under "-- Events of Default."

     The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the New Notes elected to exercise their rights under the Indenture with respect to a Change of Control involving (or asserted to involve) the transfer or lease of all or substantially all of the Company's assets (as described in clause (iii) of such definition) and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret such term.

     The existence of a holder's right to require the Company to repurchase such holder's New Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

     In addition to the obligations of the Company under the Indenture with respect to the New Notes in the event of a "Change of Control," the Bank Credit Facility also contains an event of default upon a "Change of Control" as defined therein which obligates the Company to repay amounts outstanding under the Bank Credit Facility upon an acceleration of the indebtedness issued thereunder. See "Description of the Bank Credit Facility."

     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

RANKING

     The New Notes will be unsecured senior obligations of the Company, ranking pari passu in right of payment with all other existing and future Senior Indebtedness of the Company. The New Notes will be effectively subordinated to secured Indebtedness of the Company, including the Company's secured Indebtedness under the Bank Credit Facility and certain other Permitted Indebtedness that may be secured by a lien on the assets of the Company. As of March 29, 1997 and after giving effect to the Refinancing, which includes the issuance of the New Notes, the Company would have had $226.5 million of Senior Indebtedness. Although the New Notes, indebtedness incurred under the Bank Credit Facility and certain other Permitted Indebtedness will all constitute senior obligations of the Company, the Banks (and any other lender with respect to other Indebtedness secured by assets of the Company) will have a claim ranking prior to that of the holders of the New Notes with respect to the distribution of assets and the proceeds thereof securing the Company's obligations thereunder.

CERTAIN COVENANTS

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. The Company will not create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise suffer to exist (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless such Indebtedness is incurred by the Company and the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters for which financial results are available immediately preceding the date of incurrence of such Indebtedness (the "Incurrence Date"), taken as one period (and after giving pro forma effect to (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such four-quarter period); (iii) in the case of Acquired Indebtedness, the related acquisition; and (iv) any acquisition or disposition by the Company and its Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such four-quarter period, assuming such acquisition or disposition and any such related payments had been consummated on the first day of such four-quarter period), would be at least 1.8:1 if the Incurrence Date is on or before December 31, 1998, or at least 2.0:1 if the Incurrence Date is after December 31, 1998. The Company will not permit any of its Subsidiaries to incur any Indebtedness (other than Permitted Subsidiary Indebtedness).

     Limitation on Restricted Payments. (a) The Company will not, and will not permit any Subsidiary to, directly or indirectly:

          (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

          (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any Affiliate of the Company (other than (A) Capital Stock of any Wholly Owned Subsidiary of the Company, (B) the Capital Stock of White Rose upon the merger of White Rose into the Company on the Issue Date or options, warrants or other rights to acquire such Capital Stock or (C) the Shareholder Stock Repurchases);

          (iii) prior to any scheduled principal payment, sinking fund payment or maturity of any Subordinated Indebtedness, make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, such Subordinated Indebtedness (other than any such Indebtedness owed to the Company or a Wholly Owned Subsidiary);

          (iv) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person (other than to the Company or any of its Wholly Owned Subsidiaries) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Subsidiary held by any person (other than the Company or any of its Wholly Owned Subsidiaries);

          (v) incur, create, or assume, any guarantee of Indebtedness of any Affiliate of the Company (other than a Wholly Owned Subsidiary of the Company); or

          (vi) make any Investment in any Person (other than Permitted Investments)

(any of the foregoing actions described in clauses (i) through (vi), other than any such action that is a Permitted Payment (as defined below), collectively, a "Restricted Payment") (the amount of any such Restricted Payment, if other than cash, being determined by the board of directors of the Company, whose determination shall be conclusive and evidenced by a board resolution); unless
(1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing and such Restricted Payment shall not be an event which is, or after notice or lapse of time or both, would be, an "event of default" under the terms of any Indebtedness of the Company or its Subsidiaries;
(2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) under the provisions described under "-- Limitation on Indebtedness"; and (3) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture plus the Permitted Payments made under clause (b)(vi), do not exceed $3.0 million plus the sum of:

          (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the fiscal quarter beginning after the date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted

     Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss); plus

          (B) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company either (x) as capital contributions in the form of common equity to the Company or (y) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (ii) or (iii) of paragraph (b) below), in each case, other than Net Cash Proceeds received from the issuance or sale of Qualified Capital Stock or options, warrants or rights to purchase Qualified Capital Stock in, or otherwise received in connection with, the Refinancing; plus

          (C) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company; plus

          (D) the aggregate Net Cash Proceeds received after the date of the Indenture by the Company from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of the Company or its Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Redeemable Capital Stock were issued after the date of the Indenture, the aggregate of Net Cash Proceeds from their original issuance; plus

          (E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the date of the Indenture, an amount equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.

     (b) Notwithstanding the foregoing, and in the case of clauses (ii) through
(vii) below, so long as there is no Default or Event of Default continuing, the foregoing provisions shall not prohibit the following actions (each of clauses
(i) through (vii) being referred to as a "Permitted Payment"):

          (i) the payment of (1) the White Rose Dividend and (2) any other dividend within 60 days after the date of declaration thereof if at the date of declaration thereof such other dividend (A) would be permitted by the provisions of paragraph (a) of this Section and (B) shall be deemed to have been paid on such date of declaration for purposes of the calculation required by paragraph (a) of this Section;

          (ii) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issue and sale for cash (other than to a Subsidiary) of, other shares of Qualified Capital Stock of the Company; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3)(B) of paragraph (a) of this Section;

          (iii) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary) of any Qualified Capital Stock of the Company, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are, to the extent so used, excluded from clause (3)(B) of paragraph (a) of this Section;

          (iv) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness (other than Redeemable Capital Stock) (a "refinancing") through the substantially concurrent issuance of new Subordinated Indebtedness of the Company, provided that any such new Subordinated Indebtedness (1) shall be in a principal amount that does not exceed the principal amount so refinanced (or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination), plus the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or
     (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the New Notes; (3) has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the New Notes; and (4) is expressly subordinated in right of payment to the New Notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

          (v) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of the Company, provided that any such new Redeemable Capital Stock (1) shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced; (2) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the New Notes; and (3) has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the New Notes;

          (vi) the repurchase of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the board of directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; and

          (vii) the repurchase, redemption, defeasance, retirement or acquisition for value of the 12 3/4% Discount Notes and the 12% Notes on or prior to their scheduled maturity.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Subsidiary) unless such transaction or series of related transactions is entered into in good faith and (a) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with an unrelated third party, (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $1 million, the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above, and (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million, either (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Company, or in the event there is only one Disinterested Director, by such Disinterested Director, or (B) the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions are fair to the Company or such Subsidiary from a financial point of view; provided, however, that clauses (a) through (c) above shall not apply to (i) any transaction with an employee or director of the Company or any of its Subsidiaries entered into in the ordinary course of business (including compensation and employee benefit arrangements with any officer, director or employee of the Company or any Subsidiary, including under any stock option or stock incentive plans), (ii) any transactions of payments pursuant to the Tax Sharing Agreement or the Las Plumas Management Agreement, (iii) the merger of White Rose into the Company on the Issue Date and (iv) Restricted Payments made in accordance with "-- Limitation on Restricted Payments" or Permitted Payments.

     Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or incur any Lien of any kind upon any of its property or assets (including any intercompany notes, but excluding any inventory held on consignment), now owned or acquired after the date of the Indenture, or any income or profits therefrom, except if the New Notes are directly secured equally and ratably with (or prior to in the case of Liens with respect to Subordinated Indebtedness) the obligation or liability secured by such Lien, excluding, however, from the operation of the foregoing any of the following:

          (a) Any Lien existing as of the date of the Indenture, as set forth on a schedule to the Indenture.

          (b) Any Lien arising by reason of (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (2) taxes not yet delinquent or which are being contested in good faith; (3) good faith deposits in connection with tenders, leases, contracts (other than contracts for the payment of money); (4) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interest, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the Lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Company or any Subsidiary or the value of such property for the purpose of such business; (5) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds; or
     (6) operation of law in favor of landlords, mechanics, materialmen, warehousemen, carriers, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith or negotiations or by appropriate proceedings which suspend the collection thereof.

          (c) Any Lien on property of the Company or any Subsidiary securing Indebtedness incurred by the Company under subclause (i) of the definition of Permitted Indebtedness.

          (d) Any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Subsidiary.

          (e) Any Lien to secure the performance of bids, trade contracts, leases (including without limitation, statutory and common law landlord's liens), statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Company and any Subsidiary.

          (f) Any Lien securing Indebtedness permitted to be incurred pursuant to clauses (vi) and (ix) of the definition of "Permitted Indebtedness" and which is not prohibited to be incurred under the "Limitation on Indebtedness" covenant.

          (g) Any Lien on trucks owned or leased by the Company, or incurred by the Company in connection with the purchase or lease thereof.

          (h) Any Lien securing Indebtedness incurred to effect a defeasance of the New Notes pursuant to the defeasance provisions of the Indenture.

          (i) Any Lien securing Indebtedness permitted to be incurred under Interest Rate Agreements or otherwise incurred to hedge interest rate risk.

          (j) Any extension, renewal, refinancing or replacement, in whole or in part, of any lien described in the foregoing clauses (a) through (i) so long as no additional collateral is granted as security thereby.

     Limitation on Sale of Assets. (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (i) at least 75% of the consideration from such Asset Sale is received in cash or Cash Equivalents and (ii) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such

Asset Sale (as determined by the board of directors of the Company and evidenced in a board resolution). For the purposes of this covenant, "Cash Equivalents" means (x) the assumption of Indebtedness of the Company or any Subsidiary and the release of the Company or such Subsidiary from all liability on such Indebtedness in connection with such Asset Sale, (y) Temporary Cash Investments, and (z) securities received by the Company or any Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash.

     (b) If all or a portion of the Net Cash Proceeds of any Asset Sale are not required to be applied to repay permanently any Senior Indebtedness then outstanding as required by the terms thereof, or the Company determines not to apply such Net Cash Proceeds to the permanent prepayment of such Senior Indebtedness, or if no such Senior Indebtedness is then outstanding, then the Company or a Subsidiary may, within 360 days of the Asset Sale, invest the Net Cash Proceeds in properties and other assets that (as determined by the board of directors of the Company) replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in the businesses of the Company or its Subsidiaries existing on the date of the Indenture or in businesses reasonably related thereto. The amount of such Net Cash Proceeds not applied to repay Senior Indebtedness or used or invested within 360 days of the Asset Sale as set forth in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will apply the Excess Proceeds to the repayment of the New Notes and any other Pari Passu Indebtedness outstanding with provisions requiring the Company to make an offer to purchase or to purchase or redeem such Indebtedness with the proceeds from any Asset Sale as follows: (A) the Company will make an offer to purchase (an "Offer") from all holders of the New Notes in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of $1,000) of New Notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the New Notes, and the denominator of which is the sum of the outstanding principal amount of the New Notes and such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all New Notes tendered) and (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, the Company will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will the Company be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness. The offer price for the New Notes will be payable in cash in an amount equal to 100% of the principal amount of the New Notes plus accrued and unpaid interest, if any, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the New Notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, the Company will use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of New Notes and Pari Passu Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the New Notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) Whenever the Excess Proceeds received by the Company exceed $5 million, such Excess Proceeds shall, prior to the purchase of the New Notes or any Pari Passu Indebtedness described in paragraph (c) above, be set aside by the Company in a separate account pending (i) deposit with the depository or a paying agent of the amount required to purchase the New Notes of Pari Passu Indebtedness tendered in an Offer of a Pari Passu Offer, (ii) delivery by the Company of the Offered Price to the holders of the New Notes or Pari Passu Indebtedness tendered in an Offer or a Pari Passu Offer and (iii) application, as set forth above, of Excess Proceeds in the business of the Company and its Subsidiaries. Such Excess Proceeds may be invested in Temporary Cash Investments, provided that the maturity date of any such investment made after the amount of the Excess Proceeds exceeds $5.0 million shall not be later than the Offer Date. The Company shall be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments, provided that the Company shall not withdraw such interest from the separate account if an Event of Default has occurred or is continuing.

     (e) The Indenture will provide that, if the Company becomes obligated to make an Offer pursuant to clause (c) above, the New Notes and the Pari Passu Indebtedness shall be purchased by the Company, at the option of the holders thereof, in whole or in part in integral multiples of $1,000, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of such Offer is given to holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act.

     (f) The Indenture will provide that the Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Offer.

     Limitation on Capital Stock of Subsidiaries.  The Company will not permit
(a) any Subsidiary of the Company to issue any Capital Stock, except for (i) Capital Stock issued to the Company or a Wholly Owned Subsidiary, and (ii) Capital Stock issued by a Person prior to the time (A) such Person becomes a Subsidiary, (B) such Person merges with or into a Subsidiary or (C) a Subsidiary merges with or into such Person; provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by subclause (A), (B) or (C), or (b) any Person (other than the Company or a Wholly Owned Subsidiary) to acquire Capital Stock of any Subsidiary from the Company or any Subsidiary, except, in the case of clause (a) or (b), upon the acquisition of all the outstanding Capital Stock of such Subsidiary in accordance with the terms of the Indenture.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or suffer to exist any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distribution on its Capital Stock, (ii) pay any Indebtedness owed to the Company or any other Subsidiary, (iii) make any Investment in the Company or any other Subsidiary or (iv) transfer any of its properties or assets to the Company or any other Subsidiary, except for: (a) any encumbrance or restriction pursuant to any agreement in effect on the date of the Indenture and listed on a schedule to the Indenture; (b) any encumbrance or restriction, with respect to a Subsidiary that is not a Subsidiary of the Company on the date of the Indenture, in existence at the time such Person becomes a Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (c) customary non-assignment or subletting provisions of any lease, license or other contract; (d) any restriction entered into in the ordinary course of business contained in any lease of any Subsidiary or any security agreement or mortgage securing Indebtedness of any Subsidiary to the extent such restriction restricts the transfer of property subject to such security agreement, mortgage or lease; and (e) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (a), (b),
(c) or (d), or in this clause (e); provided in each case that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

     Limitations on Unrestricted Subsidiaries. Except for Investments made pursuant to clause (viii) or (ix) of the definition of Permitted Investments, the Company will not make, and will not permit its Subsidiaries to make, an Investment in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the provisions described under "-- Limitation on Restricted Payments." Except for Investments made pursuant to clause (viii) or (ix) of the definition of Permitted Investments, any Investment in Unrestricted Subsidiaries permitted to be made pursuant to this covenant (i) must be permitted to be made pursuant to the provision described under "-- Limitation on Restricted Payments" and will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by the Company and
(ii) may be made in cash or property.

     Provision of Financial Statements. After the earlier to occur of the consummation of the Exchange Offer and the 150th calendar day following the date of original issue of the New Notes, whether or not the Company is subject to
Section 13(a) or 15(d) of the Exchange Act, the Company will, to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were so subject, such documents to be filed with the Commission on or prior to the date (a "Required Filing Date") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (x) within 15 days of each Required Filing Date occurring after the issuance of the New Notes (i) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to either of such Sections and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost. The Indenture also provides that, so long as any of the New Notes remain outstanding, the Company will make available to any prospective purchaser of New Notes or beneficial owner of New Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the New Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such New Notes pursuant to an effective registration statement under the Securities Act.

CONSOLIDATION, MERGER, SALE OF ASSETS

     The Company will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form satisfactory to the Trustee, all the obligations of the Company under the New Notes and the Indenture, as the case may be, and the New Notes and the Indenture will remain in full force and effect as so supplemented; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Subsidiaries which becomes the obligation of the Company or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial results are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) under the provisions of "-- Certain
Covenants -- Limitation on Indebtedness"; and (iv) at the time of the transaction the Company or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that the foregoing prohibition shall not prohibit (a) the merger of White Rose into the Company on the Issue Date, and (b) any merger between or among Subsidiaries of the Company.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the continuing corporation, the successor Person formed or remaining shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company would be discharged from all obligations and covenants under the Indenture and the New Notes, as the case may be.

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture if:

          (i) there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

          (ii) there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, required repurchase or otherwise);

          (iii) there shall be a default in the performance, or breach, of any covenant or agreement of the Company under the Indenture (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (i), (ii) or (iv)) and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (x) to the Company by the Trustee or (y) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding New Notes;

          (iv) (a) there shall be a default in the performance or breach of the provisions described in "-- Consolidation, Merger, Sale of Assets"; (b) the Company shall have failed to make or consummate an Offer required in accordance with the provisions of "-- Certain Covenants -- Limitation on Sale of Assets"; or (c) the Company shall have failed to make or consummate a Change of Control Offer required in accordance with the provisions of "-- Purchase of New Notes Upon a Change of Control";

          (v) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company or any Subsidiary then has outstanding Indebtedness in excess of $6.5 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

          (vi) one or more judgments, orders or decrees for the payment of money in excess of $6.5 million, either individually or in the aggregate, shall be rendered against the Company or any Subsidiary or any of their respective properties (except with respect to the Farmingdale Facility) and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of an appeal or otherwise, shall not be in effect, provided that the amount of such money judgment, order or decree shall be calculated net of any insurance coverage that the Company has determined in good faith is available in whole or in part with respect to such money judgment, order or decree;

          (vii) there shall have been the entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the

     Company or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

          (viii) (a) the Company or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent, (b) the Company or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of the Company or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it, (c) the Company or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, (d) the Company or any Significant Subsidiary (I) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or such Significant Subsidiary or of any substantial part of their respective properties, (II) makes an assignment for the benefit of creditors or (III) admits in writing its inability to pay its debts generally as they become due or (e) the Company or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (viii).

     If an Event of Default (other than as specified in clauses (vii) and (viii) of the prior paragraph with respect to the Company) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the New Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all New Notes to be due and payable, by a notice in writing to the Company (and to the Trustee if given by the holders of the New Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (vii) or (viii) of the prior paragraph occurs with respect to the Company and is continuing, then all the New Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the New Notes, together with accrued and unpaid interest, if any, to the date the New Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of New Notes by appropriate judicial proceedings.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of New Notes outstanding, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (ii) all overdue interest on all New Notes then outstanding, (iii) the principal of and premium, if any, on any New Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at a rate borne by the New Notes and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the New Notes; and (b) all Events of Default, other than the non-payment of principal of the New Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the New Notes outstanding may on behalf of the holders of all outstanding New Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

     The Company is also required to notify the Trustee within ten business days of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the New Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

     The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

     The Company may, at its option and at any time, elect to have the obligations of the Company and any other obligor upon the New Notes discharged with respect to the outstanding New Notes ("defeasance"). Such defeasance means that the Company and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding New Notes, except for (i) the rights of holders of such outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest on such New Notes when such payments are due, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the New Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, in trust, for the benefit of the holders of the New Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding New Notes on the Stated Maturity (or on any date after June 15, 2002, (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Company has delivered to the Trustee an irrevocable notice to redeem all of the outstanding New Notes on the Defeasance Redemption
Date); (ii) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; (iii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit) shall have occurred and be continuing on the date of such deposit or insofar as clauses (vii) or (viii) under the first paragraph under "-- Events of Default" are concerned, at any time during the

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

period ending on the 91st day after the date of deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period); (v) such defeasance or covenant defeasance shall not cause the Trustee for the New Notes to have a conflicting interest as defined in the Indenture and for purposes of the Trust Indenture Act with respect to any securities of the Company; (vi) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, (A) the Indenture or (B) any other agreement or instrument to which the Company or any Significant Subsidiary is a party or by which the Company or any Significant Subsidiary is bound, if such breach, violation, or default thereof would have a material adverse effect on the Company and its Subsidiaries taken as a whole; (vii) such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such Act or exempt from registration thereunder; (viii) the Company will have delivered to the Trustee an opinion of independent counsel in the United States to the effect that after the 91st day following the deposit, the trust funds will not be subject to avoidance under Section 547 of the United States Bankruptcy Code (or any successor provision thereto) and related judicial decisions; (ix) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; (x) no event or condition shall exist that would prevent the Company from making payments of the principal of, premium, if any, and interest on the New Notes on the date of such deposit or at any time ending on the 91st day after the date of such deposit; and (xi) the Company will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the New Notes as expressly provided for in the Indenture) as to all outstanding New Notes under the Indenture when (a) either (i) all such New Notes theretofore authenticated and delivered (except lost, stolen or destroyed New Notes which have been replaced or paid or New Notes whose payment has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all New Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the applicable Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the New Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest on, such New Notes at such Maturity, Stated Maturity or redemption date; (b) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (i) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (ii) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound.

MODIFICATIONS AND AMENDMENTS

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of at least a majority of aggregate principal amount of the New Notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal or interest on, any such Note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Offer with respect to any Asset Sale or Asset Sales in accordance with "-- Certain Covenants -- Limitation on Sale of Assets" or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "-- Purchase of New Notes Upon a Change of Control," including, in each case, amending, changing or modifying any definitions relating thereto; (iii) reduce the percentage in principal amount of such outstanding New Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding New Notes required for any such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby; (v) except as otherwise permitted under "-- Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company of any of its rights and obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture in any manner which subordinates the securities in right of payment to the other Indebtedness of the Company.

     Notwithstanding the foregoing, without the consent of any holders of the New Notes, the Company and the Trustee may modify or amend the Indenture: (a) to evidence the succession of another Person to the Company or any other obligor upon the New Notes, and the assumption by any such successor of the covenants of the Company or such obligor in the Indenture and in the New Notes in accordance with "-- Consolidation, Merger, Sale of Assets"; (b) to add to the covenants of the Company or any other obligor upon the New Notes for the benefit of the holders of the New Notes, or to surrender any right or power conferred upon the Company or any other obligor upon the New Notes, as applicable, in the Indenture or in the New Notes; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture or in any supplementary indenture or the New Notes which may be defective or inconsistent with any other provision in the Indenture or the New Notes or make any other provisions with respect to matters or questions arising under the Indenture or the New Notes; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the New Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to evidence and provide the acceptance of the appointment of a successor trustee under the Indenture; or (f) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the New Notes as additional security for the payment and performance of the Company's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

     The holders of a majority in aggregate principal amount of the New Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

GOVERNING LAW

     The Indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

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

     The holders of a majority in principal amount of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of New Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

     "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or merges with or into the Company or any Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary, as the case may be.

     "Adjusted Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person, the sum of (a) the interest expense of such Person and its Consolidated Subsidiaries (exclusive of deferred financing fees and any premiums or penalties paid in connection with redeeming or retiring any Indebtedness prior to its stated maturity) for such period, on a Consolidated basis, including without limitation, (i) amortization of debt discount, (ii) the net cost under interest rate contracts (including amortization of discounts), (iii) the interest portion of any deferred payment obligation and (iv) accrued interest, plus (b) (i) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid, or accrued by such Person during such period, and (ii) all capitalized interest of such Person and its Consolidated Subsidiaries, in each case as determined in accordance with GAAP consistently applied.

     "Affiliate" means, with respect to any specified Person: (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or
(iii) any other Person 5% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of: (i) any Capital Stock of any Subsidiary; (ii) all or substantially all of the properties and assets of any division or line of business of the Company or its Subsidiaries; or (iii) any other properties or assets of the Company or any Subsidiary, other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets
(A) that is governed by the provisions described under "-- Consolidation, Merger, Sale of Assets," (B) that is by any Subsidiary to the Company or any Wholly Owned Subsidiary in accordance with the terms of the Indenture, (C) that is of obsolete equipment or other obsolete assets in the ordinary course of business, (D) that is of the Farmingdale Facility, the Farmingdale Lease or the Farmingdale Option or all of the outstanding Capital Stock of the Farmingdale Subsidiary or owned by the Company or any Subsidiary, (E) that constitutes the making of a Permitted Investment (other than pursuant to clause (v) of the definition of "Permitted Investment"), or (F) the Fair Market Value of which in the aggregate does not exceed $500,000 in any transaction or series of related transactions.

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

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment; by
(ii) the sum of all such principal payments.

     "Bank Credit Facility" means the amended and restated Credit Agreement, dated as of February 10, 1993, among the Company, various financial institutions, BT Commercial Corporation, as agent, and Bankers Trust Company, as Issuing Bank, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Banks" means the lenders under the Bank Credit Facility.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its Subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation.

     "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock or other equity interests whether now outstanding or issued after the date of the Indenture.

     "Change of Control" means the occurrence of any of the following events:
(i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than a majority of the total outstanding Voting Stock of the Company (provided however that, for so long as the Permitted Holders retain the right to elect at least 50% of the entire board of directors of the Company, the shares beneficially held by a group shall not include any shares beneficially owned by a Permitted Holder who is a member of such group); (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Company was approved by the Permitted Holders or by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office; (iii) the Company consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with the Company in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of the Company is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or where (A) the outstanding Voting Stock of the Company is changed into or exchanged for (x) Voting Stock of the surviving corporation which is not Redeemable Capital Stock or (y) cash, securities and other property (other than Capital Stock of the surviving corporation) in an amount which could be paid by the Company as a Restricted Payment as described under "-- Certain Covenants -- Limitation on Restricted Payments" (and such amount shall be treated as a Restricted Payment subject to the provisions in the Indenture described under "-- Certain Covenants -- Limitation on Restricted Payments") and (B) no "person" or "group," other than Permitted Holders, owns immediately after such transaction, directly or indirectly, more than a majority of the total outstanding Voting Stock of the surviving corporation; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger, Sale of Assets."

     "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act then the body performing such duties at such time.

     "Company" means Di Giorgio Corporation, a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

     "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of EBITDA to the sum of Adjusted Consolidated Interest Expense for such period and cash dividends paid on any Preferred Stock of such Person during such period; provided that (i) in making such computation, the Adjusted Consolidated Interest Expense attributable to interest on any Indebtedness shall be computed on a pro forma basis and (A) where such Indebtedness was outstanding during the period and bore a floating interest rate, interest shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) where such Indebtedness was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying at the option of the Company, either the fixed or floating rate and
(ii) in making such computation, the Adjusted Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

     "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains or losses (exclusive of all fees and expenses relating thereto), (ii) the portion of net income (or loss) of such Person and its subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its subsidiaries, (iii) net income (or loss) of any Person combined with such Person or any of its subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan, (v) net gains (or losses) (except for all fees and expenses relating thereto) in respect of dispositions of assets other than in the ordinary course of business, (vi) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (vii) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness of such Person or (viii) transaction costs charged in connection with the Refinancing.

     "Consolidated Non-Cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and other non-cash charges of such Person and its subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

     "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a similar meaning.

     "Customer Loan" means any advance, loan, guarantee or other extension of credit (other than any advance, loan or other extension of credit to a customer in the ordinary course of business that is recorded as an account receivable on the consolidated balance sheet of the Company and its Subsidiaries) (a "loan") provided to a customer of the Company or any Subsidiary in the ordinary course of business of the Company and its Subsidiaries and having a maturity not in excess of five years from the incurrence thereof, provided that any such loan made after the date of this Indenture is evidenced by a note made payable to the Company or its Subsidiaries and is approved by a credit committee or authorized officer of the Company.

     "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

     "EBITDA" means the sum of Consolidated Net Income, Adjusted Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income in each case, for such period, of the Company and its Subsidiaries on a Consolidated basis, all determined in accordance with GAAP consistently applied.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors.

     "Farmingdale Facility" means the premises located at 150 Price Parkway, Farmingdale, New York that are leased pursuant to the Farmingdale Lease.

     "Farmingdale Lease" means the lease, dated as of August 1, 1992, between MF Corp., a Wholly Owned Subsidiary of the Company and Gede Realty, Inc., as successor to Marley Properties, Inc., providing for the lease by the Farmingdale Subsidiary of the Farmingdale Facility, as the same may at any time be amended, amended and restated, supplemented or otherwise modified.

     "Farmingdale Option" means the option to purchase the Farmingdale Facility granted pursuant to the Farmingdale Option Agreement.

     "Farmingdale Option Agreement" means the option agreement dated March 26, 1993, providing for the grant to the Company of an option to purchase the Farmingdale Facility, as the same may at any time be amended, amended and restated, supplemented or otherwise modified.

     "Farmingdale Proceeds" means the net cash proceeds received by the Company upon the closing of the sale of the Farmingdale Facility or the Farmingdale Option to a third party that is not an Affiliate of the Company.

     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, which are in effect on the date of the Indenture.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered), (iv) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net

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

worth, solvency or other financial condition of the debtor or (v) otherwise to assure a creditor against loss; provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Indebtedness" means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, now or hereafter outstanding, (ii) all obligations of such Person evidenced by bonds, New Notes, debentures or other similar instruments,
(iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (iv) all obligations under Interest Rate Agreements of such Person, (v) all Capital Lease Obligations of such Person, (vi) all Indebtedness referred to in clauses (i) through (v) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (vii) all Guaranteed Debt of such Person, (viii) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and (ix) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability which constitutes Indebtedness of the types referred to in clauses (i) through (viii) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

     "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership (other than ownership obtained without making, or becoming liable, directly or indirectly, contingent or otherwise, for the making of, any advance, loan (or the forgiveness thereof), payment, extension of credit or capital contribution in connection therewith), by such Person of any Capital Stock, bonds, New Notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Issue Date" means the date on which the New Notes are originally issued under the Indenture.

     "Las Plumas" means Las Plumas Lumber Corporation, a California corporation, or any successors thereto.

     "Las Plumas Management Agreement" means the management agreement dated as of May 31, 1992 between the Company and Las Plumas as in effect on the date of this Indenture.

     "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired.

     "Maturity" means, when used with respect to the New Notes, the date on which the principal of the New Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date, the Change of Control Purchase Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

     "Net Cash Proceeds" means (a) with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary) net of (i) brokerage commissions and other reasonable fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "-- Certain Covenants -- Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Subsidiary), net of attorneys' fees, accountants' fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the New Notes.

     "Permitted Holders" means Rose Partners, any of the partners of Rose Partners on the Issue Date, and any of their trusts, estates, executors, heirs, successors or assigns, and each of their respective Affiliates.

     "Permitted Indebtedness" means:

          (i) Indebtedness of the Company equal to the greater of, without duplication, (a) Indebtedness under the Bank Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $90 million, minus all principal payments made in respect of any term loans thereunder and minus the amount by which any commitments under any revolving credit facility thereunder are permanently reduced, or (b) Indebtedness in an aggregate amount not to exceed the sum of 75% of the net book value of the consolidated inventory of the Company and its Subsidiaries and 85% of the net book value of the consolidated accounts receivable of the Company and its Subsidiaries, in each case calculated in accordance with GAAP;

          (ii) Indebtedness of the Company (a) represented by the New Notes or
     (b) that is incurred, in any amount, and in whole or in part, to (1) redeem all of the New Notes outstanding as described herein, or (2) effect a complete defeasance or a covenant defeasance thereof as described herein; provided, in either case, that any Indebtedness incurred under this subclause (b) is actually applied in accordance with the applicable redemption or defeasance provision of the Indenture;

          (iii) Indebtedness of the Company outstanding on the date of the Indenture and listed on a schedule thereto;

          (iv) Indebtedness of the Company owing to a Subsidiary; provided that any Indebtedness of the Company owing to a Subsidiary is made pursuant to an intercompany note and is expressly subordinated in right of payment to the payment and performance of the Company's obligations under the New Notes, and, upon an Event of Default, such Indebtedness shall not be due and payable until such Event of Default is cured, waived or rescinded; provided, further, that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to a Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause (iv);

          (v) obligations of the Company entered into in the ordinary course of business pursuant to Interest Rate Agreements designed to protect the Company against fluctuations in interest rates in respect of Indebtedness of the Company as long as such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding;

          (vi) Indebtedness of the Company represented by Capital Lease Obligations or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition, improvement or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company and any refinancings of such Indebtedness made in accordance with subclauses (a), (b) and (c) of clause (xi) below, in an aggregate principal amount pursuant to this clause (vi) not to exceed $40 million outstanding at any time; provided that (a) the principal amount of any Indebtedness permitted under this clause (vi) did not in each case at the time of incurrence exceed the cost of the acquired or constructed asset or improvement so financed, and (b) such Indebtedness permitted pursuant to this clause (vi) was incurred directly in connection with the addition of new customers to the Company's business or the addition of incremental new business from existing customers;

          (vii) Indebtedness of the Company in respect of performance bonds, surety bonds and replevin bonds provided by the Company in the ordinary course of business;

          (viii) guarantees by the Company of obligations of customers of the primary business of the Company, not to exceed at any given time $7.5 million outstanding in the aggregate; for purposes of this clause (viii), the term "guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit;

          (ix) Indebtedness in an amount not in excess of $20 million, incurred to finance the relocation of one of the Company's warehouse facilities in existence on the Issue Date;

          (x) other Indebtedness of the Company that does not exceed $5 million in the aggregate at any one time outstanding; and

          (xi) any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (iii) and (iv) of this definition of "Permitted Indebtedness," including any successive refinancings (a) so long as the borrower under such refinancing is the Company or, if not the Company, the same as the borrower of the Indebtedness being refinanced, (b) the aggregate principal amount of Indebtedness represented thereby is not increased by such refinancing by an amount greater than the lesser of (I) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced or (II) the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (c) (A) in the case of any refinancing of Indebtedness that is

     Subordinated Indebtedness, such new Indebtedness is made subordinated to the New Notes at least to the same extent as the Indebtedness being refinanced and (B) in the case of Pari Passu Indebtedness or Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness.

     "Permitted Investment" means (i) Investments in any Subsidiary or any Person which, as a result of such Investment, (a) becomes a Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Subsidiary; (ii) Indebtedness of the Company described under clause (iv) of the definition of "Permitted Indebtedness"; (iii) Investments in any of the New Notes; (iv) Temporary Cash Investments; (v) Investments acquired by the Company or any Subsidiary in connection with an Asset Sale permitted under "-- Certain Covenants -- Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant; (vi) Investments in existence on the date of the Indenture; (vii) Investments consisting of Customer Loans, provided that the aggregate principal amount of such Investments described in this clause (vii) shall not exceed $10 million at any given time outstanding to any single customer and its Affiliates, and shall not exceed $35 million at any given time in the aggregate; provided that such $35 million amount shall be reduced by the amount of any SBIC Capital Contribution; (viii) Investments by the Company in any Unrestricted Subsidiary, provided that the aggregate amount of all such Investments described in this clause (viii) shall not exceed $1 million in the aggregate from and after the Issue Date; (ix) an SBIC Capital Contribution; (x) an intercompany loan from the Company to White Rose in the amount of up to $60.0 million on the Issue Date for the purpose of paying the purchase price payable by White Rose in connection with the White Rose Tender Offer, provided that the amount loaned is so applied; and (xi) any other Investments in the aggregate amount of $5 million at any one time outstanding. In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value (as determined by the board of directors of the Company) at the time of Investment.

     "Permitted Subsidiary Indebtedness" means:

          (i) Indebtedness of a Wholly Owned Subsidiary owing to the Company or another Wholly Owned Subsidiary; provided that such Indebtedness is made pursuant to an intercompany note, and, upon an Event of Default, all amounts owing pursuant to such Indebtedness are immediately due and payable; and provided, further, that (a) any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Company or a Wholly Owned Subsidiary) shall be an incurrence of such Indebtedness by the obligor not within the definition of "Permitted Subsidiary Indebtedness" pursuant to this clause (i), and (b) any transaction pursuant to which any Wholly Owned Subsidiary ceases to be a Wholly Owned Subsidiary shall be deemed to be the incurrence of Indebtedness by such Wholly Owned Subsidiary that is not within the definition of "Permitted Subsidiary Indebtedness" pursuant to this clause (i);

          (ii) Indebtedness of a Wholly Owned Subsidiary represented by Purchase Money Obligations if such Indebtedness would be permitted by clause (vi) of the definition of Permitted Indebtedness if incurred by the Company; and

          (iii) Acquired Indebtedness of a Subsidiary that would be permitted to be incurred by the Company if such Acquired Indebtedness were being incurred by the Company.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "Public Equity Offering" means an underwritten public offering of Capital Stock (other than Redeemable Capital Stock) pursuant to a registration statement that has been declared effective by the Commission

(other than a registration statement on Form S-8 or any successor form or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

     "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of the Company and its Subsidiaries and any additions and accessions thereto, which are purchased at any time after the New Notes are issued; provided that (i) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accession thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Company and its Subsidiaries of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of any event or passage of time would be, required to be redeemed prior to any Stated Maturity of the principal of the New Notes or is redeemable at the option of the holder thereof at any time prior to any such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to any such Stated Maturity at the option of the holder thereof.

     "Refinancing" means (i) the offering and sale of the New Notes pursuant to the Indenture, (ii) the modification of the Bank Credit Facility, (iii) the repayment of the Rose Partners Note, (iv) the consummation of the tender offer by the Company for its 12% New Notes outstanding prior to the Issue Date, and the tender offer by White Rose for its 12 3/4% Discount Notes outstanding prior to the Issue Date, (v) the dividend by the Company to White Rose of certain non-cash assets which are unrelated to the Company's primary business and the subsequent dividend of those assets to White Rose's stockholders and (vi) immediately following consummation of the tender offers and the payment of such dividends, the merger of White Rose with and into the Company with the Company surviving the merger.

     "Rose Partners" means Rose Partners, L.P., a New York limited partnership, of which Arthur M. Goldberg is the general partner.

     "SBIC" means a wholly owned Unrestricted Subsidiary that meets the requirements of a Small Business Investment Company, as that term is defined in Rule 602 of the Securities Act, as the same may be amended from time to time.

     "SBIC Capital Contribution" means a single capital contribution by the Company to an SBIC in an amount not in excess of $5 million, which may consist of cash, property or both.

     "Securities Act" means the Securities Act of 1933, as amended, or any successor statute.

     "Senior Indebtedness" means the Indebtedness of the Company other than Subordinated Indebtedness.

     "Shareholder Stock Repurchases" means (A) the repurchase by the Company and retirement into treasury, for the payment of not greater than $5 million in the aggregate, of the Company's common stock after (but in no event more than 18 months after) the Issue Date, which repurchase may only be made if the Company has first (i) irrevocably converted the $27.5 million Capital Lease Obligation relating to its Carteret, New Jersey distribution facility, existing on the Issue Date, to an operating lease, and (ii) delivered an Officers' Certificate (as defined in the Indenture) to the Trustee to the effect that such conversion has occurred, and (B) the repurchase by the Company and retirement into treasury, for the payment of an amount not greater than the Farmingdale Proceeds, of the Company's common stock after (but in no event more than 12 months after) the Issue Date, which repurchase may only be made if the Company has first (i) sold the Farmingdale Facility or the Farmingdale Option, as the Farmingdale Facility or the Farmingdale Option exist on the Issue Date, for cash and (ii) delivered an Officers' Certificate (as defined in the Indenture) to the Trustee to the effect that such sale has occurred.

     "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

     "Subordinated Indebtedness" means Indebtedness of the Company which is by its terms expressly subordinated in right of payment to the New Notes.

     "Subsidiary" means any Person, a majority of the equity ownership or the Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries; provided that any Unrestricted Subsidiary shall not be deemed a Subsidiary under the Indenture.

     "Tax Sharing Agreement" means the agreement effective as of January 1, 1992, among the Company, White Rose and certain other affiliates of the Company, as in effect on the date of this Indenture.

     "Temporary Cash Investments" means (i) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America, (ii) any certificate of deposit (or, with respect to non-U.S. banking institutions, similar instruments) maturing not more than one year after the date of acquisition, issued by, or time deposit of, a commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case, that has combined capital and surplus and undivided profits of not less than $500 million (or the foreign currency equivalent thereof), whose debt has a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" (or higher) according to Standard & Poor's Rating Group, a division of McGraw-Hill, Inc. ("S&P") or any successor rating agency, (iii) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America with a rating, at the time as of which any investment therein is made, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (iv) any money market deposit accounts or demand deposit accounts issued or offered by a domestic commercial bank or a commercial banking institution organized and located in a country recognized by the United States of America, in each case having capital and surplus in excess of $500 million (or the foreign currency equivalent thereof); provided that the short-term debt of such commercial bank has a rating, at the time of Investment, of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P and (v) any other Investments, that at any one time do not exceed $100,000 in the aggregate, issued or offered by any domestic commercial bank or any commercial banking institution organized and located in a country recognized by the United States of America.

     "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

     "12% Notes" means the Senior Notes Due 2003 of the Company.

     "12 3/4% Discount Notes" means the Senior Discount Notes Due 1998 of White Rose.

     "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that exists on the Issue Date and is so designated as an Unrestricted Subsidiary on a schedule attached to the Indenture, (ii) any subsidiary of the Company that at the time of determination shall be an Unrestricted Subsidiary (as designated by the board of directors of the Company, as provided below) and (iii) any subsidiary of an Unrestricted Subsidiary. The board of directors of the Company may designate any subsidiary of the Company (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if all of the following conditions apply: (a) neither the Company nor any of its Subsidiaries provides credit support for Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), (b) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, (c) any Investment by the Company (other than Investments described in clause (viii) of the definition "Permitted Investments") in such Unrestricted Subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions described under "-- Certain Covenants -- Limitation on Unrestricted Subsidiaries" and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with the Company or any other subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such other subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed an Investment, and (d) such Unrestricted Subsidiary does not own any Capital Stock in any subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary. Any such designation by the board of directors of the Company shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions and any Investment by the Company (other than Investments described in clause (viii) and (ix) of the definition of "Permitted Investments") in such Unrestricted Subsidiary shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (1) the net book value of such Investment or (2) the Fair Market Value of such Investment as determined in good faith by the Company's board of directors. The board of directors of the Company may designate any Unrestricted Subsidiary as a Subsidiary; provided (i) that if such Unrestricted Subsidiary has any Indebtedness, that immediately after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness or Permitted Subsidiary Indebtedness) pursuant to the restrictions under "-- Certain Covenants -- Limitation on Indebtedness" and (ii) that all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.

     "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary (i) as to which neither the Company nor any subsidiary is directly or indirectly liable (by virtue of the Company or any such subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness) and, (ii) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any subsidiary to declare, a default on such Indebtedness of the Company or any subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "White Rose" means White Rose Foods, Inc., a Delaware corporation.

     "White Rose Dividend" means the dividend by the Company of certain non-cash assets with a book value of approximately $4.2 million to White Rose, which White Rose will in turn dividend to its shareholders pursuant to the Refinancing.

     "White Rose Tender Offer" shall mean the tender offer by White Rose for its 12 3/4% Discount Notes.

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Subsidiary.

BOOK-ENTRY DELIVERY AND FORM

     The Old Notes offered and sold to qualified institutional buyers (as defined under Rule 144A) ("QIBs") were each registered in book-entry form, are represented by a single, global note, in definitive, fully registered form without interest coupons (the "U.S. Global Note") and were deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. or such other nominee as DTC may designate.

     The Old Notes (i) originally purchased by or transferred to "accredited investors" (as defined in Rule 501(a)(1),(2),(3) and (7) under the Securities
Act) ("Institutional Accredited Investors") who are not QIBs or (ii) held by QIBs who elected to take physical delivery of their certificates instead of holding their interest through the U.S. Global Note (and which are then unable to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers"), were issued in registered form without interest coupons ("Certificated Notes"). Upon the transfer of such Certificated Notes held by a Non-Global Purchaser to a QIB, such Certificated Notes will, unless the transferee requests otherwise or the U.S. Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the U.S. Global Note.

     The Old Notes offered and sold to persons outside the United States who received such Old Notes pursuant to sales in accordance with Regulation S under the Securities Act were each initially represented by a global note certificate in fully registered form without interest coupons (the "Offshore Global Note" and, together with the U.S. Global Note, the "Global Notes"). The Offshore Global Note was deposited with the Trustee as custodian for DTC and registered in the name of Cede and Co. Prior to the expiration of the "40-day restricted period" within the meaning of Rule 903 of Regulation S under the Securities Act, transfers of interest in the Offshore Global Note may only be effected through records maintained by DTC, Cedel Bank, societe anonyme ("Cedel") or Euroclear System ("Euroclear").

     Except as set forth below, it is expected that the New Notes will be issued in global form (the "New Global Notes"). The Company expects that pursuant to procedures established by DTC (a) upon the issuance of the New Global Notes, DTC or its custodian will credit on its internal system portions of the New Global Notes which shall be comprised of the corresponding respective principal amount of the New Global Note to the respective accounts of persons who have accounts with such depositary and (b) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined)) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially will be designated by the Exchange Agent and ownership of beneficial interests in the New Global Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. QIBs may hold their interests in the New Global Notes directly through DTC if they are Participants in such system, or indirectly through organizations which are Participants in such system.

     So long as DTC or its nominee is the registered owner or holder of the New Notes, DTC or such nominee, as the case may be, will be considered the sole record owner or holder of the New Notes represented by the New Global Notes for all purposes under the Indenture and the New Notes. No beneficial owners of an interest in the New Global Notes will be able to transfer that interest except in accordance with the applicable procedures of DTC, Euroclear and Cedel, in addition to those provided for under the Indenture.

     Payments of the principal of, premium, if any, and interest on the New Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the New Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest in respect of the New Global Notes will credit Participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such New Global Notes, as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such New Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell New Notes to persons in states which require physical delivery of such New Notes or to pledge such New Notes, such holder must transfer its interest in the New Global Notes, in accordance with the normal procedures of DTC and the procedures set forth in the Indenture. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the New Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the New Global Notes for Certificated Notes.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the New Global Notes among Participants of DTC, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Interests in the New Global Notes will be exchangeable or transferable, as the case may be, for Certificated Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for such New Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to such New Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Notes to be delivered.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations of the issuance of New Notes and the Exchange Offer. This summary does not discuss all aspects of federal income taxation that may be relevant to particular holders of Notes (the "Holders"), especially in light of a Holder's personal investment circumstances, or to certain types of Holders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations and foreign corporations and individuals who are not citizens or residents of the United States) and does not discuss any aspects of state, local or foreign taxation. This discussion is limited to those Holders who will hold the Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

     This summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.

     Exchange Offer. The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as a taxable "exchange" because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Notes received by a Holder of the Old Notes should be treated as a continuation of the Old Notes in the hands of such Holder. As a result, there should be no gain or loss to Holders exchanging the Old Notes for the New Notes pursuant to the Exchange Offer.

     Interest. A Holder will be required to include in gross income the stated interest on the Old Notes or the New Notes in accordance with the Holder's method of tax accounting.

     Tax Basis. Generally, a Holder's tax basis in an Old Note will initially be the Holder's purchase price for the Old Note and will be decreased by the amount of any principal payments received. If a Holder exchanges an Old Note for a New Note pursuant to the Exchange Offer, the tax basis of the New Note immediately after such exchange should equal the Holder's tax basis in the Old
Note immediately prior to the exchange.

     Sale or Redemption. The sale, exchange, redemption or other disposition of an Old Note or a New Note (other than pursuant to the Exchange Offer) generally will be a taxable event. A Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition of an Old Note or a New Note (other than in respect of accrued interest thereon) and (ii) the Holder's adjusted tax basis in such Old Note or New Note. Such gain or loss will be capital gain or loss and would be long-term capital gain or loss if the Old Notes or New Notes were held by the Holder for the applicable holding period (currently more than one year) at the time of such sale or other disposition. The holding period of each New Note would include the holding period of the Old Notes exchanged therefor.

     Purchasers of Notes at Other than Original Issuance. The foregoing summary does not discuss special rules which may affect the treatment of purchasers that acquire Notes other than at original issuance, including those provisions of the Code relating to the treatment of "market discount" and "acquisition premium." Any such Purchaser should consult its tax advisor as to the consequences to him of the acquisition, ownership and disposition of Old Notes and the New Notes.

     Backup Withholding. Unless a Holder or other payee provides his correct taxpayer identification number (employer identification number or social security number) to the Company (as payor) and certifies that such number is correct, under the federal income tax backup withholding rules, generally 31% of
(1) the interest paid on the Notes, and (2) proceeds of sale or other disposition of the Notes must be withheld and remitted to the United States Department of the Treasury. Therefore, each Holder should complete and sign the Substitute Form W-9 included so as to provide the information and certification necessary to avoid backup withholding. However, certain exchanging Holders (including, among others, certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt foreign recipient, that exchanging Holder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt foreign status.

     Withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

     THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. EACH HOLDER OF NOTES OR EXCHANGE NOTES SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making or other trading activities. The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such New Notes. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of New Notes received in exchange for Old Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under "The Exchange Offer -- the Exchange Agent; Assistance." See "The Exchange Offer -- Resales of the New Notes."

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transaction, through the writing of options on the new Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes.

     Any broker-dealer that resells new Notes that were received by it for its own account in connection with the Exchange Offer or any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the Notes offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                    EXPERTS

     The consolidated financial statements of Di Giorgio Corporation and subsidiaries as of December 28, 1996 and December 30, 1995 and for each of the three years in the period ended December 28, 1996 included in this Prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                       DI GIORGIO CORPORATION AND SUBSIDIARIES

Independent Auditors' Report.........................................................  F-2
Consolidated Balance Sheets as of December 30, 1995 and December 28, 1996............  F-3
Consolidated Statements of Operations for each of the three years in the period ended
  December 28, 1996..................................................................  F-4
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 28, 1996.....................................................  F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended
  December 28, 1996..................................................................  F-6
Notes to Consolidated Financial Statements...........................................  F-8
Consolidated Condensed Balance Sheets as of December 28, 1996 and June 28, 1997
  (Unaudited)........................................................................  F-21
Consolidated Condensed Statements of Operations for the twenty-six weeks ended June
  29, 1996 and June 28, 1997 (Unaudited).............................................  F-22
Consolidated Condensed Statements of Stockholders' Equity (Deficit) for the
  twenty-six weeks ended June 28, 1997 (Unaudited)...................................  F-23
Consolidated Condensed Statements of Cash Flows for the twenty-six weeks ended June
  29, 1996 and June 28, 1997 (Unaudited).............................................  F-24
Notes to Consolidated Condensed Financial Statements (Unaudited).....................  F-25

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Di Giorgio Corporation
Carteret, New Jersey

     We have audited the consolidated balance sheets of Di Giorgio Corporation and subsidiaries (the "Company") as of December 30, 1995 and December 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 30, 1995 and December 28, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 21, 1997
(June 20, 1997 as to Notes 1 and 18)

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                     DECEMBER 30,     DECEMBER 28,
                                                                         1995             1996
                                                                     ------------     ------------
ASSETS
Current assets:
  Cash and equivalents.............................................    $    447         $  1,749
  Accounts and notes receivable -- net.............................      70,864           61,550
  Inventories......................................................      52,331           49,563
  Prepaid expenses.................................................       3,497            3,706
                                                                       --------         --------
          Total current assets.....................................     127,139          116,568
Property, plant and equipment -- net...............................      60,058           56,270
Long-term notes receivable.........................................      14,631           19,276
Deferred financing costs...........................................       5,309            4,172
Other assets.......................................................      12,680           12,216
Excess of cost over net assets acquired............................      98,613           92,567
                                                                       --------         --------
Total..............................................................    $318,430         $301,069
                                                                       ========         ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable....................................................    $ 32,303         $ 26,719
  Current portion of long-term debt................................       1,540            1,299
  Accounts payable -- trade........................................      58,414           49,468
  Accrued expenses.................................................      25,307           24,362
  Current installment -- capital lease liability...................       2,231            2,378
                                                                       --------         --------
          Total current liabilities................................     119,795          104,226
Long-term debt.....................................................     153,567          153,389
Capital lease liability............................................      33,902           31,523
Other long-term liabilities........................................       9,131            7,826
Stockholders' equity:
  Common stock, Class A, $.01 par value -- authorized, 1,000
     shares; issued and outstanding, 101.62 shares.................          --               --
  Common stock, Class B, $.01 par value -- authorized, 1,000
     shares; issued and outstanding, 100 shares....................          --               --
  Additional paid-in capital.......................................      17,225           17,225
  Accumulated deficit..............................................     (15,190)         (13,120)
                                                                       --------         --------
          Total stockholders' equity...............................       2,035            4,105
                                                                       --------         --------
Total..............................................................    $318,430         $301,069
                                                                       ========         ========

                See Notes to Consolidated Financial Statements.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED
                                                        ----------------------------------------------
                                                        DECEMBER 31,     DECEMBER 30,     DECEMBER 28,
                                                            1994             1995             1996
                                                        ------------     ------------     ------------
Revenue:
  Net sales...........................................    $932,386        $1,018,218       $1,045,161
  Other revenue.......................................       4,461             4,823            5,045
                                                          --------        ----------       ----------
          Total revenue...............................     936,847         1,023,041        1,050,206
Cost of products sold.................................     835,526           915,536          935,719
                                                          --------        ----------       ----------
          Gross profit -- exclusive of warehouse
            expense shown separately below............     101,321           107,505          114,487
Operating expenses:
  Warehouse expense...................................      37,503            39,196           40,343
  Transportation expense..............................      21,354            22,759           21,624
  Selling, general and administrative expenses........      20,277            22,357           23,389
  Facility integration expense........................       3,986                --               --
  Amortization -- excess of cost over net assets
     acquired.........................................       2,766             2,892            2,892
                                                          --------        ----------       ----------
Operating income......................................      15,435            20,301           26,239
Interest expense......................................      20,370            24,887           23,955
Amortization -- deferred financing costs..............       1,479             1,457            1,138
Other income -- net...................................      (2,939)           (3,842)          (3,758)
                                                          --------        ----------       ----------
(Loss) Income before income taxes and extraordinary
  item................................................      (3,475)           (2,201)           4,904
Income taxes..........................................          63               105            3,053
                                                          --------        ----------       ----------
(Loss) Income before extraordinary item...............      (3,538)           (2,306)           1,851
Extraordinary item:
  Gain on extinguishment of debt -- net of tax........          --               510              219
                                                          --------        ----------       ----------
Net (loss) income.....................................    $ (3,538)       $   (1,796)      $    2,070
                                                          ========        ==========       ==========

                See Notes to Consolidated Financial Statements.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                       CLASS A           CLASS B
                                    COMMON STOCK      COMMON STOCK     ADDITIONAL
                                   ---------------   ---------------    PAID-IN     ACCUMULATED
                                   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT      TOTAL
                                   ------   ------   ------   ------   ----------   -----------   -------
Balance, January 1, 1994.........  101.62    $ --    100.00    $ --     $ 18,444     $  (9,856)   $ 8,588
  Net loss.......................      --      --        --      --           --        (3,538)    (3,538)
                                               --                --
                                   ------            ------               ------     ---------    -------
Balance, December 31, 1994.......  101.62      --    100.00      --       18,444       (13,394)     5,050
  Net loss.......................      --      --        --      --           --        (1,796)    (1,796)
  Dividend to shareholders.......      --      --        --      --       (1,219)           --     (1,219)
                                               --                --
                                   ------            ------               ------     ---------    -------
Balance, December 30, 1995.......  101.62      --    100.00      --       17,225       (15,190)     2,035
  Net income.....................      --      --        --      --           --         2,070      2,070
                                               --                --
                                   ------            ------               ------     ---------    -------
Balance, December 28, 1996.......  101.62    $ --    100.00    $ --     $ 17,225     $ (13,120)   $ 4,105
                                   ======      ==    ======      ==       ======     =========    =======

                See Notes to Consolidated Financial Statements.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            YEAR ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,   DECEMBER 30,   DECEMBER 28,
                                                                1994           1995           1996
                                                            ------------   ------------   ------------
Cash flows from operating activities:
  Net (loss) income.......................................    $ (3,538)      $ (1,796)      $  2,070
  Adjustments to reconcile net (loss) income to net cash
     provided by operations:
     Extraordinary gain on extinguishment of debt -- net
       of tax.............................................          --           (510)          (219)
     Depreciation and amortization........................       2,812          3,949          4,488
     Amortization of deferred financing costs.............       1,479          1,457          1,138
     Amortization of excess of cost over net assets
       acquired...........................................       2,766          2,892          2,892
     Other amortization...................................         477            527            527
     Provision for doubtful accounts......................       2,100          2,100          1,850
     Increase in prepaid pension cost.....................        (960)          (720)          (461)
     Non-cash interest expense............................       5,376          5,775          5,890
     Non-cash interest income.............................        (788)          (846)          (981)
     Loss on sale of property.............................         459             --             --
     Income tax benefit offset against excess of cost over
       net assets acquired................................          --             --          3,008
  Changes in assets and liabilities:
     (Increase) decrease in:
       Accounts and notes receivable......................     (11,364)         1,609          7,464
       Inventories........................................      (9,071)         1,272          2,768
       Prepaid expenses...................................        (150)          (327)          (169)
       Other assets.......................................         161            595            661
       Long-term receivables..............................        (520)         1,560         (3,666)
     Increase (decrease) in:
       Accounts payable...................................      21,827         (6,304)        (8,946)
       Accrued expenses and other liabilities.............      (1,846)        (2,426)        (2,250)
                                                              --------        -------       --------
          Net cash provided by operating activities.......       9,220          8,807         16,064
                                                              --------        -------       --------
Cash flows from investing activities:
  Additions to property, plant and equipment..............      (1,390)        (1,920)        (1,004)
  Proceeds from sale of property..........................         730             --             --
  Cash paid to acquire business...........................      (9,700)            --             --
  Proceeds from contingent reimbursement..................         489          1,063             --
                                                              --------        -------       --------
          Net cash used in investing activities...........      (9,871)          (857)        (1,004)
                                                              --------        -------       --------

                                                                     (Continued)

                See Notes to Consolidated Financial Statements.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                            YEAR ENDED
                                                            ------------------------------------------
                                                            DECEMBER 31,   DECEMBER 30,   DECEMBER 28,
                                                                1994           1995           1996
                                                            ------------   ------------   ------------
Cash flows from financing activities:
  Borrowings/repayments from revolving credit
     facility -- net......................................    $    291       $ (6,529)      $ (5,584)
  Refinancing.............................................          --          6,600             --
  Payments of transaction fees and expenses...............        (479)          (600)            --
  Repayments of capital lease obligations.................      (1,618)        (3,990)        (2,232)
  Repayments of debt......................................      (1,083)        (3,529)        (5,942)
  Dividend to shareholders................................          --         (1,219)            --
  Proceeds from equipment sale............................       3,500             --             --
                                                              --------        -------       --------
          Net cash provided by (used in) financing
            activities....................................         611         (9,267)       (13,758)
                                                              --------        -------       --------
Net (decrease) increase in cash and cash equivalents......         (40)        (1,317)         1,302
Cash and cash equivalents, beginning of year..............       1,804          1,764            447
                                                              --------        -------       --------
Cash and cash equivalents, end of year....................    $  1,764       $    447       $  1,749
                                                              ========        =======       ========
Supplemental schedule of non-cash investing activities:
  Business acquired:
     Fair value of assets acquired........................    $  9,298       $     --       $     --
     Liabilities assumed or created.......................      (3,596)            --             --
     Net cash paid for business acquired..................      (9,211)            --             --
     Present value of note payable issued.................      (7,021)            --             --
                                                              --------        -------       --------
Excess of cost over net assets acquired...................    $ 10,530       $     --       $     --
                                                              ========        =======       ========
Supplemental schedule of non-cash investing activities:
  Acquisition of warehouse facility and machinery in
     exchange for capital lease...........................    $     --       $ 28,391       $     --
                                                              ========        =======       ========
Supplemental disclosures of cash flow information:
  Cash paid during the period:
     Interest.............................................    $ 15,807       $ 19,635       $ 18,569
                                                              ========        =======       ========
     Income taxes.........................................    $     37       $    125       $     73
                                                              ========        =======       ========

                See Notes to Consolidated Financial Statements.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 28, 1996

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION -- On February 9, 1990, DIG Acquisition Corp., a wholly-owned subsidiary of DIG Holding Corp. ("DIG Holding"), acquired 95% of the outstanding stock of Di Giorgio Corporation (the "Company") pursuant to a cash tender offer at $30 per share for the Class A common stock. The remaining 5% of Di Giorgio common stock was obtained via a merger of DIG Acquisition Corp. and Di Giorgio.

     The acquisition was accounted for as a purchase and the cost of Di Giorgio's stock, together with the related acquisition fees and expenses was allocated to the assets acquired and liabilities assumed based on fair values. As of December 30, 1995 and December 28, 1996, accumulated amortization of excess costs over net assets acquired was approximately $16,003,000 and $18,895,000, respectively.

     On June 19, 1992, DIG Holding contributed all of the outstanding capital stock of Di Giorgio to a newly formed Delaware corporation, White Rose Foods, Inc. ("White Rose"), in exchange for 91.8 shares of White Rose's common stock. As the stockholders of White Rose were identical to the stockholders of DIG Holding, the exchange of shares was a transaction among entities under common control and has been reflected in an accounting manner similar to a pooling of interest.

     In February 1993, the Company issued 100 shares of Class B common stock to DIG Holding in exchange for a capital contribution of $25 million. In September 1993, White Rose purchased the 100 shares of Class B common stock from DIG Holding so that, as of September 1993, White Rose owned 100% of the Company. Since this transaction was between companies under common control, the acquisition of the minority interest has been accounted for as if it were a pooling of interest. The purchase price exceeded DIG Holding's historical basis by $2.5 million.

     On December 27, 1996, White Rose and its parent, DIG Holding, effected a merger with White Rose continuing as the surviving corporation. As the stockholders of White Rose are identical to the stockholders of DIG Holding, the exchange of shares was a transfer of interest among entities under common control, and is being accounted for at historical cost in a manner similar to pooling of interests accounting.

     On June 20, 1997, the Company and White Rose consummated a merger, with the Company as the survivor. Since the stockholders of the Company are identical to the stockholders of White Rose, the exchange of shares was a transfer of interest among entities under common control, and is being accounted for at historical cost in a manner similar to pooling of interests accounting. Accordingly, the consolidated financial statements presented herein reflect the assets and liabilities and related results of operations for the combined entity for all periods. See Note 18 for information relating to the refinancing actions taken in connection with the merger.

     DESCRIPTION OF BUSINESS -- The Company is a wholesale food distributor serving both independent retailers and supermarket chains principally in the New York City metropolitan area including Long Island, northern New Jersey and to a lesser extent, the Philadelphia area. The Company distributes three primary supermarket product categories: grocery, frozen and dairy.

     PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

     INVENTORIES -- Inventories, primarily consisting of finished goods, are valued at the lower of cost (weighted average cost method) or market.

     PROPERTY, PLANT AND EQUIPMENT -- Owned property, plant and equipment is stated at cost. Capitalized leases are stated at the lesser of the present value of future minimum lease payments or the fair value of the leased property. Depreciation and amortization are computed using the straight-line method over the lesser of the estimated life of the asset or the lease.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

     In the event that facts and circumstances indicate that the cost of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required.

     EXCESS OF COST OVER NET ASSETS ACQUIRED -- The excess of cost over net assets acquired ("goodwill") is being amortized by the straight-line method over 40 years.

     Management assesses the recoverability of goodwill by comparing the Company's forecasts of cash flows from future operating results, on an undiscounted basis, to the unamortized balance of goodwill at each quarterly balance sheet date. If the results of such comparison indicate that an impairment may be likely, the Company will recognize a charge to operations at that time based upon the difference of the present value of the expected cash flows from future operating results (utilizing a discount rate equal to the Company's average cost of funds at the time), and the then balance sheet value. The recoverability of goodwill is at risk to the extent the Company is unable to achieve its forecast assumptions regarding cash flows from operating results. Management believes, at this time, that the goodwill carrying value and useful life continues to be appropriate.

     DEFERRED FINANCING COSTS -- Deferred financing costs are being amortized over the life of the related debt using the interest method.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CASH EQUIVALENTS -- Cash equivalents are investments with original maturities of three months or less from the date of purchase.

     FISCAL YEAR -- The Company's fiscal year-end is the Saturday closest to December 31. The financial statements for each of the three years in the period ended December 28, 1996 comprised 52 weeks.

     RECLASSIFICATIONS -- Previously, the Company classified as other income reclamation service fees, label income and other customer related services. Commencing in the year ended December 28, 1996, the Company is classifying these items as other revenue. Prior year amounts have been reclassified accordingly. The change in classification has no effect on previously reported net income.

     Certain other reclassifications were made to prior years' financial statements to conform to the current year presentation.

2.  ACCOUNTS AND NOTES RECEIVABLE

     Accounts and notes receivable consists of the following:

                                                                 DECEMBER 30,     DECEMBER 28,
                                                                     1995             1996
                                                                 ------------     ------------
                                                                        (IN THOUSANDS)
    Accounts receivable........................................    $ 60,231         $ 52,688
    Notes receivable...........................................       7,737            7,192
    Other receivables..........................................       6,837            5,981
    Less allowance for doubtful accounts.......................      (3,941)          (4,311)
                                                                                     -------
                                                                   $ 70,864         $ 61,550
                                                                                     =======

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

3.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

                                                      ESTIMATED
                                                     USEFUL LIFE     DECEMBER 30,     DECEMBER 28,
                                                      IN YEARS           1995             1996
                                                     -----------     ------------     ------------
                                                                    (IN THOUSANDS)
    Land...........................................        --          $    900         $    900
    Buildings and improvements.....................        10             6,366            6,275
    Machinery and equipment........................    3 - 10             9,662           10,495
    Less accumulated depreciation..................                      (6,194)          (8,024)
                                                                        -------          -------
                                                                         10,734            9,646
                                                                        -------          -------
    Capital leases:
      Building and improvements....................                      45,705           45,705
      Equipment....................................                       8,410            8,410
      Less accumulated amortization................                      (4,791)          (7,491)
                                                                        -------          -------
                                                                         49,324           46,624
                                                                        -------          -------
                                                                       $ 60,058         $ 56,270
                                                                        =======          =======

4.  ACQUISITION

     ROYAL ACQUISITION -- On June 20, 1994, the Company acquired substantially all of the operating properties, assets and business of the dairy and deli distribution business based in Woodbridge, New Jersey known as Royal Foods ("Royal") from Fleming Foods East, Inc. and its parent corporation, Fleming Companies Inc. The total purchase price was approximately $16.2 million, consisting of an $8 million seller-financed note (present value of $7 million at date of issuance) and $8.2 million in cash (net of $489,000 of contingent reimbursement received during the year ended December 31, 1994 and an additional $1 million received during the year ended December 30, 1995).

     The acquisition was accounted for as a purchase and the cost was allocated to the assets acquired and liabilities assumed based on fair values. The cost of the acquisition exceeded the total fair value of the net assets acquired. The results of operations are included in the statement of operations from April 25, 1994, the date of the first closing. The Company did not purchase all assets and/or operations of the seller and did not obtain all of the seller's customers. As such it is not possible to present pro forma results estimating combined results of operations as if the purchase acquisition was consummated on January 2, 1994.

     The Company incurred an approximate $4.0 million charge in the period ended December 31, 1994, which has been paid as of December 28, 1996, for the integration of its two dairy facilities. During fiscal 1994, the Company moved its existing dairy business from its Kearny, New Jersey facility to its Woodbridge, New Jersey facility. As part of this integration, the Company developed an exit plan for its Kearny facility. The charge includes approximately $3.0 million relating to contractual costs, including $2 million of fixed Kearny facility expenses, primarily for the rent and real estate taxes. The charge also included approximately $900,000 of costs paid through October 1, 1994 relating to temporary incremental expenses that were a direct result of the plan to exit Kearny and move to Woodbridge in an orderly and timely fashion. These charges primarily reflect duplicate and incremental labor charges during the physical integration that did not appreciably add to the generating of revenue.

     Although the Company continues to investigate subleasing the Kearny facility, the facility was placed back into operations in the second quarter of fiscal 1996. The Company currently operates a storage facility at the location.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

5.  FARMINGDALE WAREHOUSE FACILITY

     On July 27, 1993, the Company, through its wholly-owned subsidiary, MF Corp., entered into an agreement for the sublease of Farmingdale the Company's old grocery facility. The initial term of the sublease is five years. The sublessee was also granted an option, which is exercisable under certain circumstances, to purchase the property. The Company and the fee owner will share the economic benefits, if any, of the resulting income stream, and any excess proceeds of financing related thereto with 80% to the Company and 20% to the fee owner.

     On March 9, 1995, the Company, through MF Corp. and in conjunction with the fee owner, completed a $6.6 million mortgage financing of Farmingdale. The Company realized proceeds in the amount of $3.4 million after deducting a $2.2 million capital lease liability payment and $1 million representing associated fees, escrow deposits and a payment to the fee owner.

     Included in other income for the three years ended December 28, 1996 is net rental income of approximately $798,000, $954,000 and $1 million, respectively, related to the facility.

6.  FINANCING

     Debt consists of the following:

                                                INTEREST
                                                 RATE AT
                                              DECEMBER 28,        DECEMBER 30,        DECEMBER 28,
                                                  1996                1995                1996
                                             ---------------     ---------------     ---------------
                                                                           (IN THOUSANDS)
    Notes payable -- Di Giorgio revolving          8.09%            $  32,303           $  26,719
      credit facility (b)................
                                                                     ========            ========
    Current portion of long-term debt:
      Mortgage payable (d)...............          9.00%            $     627           $     685
      Fleming note payable (e)...........          6.37%                  593                 614
      Other..............................          6.75%                  320                  --
                                                                     --------            --------
                                                                    $   1,540           $   1,299
                                                                     ========            ========
    Long-term debt:
      Di Giorgio senior notes (a)........         12.00%            $  97,655           $  92,890
      Senior discount notes (c)..........         12.75%               44,758              50,646
      Mortgage payable (d)...............          9.00%                5,585               4,901
      Fleming note payable (e)...........          6.37%                5,569               4,952
                                                                     --------            --------
                                                                    $ 153,567           $ 153,389
                                                                     ========            ========

---------------
(a) Senior Notes -- The Di Giorgio senior notes were issued in fully registered form under an Indenture dated as of February 10, 1993 between the Company and The Bank of New York, as Trustee. The Di Giorgio senior notes are general unsecured obligations of Di Giorgio initially issued in $100,000,000 principal amount due February 15, 2003, bearing interest at the rate of 12% payable semi-annually and redeemable by Di Giorgio in certain circumstances.

    The Di Giorgio senior notes may not be redeemed prior to February 15, 1998. After February 15, 1998, the senior notes are redeemable at Di Giorgio's option, in whole or in part, at a premium declining from 4.5% in 1998 to par in 2001 and subsequent years until maturity in 2003. If a change of control occurs, Di Giorgio shall make an offer to repurchase all of the senior notes then outstanding on a date 60 days

                    DI GIORGIO CORPORATION AND SUBSIDIARIES
    after the date of such change of control at a cash purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest.

    During the years ended December 30, 1995 and December 28, 1996, Di Giorgio retired $2,345,000 and $4,765,000, respectively, of the senior notes that it purchased on the open market and recorded an extraordinary gain of $510,000 (net of $-0- taxes) and $219,000 (net of taxes of $146,000), respectively.

    Payments of principal and interest on the Di Giorgio senior notes are subordinate to Di Giorgio's secured obligations, including borrowings under the revolving credit facility, capital lease obligations (see Note 11) and other secured indebtedness of the Company and its subsidiaries.

    The Di Giorgio Senior Note Indenture limits the ability of the Company and its restricted subsidiaries to create, incur, assume, issue, guarantee or become liable for any indebtedness, pay dividends, redeem capital stock of the Company or a restricted subsidiary, and make certain investments. The Di Giorgio Senior Note Indenture further restricts the Company's and its restricted subsidiaries' ability to sell or issue a restricted subsidiaries' capital stock, create liens, issue subordinated indebtedness, sell assets, and undertake transactions with affiliates. No consolidation, merger or other sale of all or substantially all of its assets in one transaction or series of related transactions is permitted, except in limited instances. See Note 18 for information relating to a refinancing of the Di Giorgio senior notes.

(b) Di Giorgio Revolving Credit Facility -- As of December 28, 1996, borrowings under the $90 million credit facility bore interest at the Company's option, at the rate of bank prime plus 1.0% or the adjusted Eurodollar rate plus 2.5%. Prior to September 1995, borrowings bore interest, at Di Giorgio's option, at the rate of bank prime plus 1.5% or the adjusted Eurodollar rate plus 3%. On February 1, 1997, the interest rate was lowered by .25% to prime plus .75% or the adjusted Eurodollar rate plus 2.25% because of the Company's ability to meet certain financial tests.

    Although the Company's credit facility expires on June 30, 1997, management of the Company believes the facility will either be extended or replaced on either substantially the same terms or better terms.

    Availability for direct borrowings and letter of credit obligations under the revolving credit facility is limited, in the aggregate to the lesser of
    i) $90 million or ii) a borrowing base of 80% of eligible amount of receivable and 60% of eligible inventory. As of December 28, 1996, Di Giorgio had an additional $35 million of borrowing base availability.

    The borrowings under the revolving credit facility are secured by the Company's inventory and accounts receivable as well as certain general intangibles and documents of title. Di Giorgio also pledged as security the Las Plumas Lumber Corp. ("Las Plumas") note (see Note 16).

    Di Giorgio's $90 million revolving credit facility, among other matters, contains certain restrictive covenants relating to net worth, interest coverage, current ratio and capital expenditures. The facility also prohibits the payment of dividends. Di Giorgio was in compliance with the covenants as of December 28, 1996.

(c) Senior Discount Notes -- In November 1993 $63.5 million principal amount at maturity of Series A Senior discount notes due 1998 were issued by White Rose Foods, Inc. The notes were issued net of an original issue discount of $29.2 million. The yield to maturity is 12.75% per annum and the notes do not pay any periodic cash interest. As of December 28, 1996, the notes were recorded at $50,646,000 which included $16,336,000 of accreted interest.

    The notes are not redeemable by the Company, except upon the occurrence of an equity offering or a change of control (as defined in the Indenture) in each case at the redemption price of 108% of accreted value. The notes are subordinate to all liabilities of the Company's subsidiaries.

    The Indenture contains covenants that, among other things, limit the ability of the Company, in certain cases (unless otherwise permitted by the Di Giorgio Senior Note Indenture (Note 6(a)) to issue additional debt; and to pay dividends.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

    In January 1994, White Rose Foods, Inc. exchanged the Series A Senior discount notes with $1,000 principal amount of its Series B Senior discount notes which were registered under the Securities Act of 1933. The form and terms of the Series B Senior discount notes are the same as the form and terms of the Series A Senior discount notes.

    See Note 18 for information relating to a refinancing of the senior discount notes.

(d) Mortgage Payable -- The terms of the eight-year, nonrecourse mortgage payable of Di Giorgio's wholly-owned subsidiary, MF Corp., are payments of $96,691 a month, including interest at 9% through 2004. Beginning in fiscal 1998, the interest rate adjusts to Moody's A Corporate Bond Index Daily Rate minus one-eighth of 1%. The mortgage includes customary prepayment penalties.

(e) Fleming Note Payable -- The terms of the note require quarterly principal payments of $200,000 plus interest at a rate equal to the prime rate (as stated in the Wall Street Journal) minus 2%, divided by two. Currently, cash interest is 3.25% and is to be reset every eighteen months. The note matures on June 20, 1999. The note has been discounted at a rate of 6.37% for financial statement purposes. As of December 28, 1996, the remaining principal amount on the note is $6 million. The note is secured by a $1.5 million letter of credit.

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts and fair values of the Company's financial instruments are as follows:

                                                      DECEMBER 30, 1995        DECEMBER 28, 1996
                                                    ---------------------    ---------------------
                                                    CARRYING       FAIR      CARRYING       FAIR
                                                      VALUE       AMOUNT       VALUE       AMOUNT
                                                    ---------    --------    ---------    --------
                                                                    (IN THOUSANDS)
Debt (Note 6):
  Di Giorgio revolving credit facility..........    $  32,303    $ 32,303    $  26,719    $ 26,719
  Di Giorgio 12% senior notes...................       97,655      80,077       92,890      99,968
  Senior 12.75% discount notes..................       44,758      34,925       50,646      50,406
  Other notes payable...........................       12,694      12,694       11,152      11,152
Accounts and notes receivable -- current (Note         70,864      70,864       61,550      61,550
  2)............................................
Notes receivable -- long-term...................       14,631      14,631       19,276      19,276

     The fair value of the Di Giorgio 12% senior notes as of December 30, 1995 and December 28, 1996 are based on yields of 16.44% (as of February 29, 1996) and 10.28% (as of December 30, 1996), respectively. The fair value of the 12.75% senior discount notes as of December 30, 1995 and December 28, 1996 are based on the trade prices representing a yield of 23.8% (as of February 29, 1996) and 13.0% (as of December 30, 1996), respectively. Based on the borrowing rate currently available to the Company, the revolving credit facility is considered to be equivalent to its fair value. The fair values of other notes payable were assumed to reasonably approximate their carrying amounts since they have variable interest rates.

     The book value of the current and long-term accounts and notes receivable is equivalent to fair value which is estimated by management by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

8.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                            DECEMBER 30,     DECEMBER 28,
                                                                1995             1996
                                                            ------------     ------------
                                                                   (IN THOUSANDS)
    Legal...............................................      $  1,127         $  1,123
    Environmental.......................................         1,017              708
    Interest............................................         4,914            4,412
    Employee benefits...................................         5,693            5,957
    Due to vendors/customers............................         2,659            3,219
    Non-compete agreements..............................           568               --
    Facility integration expenses.......................           609               --
    Other...............................................         8,720            8,943
                                                               -------          -------
                                                              $ 25,307         $ 24,362
                                                               =======          =======

9.  RETIREMENT

a. Pension Plans -- The Company maintains a noncontributory defined benefit pension plan covering substantially all of its non-collective bargaining employees. Pension costs for these plans and related disclosures are determined under the provisions of Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions." The Company makes annual contributions to the plans in accordance with the funding requirements of the Employee Retirement Income Security Act of 1974. Assets of the Company's pension plan are invested in Treasury notes, U.S. Government agency bonds, and temporary investments.

   Plan Changes -- Effective January 1, 1995, the method for determining market and related value of assets was changed from the market value to a five-year moving market value with asset gains/losses recognized over five years.

     The pension credit included in operations for the years ended December 31, 1994, December 30, 1995 and December 28, 1996 includes the following components:

                                                                      YEAR ENDED
                                                    ----------------------------------------------
                                                    DECEMBER 31      DECEMBER 30,     DECEMBER 28,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
                                                                    (IN THOUSANDS)
    Service cost-benefits earned during the           $    393         $    345         $    585
      period....................................
    Interest cost on projected benefit                   2,951            3,350            3,350
      obligation................................
    Return on assets -- actual..................         1,139           (7,138)          (4,302)
    Net amortization and deferral...............        (5,464)           2,746             (117)
                                                      --------         --------         --------
    Net periodic pension credit.................      $   (981)        $   (697)        $   (484)
                                                      ========         ========         ========

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

     The following sets forth the status of the plan as of the most recent actuarial report:

                                                                 DECEMBER 30,     DECEMBER 28,
                                                                     1995             1996
                                                                 ------------     ------------
                                                                        (IN THOUSANDS)
    Actuarial present value of benefit obligations:
      Vested benefit obligation..............................      $   44,283       $   45,179
                                                                      =======          =======
      Accumulated benefit obligation.........................      $   45,063       $   46,187
                                                                      =======          =======
    Projected benefit obligation.............................      $   45,632       $   46,976
    Plan assets at fair value................................          49,132           50,213
                                                                      -------          -------
    Plan assets in excess of projected benefit obligation....           3,500            3,237
    Unrecognized prior service cost..........................             180              165
    Unrecognized net (gain) loss.............................           4,255            5,017
                                                                      -------          -------
    Prepaid pension cost.....................................      $    7,935       $    8,419
                                                                      =======          =======

     The prepaid pension cost is included in other assets on the consolidated balance sheets.

     The following table provides the assumption used in determining the actuarial present value of the projected benefit obligation at December 30, 1995 and December 28, 1996:

                                                                 DECEMBER 30,     DECEMBER 28,
                                                                     1995             1996
                                                                 ------------     ------------
    Weighted average discount rate...........................        7.50%            7.50%
    Rate of increase in future compensation levels...........        6.00             6.00
    Expected long-term rates of return on plan assets........        9.00             9.00

     The Company also contributes to pension plans under collective bargaining agreements. These contributions generally are based on hours worked. Pension expense included in operations was as follows:

                                  YEAR ENDED                             (IN THOUSANDS)
        ---------------------------------------------------------------  --------------
        December 31, 1994..............................................      $  605
        December 30, 1995..............................................         836
        December 28, 1996..............................................       1,082

     b. Savings Plan -- The Company maintains a defined contribution 401(k) savings plan. Employees of the Company who are not covered by a collective bargaining agreement (unless a bargaining agreement expressly provides for participation) are eligible to participate in the plan after completing one year of employment.

     Eligible employees may elect to contribute on a tax deferred basis from 1% to 10% of their total compensation (as defined in the savings plan), subject to statutory limitations. A contribution of up to 5% is considered to be a "basic contribution" and the Company makes a matching contribution equal to a designated percentage of a participant's basic contribution (which all may be subject to certain statutory limitations). Company contributions to the plan are summarized below:

                                  YEAR ENDED                             (IN THOUSANDS)
        ---------------------------------------------------------------  --------------
        December 31, 1994..............................................       $111
        December 30, 1995..............................................        144
        December 28, 1996..............................................        171

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

10.  OTHER LONG-TERM LIABILITIES

     Other long-term liabilities consist of the following:

                                                                 DECEMBER 30,     DECEMBER 28,
                                                                     1995             1996
                                                                 ------------     ------------
                                                                        (IN THOUSANDS)
    Employee benefits..........................................     $4,206           $3,520
    Legal......................................................      1,877            2,633
    Environmental..............................................      1,378            1,337
    Other......................................................      1,670              336
                                                                    ------           ------
                                                                    $9,131           $7,826
                                                                    ======           ======

11.  COMMITMENTS AND CONTINGENCIES

     LEASES -- The Company conducts certain of its operations from leased warehouse facilities and leases transportation and warehouse equipment. In addition to rent, the Company pays property taxes, insurance and certain other expenses relating to leased facilities and equipment.

     The Company subleases one warehouse facility and certain equipment from WRGFF Associates, L.P. ("WRGFF"), an affiliate of the Company. For each of the years in the three-year period ended December 28, 1996, rental expense under these leases with WRGFF amounted to approximately $1.1 million, $1.2 million and $1.4 million, respectively.

     The Company entered into a lease agreement to lease a dry warehouse facility which the Company is using for its grocery division as well as for its administrative headquarters. The lease commitment commenced on February 1, 1995. The term of the lease expires in 2015 with two five-year renewal options. Rental payments under the lease are approximately $2.9 million per year (through the expiration date). The Company recorded the lease as a capitalized asset with a related liability, having a net book value as of December 30, 1995 and December 28, 1996 of approximately $26.9 million and $25.5 million, respectively.

     The following is a schedule of net minimum lease payments required under capital and operating leases in effect as of December 28, 1996:

                                                                      CAPITAL     OPERATING
                           FISCAL YEAR ENDING                         LEASES       LEASES
    ----------------------------------------------------------------  -------     ---------
                                                                         (IN THOUSANDS)
    1997............................................................  $ 4,969      $ 6,135
    1998............................................................    3,856        5,255
    1999............................................................    3,611        4,146
    2000............................................................    3,553        2,632
    2001............................................................    3,441        1,573
    Thereafter......................................................   42,589        1,074
                                                                      -------      -------
    Net minimum lease payments......................................   62,019      $20,815
                                                                                   =======
    Less interest...................................................   28,118
                                                                      -------
    Present value of net minimum lease payments (including current installments of $2,378).......................................  $33,901
                                                                      =======

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

     Total rent expense included in operations was as follows:

                                  YEAR ENDED                             (IN THOUSANDS)
        ---------------------------------------------------------------
        December 31, 1994..............................................      $7,121
        December 30, 1995..............................................       6,337
        December 28, 1996..............................................       6,622

     LETTERS OF CREDIT -- In the ordinary course of business, Di Giorgio is at times required to issue letters of credit. Di Giorgio was contingently liable for $11,346,000 and $11,979,000 on open letters of credit with a bank as of December 30, 1995 and December 28, 1996, respectively.

     EMPLOYMENT AGREEMENTS -- Di Giorgio has employment agreements with three key executives expiring February 1997, March 1997 and April 1996, subject to automatic renewals, absent notice. Under the agreements, combined annual salaries of $778,000 are expected to be paid in fiscal 1997. In addition, the executives are entitled to additional compensation upon occurrence of certain events.

12.  EQUITY

     In November 1993 in connection with the senior discount note offering (Note 6(c)), the Company entered into a warrant agreement with a bank. The bank currently owns 1.47% of the outstanding shares of common stock of the Company. The bank holds warrants to purchase approximately 2.6% of the outstanding White Rose Foods, Inc. common stock. A warrant entitles a holder to purchase one share of Di Giorgio Corporation Class B common stock for $.10 per share. The warrants are exercisable on the earlier to occur January 1, 1996, or the date of an initial public offering of the Company or its subsidiaries or the occurrence of other events as defined in the agreement. The warrants expire in February 2003.

     In May 1995, DIG Holding purchased the Company's senior discount notes with a face value of $3 million on the open market. The purchase price was $960,000 with an accreted value of $1,967,000. DIG Holding distributed the bonds to the shareholders in December of 1995 when the bonds had a fair value of approximately $1.2 million. The accreted value at the time of the dividend was approximately $2,114,000. Interest income of $125,000 and bond amortization of $115,000 was recorded in 1995.

13.  OTHER INCOME -- NET

     Other income consists of the following:

                                                                      YEAR ENDED
                                                    ----------------------------------------------
                                                    DECEMBER 31,     DECEMBER 30,     DECEMBER 28,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
                                                                    (IN THOUSANDS)
    Interest income...............................     $1,673           $2,301           $2,390
    Net rental income.............................      1,037              954            1,020
    Net (loss) gain on disposal of equipment......       (459)              --               63
    Non-compete...................................        514              213               --
    Other -- net..................................        174              374              285
                                                       ------           ------           ------
                                                       $2,939           $3,842           $3,758
                                                       ======           ======           ======

14.  INCOME TAXES

     The Company files a consolidated Federal tax return. The consolidated group has adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes."

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's deferred tax asset has been reduced by a valuation allowance based on current evidence indicating that it is not more likely than not that the future benefits of these temporary differences will be realized. The tax effects of significant items comprising the Company's deferred tax assets and deferred tax liabilities are as follows:

                                                                 DECEMBER 30,     DECEMBER 28,
                                                                     1995             1996
                                                                 ------------     ------------
                                                                        (IN THOUSANDS)
    Deferred tax assets:
      Allowance for doubtful accounts..........................    $  2,439         $  1,814
      Accrued expenses not deductible until paid...............       5,004            5,494
      Net tax operating loss carryforwards.....................      16,658           13,207
                                                                   --------         --------
    Deferred tax asset.........................................      24,101           20,515
                                                                   --------         --------
    Deferred tax liabilities:
      Difference between book and tax basis of property........      (4,783)          (4,038)
      Pension asset valuation..................................      (3,134)          (3,296)
                                                                   --------         --------
    Deferred tax liabilities...................................      (7,917)          (7,334)
                                                                   --------         --------
    Net deferred tax assets....................................      16,184           13,181
    Less valuation allowance...................................     (16,184)         (13,181)
                                                                   --------         --------
                                                                   $     --         $     --
                                                                   ========         ========

     The valuation allowance relates to net deferred tax assets relating to preacquisition temporary differences and operating loss carryforwards as well as postacquisition temporary differences and loss carryforwards. The elimination of the valuation allowance relating to (i) preacquisition amount is credited to the excess of cost over net assets of business acquired and (ii) postacquisition amount is credited to the income tax provision. There was no Federal provision for the years ended December 31, 1994 and December 30, 1995 as a result of operating losses for financial statement and tax purposes.

     In the year ended December 31, 1994, the valuation reserve increased by approximately $287,000 as a result of the increase in the net deferred asset. For the year ended December 30, 1995, the tax provision has been reduced by approximately $319,000 for the corresponding elimination of the valuation allowance. For the year ended December 28, 1996, the excess of cost over the net assets of business acquired has been reduced by approximately $2.8 million, because of the utilization of preacquisition amounts.

     As of December 28, 1996, approximately $38.9 million of net tax operating loss carryforwards (which expire between the years 2006 and 2010) and approximately $30 million of New Jersey state tax operating loss carryforward (which expire between the years 1997 and 2002) are available, of which the tax effect of $14 million will be credited to the excess of cost over net assets of business acquired to the extent the valuation allowance relating to the preacquisition amounts is eliminated and the balance will be credited to the tax provision. As of December 28, 1996, there were no taxes currently payable.

     The provision for income taxes consist of the following (in thousands):

                                                                           YEAR ENDED
                                                                          DECEMBER 28,
                                                                              1996
                                                                          ------------
        Current income tax............................................       $2,329
        Deferred income tax...........................................          724
                                                                             ------
                                                                             $3,053
                                                                             ======

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

     A reconciliation of the Company's effective tax rate with the statutory Federal tax rate is as follows:

                                                                     YEARS ENDED
                                                    ----------------------------------------------
                                                    DECEMBER 31,     DECEMBER 30,     DECEMBER 28,
                                                        1994             1995             1996
                                                    ------------     ------------     ------------
                                                                    (IN THOUSANDS)
    Tax at statutory rate.........................    $ (1,206)         $ (846)          $1,667
    State and local taxes -- net of federal
      benefit.....................................          42             287              497
    Permanent differences -- amortization of
      excess cost over net assets acquired........         940             983              889
    (Reduction) increase in valuation reserve.....         287            (319)              --
                                                       -------           -----           ------
                                                      $     63          $  105           $3,053
                                                       =======           =====           ======

15.  LEGAL PROCEEDINGS AND CONTINGENT LIABILITIES

     Various suits and claims arising in the course of business are pending against the Company and its subsidiaries. In the opinion of management, dispositions of these matters are appropriately provided for and are not expected to materially affect the Company's financial position, cash flows or results from operations.

     The Company has been named in various claims and litigation relating to potential environmental problems. In the opinion of management, these claims are either without merit, covered by insurance, adequately provided for, or not expected to result in any material loss to the Company.

16.  RELATED PARTY TRANSACTIONS

     In November 1993 approximately $11 million face value discount note was loaned to Rose Partners, the holder of 98.53% of the common stock of White Rose Foods, Inc. The note was issued at an original discount of approximately $5.3 million. The note evidencing this indebtedness matures April 1999 and is secured by an amount of shares of common stock owned by Rose Partners representing approximately 20% of the class outstanding. The note bears interest at a rate equal to the Series B senior discount notes yield to maturity of 12.75% per annum. As of December 30, 1995 and December 28, 1996, the $7.4 million and $8.4 million note is classified as long-term in the consolidated balance sheets. For the years ended December 31, 1994, December 30, 1995 and December 28, 1996, other income includes approximately $788,000, $846,000 and $981,000, respectively, of interest income related to the note.

     As of December 30, 1995 and December 28, 1996, Las Plumas, an affiliate of the Company, owed Di Giorgio approximately $3.6 million and $3.5 million, respectively, evidenced by a subordinated note. The note is secured by deeds of trust relating to parcels of property of Las Plumas. The loan matures in June 1998 and bears interest at a fluctuating rate equal to the weighted average of the interest rates paid by Di Giorgio. The entire note receivable is classified as long-term in the consolidated balance sheet as of December 28, 1996. Interest expense includes $319,000 in fiscal 1994 of nonoperating interest income earned on the note, and upon collection of the note the Company is required to utilize the proceeds to repay the borrowings under the revolving credit facility.

     A director of the Company is a partner in a firm which provides legal services to the Company on an on-going basis. The Company paid approximately $222,000, $98,000 and $111,000, during each of the three years in the period ended December 28, 1996, respectively, to the law firm for legal services.

     The Company employs the services of a risk management and insurance brokerage firm which is controlled by a director of the Company. Included in the statement of operations are fees paid to the related party of $150,000 for each of the three years in the period ended December 28, 1996.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

     The Company recorded income of $184,000, $154,000 and $245,000 for each of the three years in the period ended December 28, 1996, respectively, from an affiliated entity of the President of the Company in connection with the sharing of office facilities and administrative expenses.

     Included in the consolidated statement of operations for the years ended December 31, 1994 and December 30, 1995 was $119,000 of expenses related to services provided by a consulting and investment banking firm whose general partner is a former officer of the Company.

17.  MAJOR CUSTOMERS

     During the year ended December 31, 1994, sales to two individual customers represented 21.2% and 18.7% of net sales, respectively, and sales to a group of customers represented 13.9%.

     During the year ended December 30, 1995, sales to two individual customers represented 22.2% and 19.7% of net sales, respectively, and sales to a group of customers represented 13.1%.

     During the year ended December 28, 1996, sales to two individual customers represented 22.4% and 20.1% of net sales, respectively, and sales to a group of customers represented 12.4%.

18.  SUBSEQUENT EVENT

     In May 1997, the Company amended its bank credit facility to extend the maturity date to June 30, 2000.

     On June 20, 1997, the Company completed a refinancing (the "Refinancing") of itself and its parent, White Rose, intended to extend debt maturities, reduce interest expense and improve financial flexibility. The components of the Refinancing were (i) the offering of $155 million of the Company's 10% Senior Notes due 2007, (ii) the modification of the Company's bank credit facility,
(iii) the receipt of $8.9 million for the extinguishment of a note held by the Company from Rose Partners, LP, which owns 98.54% of the Company, (iv) the repurchase, through tender offers, of $85.4 million of the Company's 12% senior notes due 2003 ($7.5 million remained outstanding) and the repurchase of $53.7 million of White Rose's 12 3/4% senior discount notes due 1998, (no notes remained outstanding) and the payment of premiums of $10.8 million related to such purchases, (v) the dividend by the Company to White Rose of certain non-cash assets of approximately $4.2 million, primarily the Las Plumas note and the subsequent dividend of those assets to White Rose's stockholders and (vi) the merger of White Rose with and into the Company with the Company surviving the merger.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES



                     CONSOLIDATED CONDENSED BALANCE SHEETS


                                 (IN THOUSANDS)



                                                                      DECEMBER 28,       JUNE 28,
                                                                          1996             1997
                                                                      -------------     -----------
                                                                                        (UNAUDITED)
                                              ASSETS
Current Assets:
  Cash..............................................................    $   1,749        $   1,989
  Accounts and notes receivable -- net..............................       61,550           65,889
  Inventories.......................................................       49,563           51,103
  Prepaid expenses..................................................        3,706            4,677
                                                                         --------         --------
          Total current assets......................................      116,568          123,658
                                                                         --------         --------
Property, plant and equipment -- net................................       56,270           55,119
Long-term notes receivable..........................................       19,276            7,196
Other assets........................................................       12,216           22,928
Deferred financing costs............................................        4,172            6,165
Excess of costs over net assets acquired............................       92,567           91,229
                                                                         --------         --------
                                                                        $ 301,069        $ 306,295
                                                                         ========         ========
                           LIABILITIES & STOCKHOLDERS' EQUITY/<DEFICIT>
Current Liabilities:
  Notes payable.....................................................    $  26,719        $  30,170
  Accounts payable..................................................       49,468           48,777
  Accrued expenses..................................................       24,362           22,911
  Current installment long-term obligations.........................        3,677            2,456
                                                                         --------         --------
          Total current liabilities.................................      104,226          104,314
                                                                         --------         --------
Long-term debt......................................................      153,389          171,640
Capital lease liability.............................................       31,523           30,702
Other long-term liabilities.........................................        7,826            7,456
Stockholders' Equity/(Deficit):
  Common stock......................................................           --               --
  Additional paid-in-capital........................................       17,225           13,002
  Accumulated deficit...............................................      (13,120)         (20,819)
                                                                         --------         --------
          Total stockholders' equity/(deficit)......................        4,105           (7,817)
                                                                         --------         --------
                                                                        $ 301,069        $ 306,295
                                                                         ========         ========



           See Notes to Consolidated Condensed Financial Statements.

                    DI GIORGIO CORPORATION AND SUBSIDIARIES



                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS


                                 (IN THOUSANDS)


                                  (UNAUDITED)



                                                                           TWENTY-SIX WEEKS
                                                                                 ENDED
                                                                         ---------------------
                                                                         JUNE 29,     JUNE 28,
                                                                           1996         1997
                                                                         --------     --------
REVENUE:
  Net Sales............................................................  $522,183     $516,566
  Other revenue........................................................     2,425        3,286
                                                                         --------     --------
          Total revenue................................................   524,608      519,852
Cost of Products Sold..................................................   467,214      463,062
                                                                         --------     --------
Gross Profit -- exclusive of warehouse expense shown below.............    57,394       56,790
  Warehouse expense....................................................    20,596       21,250
  Transportation expense...............................................    10,955       10,674
  Selling, general and administrative expense..........................    11,791       11,305
  Amortization -- excess of cost over net assets acquired..............     1,446        1,338
                                                                         --------     --------
Operating Income.......................................................    12,606       12,223
  Interest expense.....................................................    12,027       11,693
  Amortization -- deferred financing costs.............................       568          651
  Other (income) -- net................................................    (1,537)      (2,201)
                                                                         --------     --------
Income before income taxes and extraordinary items.....................     1,548        2,080
Income taxes...........................................................        --        1,312
                                                                         --------     --------
Income before extraordinary items......................................     1,548          768
Extraordinary gain (loss)on extinguishment of debt-net of tax..........       219       (8,467)
                                                                         --------     --------
Net income (loss)......................................................  $  1,767     $ (7,699)
                                                                         ========     ========



            See Notes to Consolidated Condensed Financial Statements

                    DI GIORGIO CORPORATION AND SUBSIDIARIES



       CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIT)


                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                  (UNAUDITED)



                               CLASS A             CLASS B
                            COMMON STOCK        COMMON STOCK       ADDITIONAL
                           ---------------     ---------------      PAID-IN       (ACCUMULATED
                           SHARES   AMOUNT     SHARES   AMOUNT      CAPITAL         DEFICIT)        TOTAL
                           ------   ------     ------   ------     ----------     ------------     -------
Balance at December 28,
  1996...................  101.62    $ --      100.00    $ --       $ 17,225        $(13,120)      $ 4,105
Net loss.................      --      --          --      --             --          (7,699)       (7,699)
Dividend to
  stockholders...........      --      --          --      --         (4,223)             --        (4,223)
                           ------    ----      ------    ----        -------       ---------        ------
Balance at June 28,
  1997...................  101.62    $ --      100.00    $ --       $ 13,002        $(20,819)      $(7,817)
                           ======    ====      ======    ====        =======       =========        ======



            See Notes to Consolidated Condensed Financial Statements

                    DI GIORGIO CORPORATION AND SUBSIDIARIES


                CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                                       TWENTY-SIX WEEKS ENDED
                                                                      ------------------------
                                                                      JUNE 29,       JUNE 28,
                                                                        1996           1997
                                                                      --------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................................  $  1,767       $  (7,699)
  Adjustments to reconcile net income to net cash provided by(used
     in) operating activities
     Extraordinary (gain) loss on extinguishment of debt............      (219)          8,467
     Depreciation and amortization..................................     2,315           2,436
     Amortization...................................................     2,277           2,320
     Provision for bad debts........................................     1,300             750
     Increase in prepaid pension cost...............................      (210)           (150)
     Accretion of 12 3/4% senior discount notes.....................     2,853           3,010
     Noncash interest income........................................      (473)             --
Changes in assets and liabilities:
  (Increase) decrease in:
     Accounts & notes receivable....................................     5,242          (5,089)
     Inventory......................................................     2,211          (1,540)
     Prepaid expenses...............................................      (204)           (901)
     Long-term receivables..........................................    (1,759)           (572)
     Other assets...................................................       322         (10,972)
  (Decrease) increase in:
     Accounts payable, accrued expenses and other liabilities.......   (12,370)          2,435
                                                                      --------         -------
Net cash provided by (used in) operating activities.................     3,052          (7,505)
                                                                      --------         -------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant, and equipment.........................      (342)         (1,702)
                                                                      --------         -------
Net cash used in investing activities...............................      (342)         (1,702)
                                                                      --------         -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under revolving line-of-credit.......................     3,684           3,451
Capital lease payments..............................................    (1,101)         (2,065)
Premiums on completed tender offers.................................        --         (10,829)
Repayment of Rose Partner note receivable...........................        --           8,917
Dividend paid.......................................................        --             (61)
Finance fees paid...................................................        --          (5,230)
New note offering...................................................        --         155,000
Long-term debt payments.............................................    (5,020)       (139,736)
                                                                      --------         -------
Net cash (used in) provided by financing activities.................    (2,437)          9,447
                                                                      --------         -------
Increase in cash....................................................       273             240
Cash at beginning of period.........................................       365           1,749
                                                                      --------         -------
Cash at end of period...............................................  $    638       $   1,989
                                                                      ========         =======
Supplemental Disclosure of Cash Flow Information
  Cash paid during the period:
     Interest.......................................................  $  9,604       $  15,085
                                                                      ========         =======
     Income Taxes...................................................  $     71       $     185
                                                                      ========         =======
Non-cash dividend of notes receivable and land held for sale........                 $   4,162
                                                                      ========         =======



            See Notes to Consolidated Condensed Financial Statements

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

      NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (UNAUDITED)
1. BASIS OF PRESENTATION


     On June 20, 1997, the Company and White Rose Foods, Inc. ("White Rose"), its parent company, consummated a merger in which White Rose was merged with and into the Company, with the Company as the survivor (the "Merger"). Since the stockholders of the Company are identical to the stockholders of White Rose, the exchange of shares was a transfer of interest among entities under common control, and is being accounted for at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the consolidated financial statements presented herein reflect the assets and liabilities and related results of operations for the combined entity for all periods. Revenue for the twenty-six weeks ended June 29,1996 and June 28, 1997 were the same for the separate entities prior to the combination. Income before extraordinary items would have been approximately $1.5 million and $281,000 higher for Di Giorgio than White Rose for the twenty-six weeks ended June 28, 1997 and June 29, 1996, respectively, prior to the combination due to additional White Rose net interest expense. See Note 2 for information relating to the refinancing actions taken in connection with the merger.



     The consolidated condensed balance sheet as of June 28, 1997, the consolidated condensed statements of operations for the twenty-six weeks and thirteen weeks ended June 29, 1996 and June 28, 1997, the consolidated condensed statements of cash flows and stockholders' equity/(deficit) for the twenty-six weeks ended June 28, 1997, and related notes are unaudited and have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations. The accompanying unaudited interim consolidated condensed financial statements and related notes should be read in conjunction with the financial statements and related notes included in the Form 10-K for the fiscal year ended December 28, 1996, and Form 10-Q for the quarter ended March 29, 1997. The information furnished reflects, in the opinion of the management of the Company, all adjustments, consisting of normal recurring accruals, which are necessary to present a fair statement of the results for the interim periods presented.



     Previously, the Company classified as other income reclamation service fees, label income and other customer related services. Commencing in the year ended December 28, 1996, the Company is classifying these items as other revenue. Prior year amounts have been reclassified accordingly. The change in classification has no effect on previously reported net income.



     The interim figures are not necessarily indicative of the results to be expected for the full fiscal year.



2.  REFINANCING



     On June 20, 1997, the Company completed a refinancing (the 'Refinancing") of itself and White Rose, intended to extend debt maturities, reduce interest expense and improve financial flexibility. The components of the Refinancing were (i) the offering of $155 million 10% senior notes (the "10% Notes") due 2007 (the "Offering"), (ii) the modification of the Company's bank credit facility (the "Bank Credit Facility"), (iii) the receipt of an $8.9 million payment for the extinguishment of a note held by the Company from Rose Partners, LP ("Rose Partners"), which owns 98.54% of the Company, (iv) the consummation of the tender offers and consent solicitations commenced by the company (the "Company Tender Offer") and White Rose (the "White Rose Tender Offer." and together with the Company Tender Offer") and White Rose (the "White Rose Tender Offer." and together with the Company Tender Offer, the "Tender Offers") on May 16, 1997 in respect of the Company's 12% Senior Notes due 2003 (the "12% Notes") and White Rose's 12 3/4% Senior Discount Notes due 1998 (the "12 3/4% Notes"), respectively, (v) the $4.2 million dividend by the Company to White Rose of certain non-cash assets which were unrelated to the Company's primary business and the subsequent dividend of those assets to White Rose's stockholders and
(vi) the Merger.

                    Di GIORGIO CORPORATION AND SUBSIDIARIES
     NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS -- (Unaudited) --
                                  (Continued)


     Immediately following the Refinancing and as of June 28, 1997, no 12 3/4% Notes remained outstanding and $7.45 million aggregate principal amount of 12% Notes remained outstanding; however, the Indenture pursuant to which the 12% Notes were issued has been substantially amended effective as of June 9, 1997 pursuant to the Company Tender Offer.



     Interest on the 10% Notes is payable semi-annually, in arrears, on June 15 and December 15 of each year, commencing December 15, 1997. The 10% Notes mature on June 15, 2007. The Company made redeem the 10% Notes, in whole or in part at any time on or after June 15, 2002 at redemption prices further defined in the indenture governing the 10% Notes (the "Indenture"). In addition, on or prior to June 15, 2002, the Company may redeem up to 35% of the notes under conditions as so defined in the Indenture.



     As a result of the Refinancing, the Company recorded an $8.5 million extraordinary charge, net of a tax benefit of $5.6 million, on the extinguishment of debt relating to premiums paid as a result of the Tender Offers and the write-off of the deferred financing fees associated with the 12% Notes and 12 3/4% Notes.



3.  SUBSEQUENT EVENT



     In August 1997, the Company completed the sale of the option it held on its Farmingdale facility, the site of its former grocery warehouse and headquarters, which had been under lease to a third party. The Company realized net cash proceeds of approximately $7.3 million after the repayment of a mortgage included in the Company's balance sheet at June 28, 1997 in the amount of approximately $5.3 million. For book purposes the Company does not expect to recognize any gain or loss due to the original valuation of the property although the Company expects to use its net operating loss carryforwards to offset an approximate $12.0 million taxable gain.



4.  FOOTNOTE



     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for financial statements beginning after December 15, 1997. SFAS No. 131 redefines how operating segments are determined and requires expanded quantitative and qualitative disclosures relating to a company's operating segments. The Company has not yet completed its analysis of how it will be effected.

===============================================================

     ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ASSISTANCE AND REQUESTS FOR ADDITIONAL COPIES OF THE PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

     By Hand, Registered or Certified Mail
     or Overnight Courier:

     The Bank of New York
     101 Barclay Street, 21st Floor West
     New York, NY 10286

     By Facsimile: (212) 815-6339
     Attention: Henry Lopez
     Confirm by telephone: (212) 815-2742
     (Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail.)

                            ------------------------

                               TABLE OF CONTENTS

                                                PAGE
                                                ----
Available Information.........................    4
Forward Looking Statements....................    5
Summary.......................................    6
Risk Factors..................................   17
The Exchange Offer............................   21
The Refinancing...............................   29
Capitalization................................   30
Selected Consolidated Financial Data..........   31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................   33
Business......................................   39
Management....................................   45
Certain Transactions..........................   48
Description of the Bank Credit Facility.......   49
Description of New Notes......................   49
Certain Federal Income Tax Considerations.....   77
Plan of Distribution..........................   79
Legal Matters.................................   79
Experts.......................................   79
Index to Financial Statements.................  F-1

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE NEW NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER NOR ANY EXCHANGE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
        ===============================================================
        ===============================================================
                                  $155,000,000
                                [WHITEROSE LOGO]

                             DI GIORGIO CORPORATION
                                  10% SERIES B
                             SENIOR NOTES DUE 2007
                              --------------------

                                   PROSPECTUS
                              --------------------
                                           , 1997
        ===============================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Article EIGHTH of the Company's Amended and Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides for the indemnification of directors, officers and other authorized representatives of the Company to the maximum extent permitted by the Delaware General Corporation Law. Specifically, pursuant to Article EIGHTH of the Company's Amended and Restated Certificate of Incorporation, a director will not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     The exhibits filed as part of this registration statement are as follows:


 EXHIBIT
   NO.                                             EXHIBIT
----------      -----------------------------------------------------------------------------
 1.1(15)        Purchase Agreement among Di Giorgio Corporation, Merrill Lynch & Co., Merrill
                Lynch, Pierce, Fenner & Smith Incorporated and BT Securities Corporation.
 2.1(16)        Certificate of Ownership and Merger merging White Rose Foods, Inc. with and into DiGiorgio Corporation.
 3.1(2)         Restated Certificate of Incorporation.
 3.2(2)         Bylaws.
 4.1(16)        Indenture between Di Giorgio Corporation and The Bank of New York, as
                Trustee, including the form of Note.
 4.2(15)        Registration Rights Agreement among Di Giorgio Corporation, Merrill Lynch &
                Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BT Securities
                Corporation.
 4.3(3)         Indenture, dated February 2, 1993 under which Di Giorgio's Senior Notes due
                2003 are issued.

 EXHIBIT
   NO.                                             EXHIBIT
----------      -----------------------------------------------------------------------------
 4.4(15)        Supplemental Indenture, dated June 9, 1997 between Di Giorgio Corporation and the Bank of New York, as Trustee.
 4.5(3)         Di Giorgio Senior note Certificate Specimen
 5(16)          Opinion of Morgan, Lewis & Bockius LLP regarding the validity of the Notes.
10.1(3)         Credit Agreement dated as of February 10, 1993 among Di Giorgio Corporation, various financial institutions, BT Commercial Corporation, as agent and
                Bankers Trust Company as Issuing Bank
10.2(5)         Sublease Agreement between MF Corp. (sublandlord) and PC Richard & Son Long
                Island Corporation (subtenant), dated July 27, 1993, relating to facilities located in Farmingdale, New York
10.3(1)+        Employment Agreement dated May 1, 1992 between Richard B. Neff and the
                Company, as amended
10.4(1)+        Employment Agreement dated February 18, 1992 between the Company and Robert
                A. Zorn
10.5+           Second Amended and Restated Employment Agreement dated as of June 30, 1997 between the Company and Stephen R. Bokser
10.6(3)+        Di Giorgio Retirement Plan as Amended and Restated effective January 1, 1989
                (dated January 26, 1996)
10.7(11)+       Di Giorgio Retirement Savings Plan as Amended and Restated effective January
                1, 1989
10.8(13)+       Amendment to the Di Giorgio Retirement Savings Plan effective January 1, 1989
                (dated November 28, 1995)
10.9(1)         Lease between The Four B's (landlord) and White Rose Dairy, a division of Di
                Giorgio (tenant) dated November 21, 1988, as amended May 11, 1989, relating to facilities located in Kearny, New Jersey
10.10(1)        Lease between Marley Properties, Inc. (landlord) and Met Food Corp. (tenant), dated March 11, 1968, and amendment thereto, relating to facilities located in Farmington, New York
10.11(2)        Sub-Sublease between WRGFF (sublandlord) and Frozen Food (subtenant), dated
                August 3, 1992 relating to facilities located in Garden City, New York
10.12(4)        Consent and Amendment No. 1 dated as of June 25, 1993 to Credit Agreement dated as of February 10, 1993
10.13(5)        Consent and Amendment No. 2 dated as of November 3, 1993 to Credit Agreement dated as of February 10, 1993
10.14(3)        Note Pledge Agreement dated as of February 1, 1993, by Di Giorgio Corporation in favor of BT Commercial Corporation, as agent
10.15(3)        License and Security Agreement dated as of February 1, 1993, by Di Giorgio
                Corporation in favor of BT Commercial Corporation, as agent
10.16(3)        Promissory Note dated as of February 2, 1993 made by Las Plumas Lumbar
                Corporation in favor of Di Giorgio
10.18(1)        Settlement Agreement dated July 30, 1992, by and between White Rose Foods,
                Inc. and the Furniture, Flour, Grocery, Teamsters and Chauffeurs Union, Local
                No. 138
10.19(3)        Tax Sharing Agreement effective January 1, 1992 among DIG Holding, Di Giorgio and certain other parties
10.20(6)        Amendment to Tax Sharing Agreement effective January 1, 1993 among DIG
                Holding, Di Giorgio and certain other parties

 EXHIBIT
   NO.                                             EXHIBIT
----------      -----------------------------------------------------------------------------
10.30(7)        Lease between AMAX Realty Development, Inc. and V. Paulius and Associates and
                the Company dated February 11, 1994 relating to warehouse facility at
                Carteret, New Jersey
10.31(7)        Consent and Amendment No. 3 dated March 30, 1994 to Credit Agreement dated as of February 10, 1993
10.32(8)        Consent and Amendment No. 4 dated April 22, 1994 to Credit Agreement dated as of February 10, 1993.
10.33(9)        Asset purchase Agreement made as of the 1st day of April 1994 by and among Di
                Giorgio Corporation, Fleming Foods East Inc. And Fleming Companies, Inc., and
                First Amendment dated April 7, 1994 and Second Amendment dated April 20,
                1994.
10.34(10)       Third Amendment dated as of June 20, 1994 to Asset Purchase Agreement of
                April 1, 1994 between Di Giorgio Corporation, Fleming Foods East, Inc. and
                Fleming Companies, Inc.
10.35(11)       Amendment No. 5 dated November 15, 1994 to Credit Agreement dated as of
                February 10, 1993.
10.36(11)       Waiver and Amendment No. 6 dated as of March 3, 1995 to Credit Agreement dated as of February 10, 1993.
10.37(11)       Sublease Agreement dated June 20, 1994 between Fleming Foods East Inc.
                (landlord) and Di Giorgio Corporation (tenant) relating to facilities located in Woodbridge, New Jersey.
10.38(12)       Amendment No. 7 dated September 30, 1995 to Credit Agreement dated as of
                February 10, 1993
10.39(14)       Amendment No. 8, dated as of September 26, 1996 to Credit Agreement dated as of February 10, 1993
10.40(15)       Amendment No. 9, dated as of May 23, 1997 to Credit Agreement dated as
                February 10, 1993
10.41(15)       Amendment No. 10, dated as of June 11, 1997 to Credit Agreement dated as of
                February 10, 1993
12.1(15)        Statement Regarding Computation of Ratio of Earnings to Fixed Charges.
21(1)           Subsidiaries of the Registrant
23.1(16)        Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as Exhibit
                5)
23.2            Consent of Deloitte & Touche LLP
24              Powers of Attorney (included as part of the signature page hereof).
25              Statement of Eligibility of The Bank of New York on Form T-1.


---------------
  +  Compensation plans and arrangements of executives and others.

 (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (File No. 33-53886) filed with the Commission on October 28, 1992.

 (2) Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 33-53886) filed with the Commission on January 11, 1993.

 (3) Incorporated by reference to Amendment No. 3 to the Company's Registration Statement on Form S-1 (File No. 33-53886) filed with the Commission on February 1, 1993.

 (4) Incorporated by reference to the Company's Quarterly Report on Form 10-Q (File No. 1-1790) filed with the Commission on August 16, 1993.

 (5) Incorporated by reference to the Company's Quarterly Report on Form 10-Q (File No. 1-1790) filed with the Commission on November 12, 1993.

 (6) Incorporated by reference to the Registration Statement on Form S-4 of White Rose Foods, Inc. (File No. 33-72284) filed with the Commission on November 24, 1993.

 (7) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended January 1, 1994 (File 1-1790).

 (8) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for quarter ended April 2, 1994 (File 1-1790).

 (9) Incorporated by reference to the Company's Current Report on Form 8-K dated April 25, 1994 (File 1-1790).

(10) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for quarter ended July 2, 1994 (File 1-1790).

(11) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (File 1-1790).

(12) Incorporated by reference to the Quarterly Report on Form 10-Q of White Rose Foods, Inc. for the quarter ended September 30, 1995 (File 33-72284).

(13) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 30, 1995 (File 1-1790).

(14) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 28, 1996 (File 1-1790).

(15) Previously filed as an Exhibit to Registration Statement No. 333-30557 on Form S-4 filed with the Securities and Exchange Commission on July 1, 1997.


(16) Previously filed as an Exhibit to Amendment No. 1 to Registration Statement No. 333-30557 on Form S-4 filed with the Securities and Exchange Commission July 16, 1997.


     (b) FINANCIAL STATEMENTS SCHEDULE

     Financial Statement Schedule for each of the three years in the period ended December 28, 1996.

ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

        (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment Number 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Carteret, New Jersey on August 29, 1997.


                                          DI GIORGIO CORPORATION

                                          By:    /s/ ARTHUR M. GOLDBERG
                                            ------------------------------------
                                               Arthur M. Goldberg, Chairman,
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment Number 2 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



               SIGNATURE                               TITLE                       DATE
----------------------------------------  --------------------------------  -------------------

         /s/ ARTHUR M. GOLDBERG           Chairman, President and Chief         August 29, 1997
----------------------------------------    Executive Officer (Principal
           Arthur M. Goldberg               Executive Officer)

                   *                      Director                              August 29, 1997
----------------------------------------
           Jerold E. Glassman

                   *                      Director                              August 29, 1997
----------------------------------------
            Emil W. Solimine
                   *                      Director                              August 29, 1997
----------------------------------------
           Charles C. Carella

                   *                      Director                              August 29, 1997
----------------------------------------
          Jane Scaccetti Fumo

          /s/ RICHARD B. NEFF             Executive Vice President and          August 29, 1997
----------------------------------------    Chief Financial Officer
            Richard B. Neff                 (Principal Financial and
                                            Accounting Officer); Director

                   *                      Executive Vice President and          August 29, 1997
----------------------------------------    Director
           Stephen R. Bokser


*By:    /s/ RICHARD B. NEFF
     ----------------------------
           Richard B. Neff
           Attorney-in-fact

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Di Giorgio Corporation
Carteret, New Jersey

     We have audited the consolidated financial statements of Di Giorgio Corporation and subsidiaries (the "Company") as of December 30, 1995 and December 28, 1996, and for each of the three years in the period ended December 28, 1996, and have issued our report thereon dated February 21, 1997 (June 20, 1997 as to Notes 1 and 18) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 21, 1997
(June 20, 1997 as to Notes 1 and 18)

                    DI GIORGIO CORPORATION AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

COLUMN A                            COLUMN B       COLUMN C       ADDITIONS      COLUMN D         COLUMN E
----------------------------------------------------------------------------------------------------------
                                                                                                  BALANCE
                                    BALANCE AT     CHARGED TO     CHARGED TO                       AT END
                                    BEGINNING      COSTS AND        OTHER                            OF
           DESCRIPTION              OF PERIOD       EXPENSES       ACCOUNTS      DEDUCTIONS        PERIOD
----------------------------------  ----------     ----------     ----------     ----------       --------
                                                                (IN THOUSANDS)
Allowance for doubtful accounts
  for the period ended:
  December 31, 1994...............    $3,985         $2,100          $500(2)      $ (2,741)(1)     $3,844
  December 30, 1995...............     3,844          2,100            --           (2,003)(1)      3,941
  December 28, 1996...............     3,941          1,850            63(2)        (1,543)(1)      4,311

---------------
(1) Accounts written off during the year.

(2) Transfers from other accounts.

                                 EXHIBIT INDEX


                                                                                       SEQUENTIALLY
                                                                                         NUMBERED
EXHIBIT NO.                                 DESCRIPTION                                    PAGE
-----------   -----------------------------------------------------------------------  ------------
 1.1*         Purchase Agreement among Di Giorgio Corporation, Merrill Lynch & Co.,
              Merrill Lynch, Pierce, Fenner & Smith Incorporated and BT Securities
              Corporation............................................................
 2.1*         Certificate of Ownership and Merger merging White Rose Foods, Inc. with and into DiGiorgio Corporation.........................................
 4.1*         Indenture between Di Giorgio Corporation and The Bank of New York, as
              Trustee, including the form of Note....................................
 4.2*         Registration Rights Agreement among Di Giorgio Corporation, Merrill
              Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and BT
              Securities Corporation.................................................
 4.4*         Supplemental Indenture, dated June 9, 1997 between Di Giorgio
              Corporation and the Bank of New York, as Trustee.......................
 5*           Opinion of Morgan, Lewis & Bockius LLP regarding the validity of the
              Notes..................................................................
10.5*         Second Amended and Restated Employment Agreement dated as of June 30,
              1997 between the Company and Stephen R. Bokser.........................
10.40*        Amendment No. 9, dated as of May 23, 1997 to Credit Agreement dated as
              February 10, 1993......................................................
10.41*        Amendment No. 10, dated as of June 11, 1997 to Credit Agreement dated as of February 10, 1993................................................
12.1**        Statement Regarding Computation of Ratio of Earnings to Fixed
              Charges................................................................
23.1*         Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as
              Exhibit 5).............................................................
23.2          Consent of Deloitte & Touche LLP.......................................
24*           Powers of Attorney (included as part of the signature page hereof).....
25**          Statement of Eligibility of The Bank of New York on Form T-1...........


---------------
 * Previously filed


** Previously filed and refiled herewith